UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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Salesforce, Inc.
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Letter from our Chair and Chief Executive Officer

April 27, 2023

Dear Fellow Stockholders,

We delivered on our commitments for a strong Q4 and full year as we continued to transform our company for profitable growth. We’re moving aggressively across all four fronts of our transformation plan—short-term and long-term restructuring of the company; improving productivity and performance; prioritizing our core innovations; and building a deeper and even stronger relationship with our stockholders. With our Customer 360, built on our new Data Cloud and next-generation, AI-powered platform, we’re delivering customer success to the most prominent businesses in the world. At the same time, we’ve taken meaningful steps to ensure accountability to our stockholders, including changes to Board and committee composition and leadership, our executive compensation program, and our stockholder engagement program. We couldn’t be more excited about the future, as we continue to make Salesforce one of the largest and most profitable software companies in the world.

Accordingly, we would like to invite you to attend the 2023 Annual Meeting of Stockholders of Salesforce, Inc. on Thursday, June 8, 2023 at 11:00 a.m. Pacific Time. This year, building on the success of recent years, we are continuing to use a virtual meeting format for our annual meeting to provide a consistent experience to all stockholders regardless of location and to reduce the environmental impact of our meeting. We will provide a live audio webcast of the annual meeting at www.virtualshareholdermeeting.com/CRM2023.

At this year’s meeting, we will vote on the election of directors, an amendment and restatement of our 2013 Equity Incentive Plan, and the ratification of the selection of Ernst & Young LLP as Salesforce’s independent registered public accounting firm. We will also conduct a nonbinding advisory vote to approve the compensation of Salesforce’s named executive officers and a nonbinding advisory vote on the frequency of holding future advisory votes to approve executive compensation. If properly presented at the meeting, we will also consider two stockholder proposals as described in the Notice of 2023 Annual Meeting of Stockholders and Proxy Statement. Finally, we will transact such other business as may properly come before the meeting, and stockholders will have an opportunity to ask questions.

Your vote is important. Whether or not you plan to participate in the annual meeting, please vote as soon as possible. You may vote over the Internet or, if you requested printed copies of the proxy materials be mailed to you, by telephone or by mailing a completed proxy card or voting instruction form. Your vote by proxy will ensure your representation at the annual meeting regardless of whether you participate in the meeting. Details regarding the annual meeting and the business to be conducted are described in the accompanying Notice of 2023 Annual Meeting of Stockholders and Proxy Statement.

Thank you for your trust and ongoing support of Salesforce.

Marc Benioff Chair of the Board of Directors Chief Executive Officer

Letter from our Lead Independent Director

April 27, 2023

Dear Fellow Stockholders,

As Lead Independent Director of the Board of Directors, I thank you for your investment in Salesforce and for the confidence and trust you have placed in our Board to oversee and advance your interests in the company and its long-term success. As Salesforce advances its mission to bring companies and their customers together in a whole new way—developing technologies, partnerships and communities that help transform businesses around their customers—our directors and management team are focused on ensuring continued execution and innovation.

We approach the 2023 Annual Meeting of Stockholders following a transformational year for our company. Accordingly, I would like to share an update on the important work our Board has done over the last year:

Continued Commitment to Thoughtful Refreshment of the Board, its Leadership and its Committees

As part of Salesforce’s commitment to forward-looking and best-in-class corporate governance, we have made significant enhancements to the leadership structure and composition of the Board. On a personal note, I am honored to have been selected by the independent members of the Board as Lead Independent Director in September 2022, succeeding Sanford Robertson, who has been an incredible and inspiring partner for years. Since then, I have partnered closely with my fellow Board members, our Chair and CEO, Marc Benioff, and our talented management team to accelerate the work already underway to drive compelling profitable growth, greater efficiency and operational excellence as we transform the business. I want to express the Board’s appreciation for Marc and the rest of our management team for their tireless work leading the company through this challenging year.

As Lead Independent Director, I recognize that thoughtful and ongoing attention to Board composition is an important part of my role—and that of the Nominating and Corporate Governance Committee—as we seek to ensure an appropriate mix of skills and experiences, balance new perspectives with important institutional knowledge, and maintain a strong board culture of engagement, reflection and action.

To that end, the Board has appointed five new outside directors in the past 18 months, including, most recently, Arnold Donald, former President and Chief Executive Officer of Carnival Corporation, Sachin Mehra, Chief Financial Officer of Mastercard, and Mason Morfit, Chief Executive Officer and Chief Investment Officer of ValueAct Capital, who each joined the Board on March 1, 2023. On behalf of the Board, I also express our appreciation for the contributions of our outgoing directors, executive Bret Taylor (who left Salesforce in January 2023 to start a new AI venture) and independent directors Sanford Robertson and Alan Hassenfeld, whose terms will end at the 2023 Annual Meeting.

Beyond enhancing the composition of our Board, we have significantly refreshed our Board’s committees. In order to align with Salesforce’s key strategic and business priorities, we formed a new Business Transformation Committee to oversee the comprehensive operating and go-to-market review and related transformation that the company is undergoing to advance our profitable growth framework, and we eliminated the Mergers & Acquisitions and Real Estate committees. We have also updated the composition of our key committees.

Enhanced Capital Allocation Framework

As part of Salesforce’s commitment to our stockholders, the Board oversaw a substantial change to the company’s capital allocation framework. In August 2022, the Board authorized Salesforce’s first-ever share repurchase program and substantially expanded that authorization in February 2023. The company returned a significant amount of capital to our stockholders through share repurchases through the end of fiscal year 2023.

Continued Dialogue and Meaningful Engagement With Stockholders

We are fortunate to have investors who regularly engage with the company and share their valuable perspectives on what we are doing well and how we can continue to improve. As part of our robust outreach and engagement program, we spoke with many of our investors throughout the year, and I personally participated in many of these investor meetings since being named Lead Independent Director. We appreciate the insights that our stockholders have shared with us on topics ranging from the company’s business and strategy to Board composition to corporate governance and sustainability matters, and we will continue to value hearing your views as we move forward.

Our Board remains committed to overseeing long-term value creation for our stockholders and guiding the company’s execution of its profitable growth strategy. On behalf of all of our directors, I join Marc in expressing my appreciation for your ongoing support and for continuing to be a part of Salesforce’s exciting journey.

Robin Washington Lead Independent Director

Salesforce, Inc.

415 Mission Street

3rd Floor

San Francisco, California 94105

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

To be held Thursday, June 8, 2023

TO THE STOCKHOLDERS OF SALESFORCE, INC.:

NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Salesforce, Inc., a Delaware corporation (“Salesforce”), will be held on Thursday, June 8, 2023 at 11:00 a.m. Pacific Time.

This year’s meeting is a virtual stockholder meeting conducted exclusively via a live audio webcast at www.virtualshareholdermeeting.com/CRM2023.

The items of business are:

1.

To elect Marc Benioff, Laura Alber, Craig Conway, Arnold Donald, Parker Harris, Neelie Kroes, Sachin Mehra, Mason Morfit, Oscar Munoz, John V. Roos, Robin Washington, Maynard Webb and Susan Wojcicki to serve as directors;

2.	To amend and restate our 2013 Equity Incentive Plan to increase the number of shares reserved for issuance by 10 million shares;

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024;

4.	To approve, on an advisory basis, the fiscal 2023 compensation of our named executive officers;

5.	To conduct an advisory vote on the frequency of holding future advisory votes to approve executive compensation; and

6.	To consider and act upon two stockholder proposals described in the Proxy Statement, if properly presented at the meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. We also will transact any other business that may properly come before the Annual Meeting. At this time we are not aware of any such additional matters.

Stockholders of record at the close of business on April 14, 2023 are entitled to receive notice of, and to vote at, the Annual Meeting as well as any and all adjournments, continuations or postponements thereof.

In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Annual Meeting, the meeting chair or secretary will convene the meeting at 12:00 p.m. Pacific Time on the date specified above and at the Company’s address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement on the Investors page of Salesforce’s website at investor.salesforce.com.

This Notice, the Notice of Internet Availability of Proxy Materials, the Proxy Statement and the 2023 Annual Report are first being made available to stockholders on April 27, 2023.

On behalf of the Board of Directors,

Sarah Dods

Secretary

San Francisco, California

April 27, 2023

WHETHER OR NOT YOU EXPECT TO PARTICIPATE IN THE VIRTUAL ANNUAL MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. YOU MAY VOTE ONLINE OR, IF YOU REQUESTED PRINTED COPIES OF THE PROXY MATERIALS, BY TELEPHONE OR BY USING THE PROXY CARD OR VOTING INSTRUCTION FORM PROVIDED WITH THE PRINTED PROXY MATERIALS.

PROXY STATEMENT FOR

2023 ANNUAL MEETING OF STOCKHOLDERS

TABLE OF CONTENTS (CONTINUED)

NOTE ABOUT FORWARD-LOOKING STATEMENTS

Note About Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as anticipates, believes, expects, future, intends and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2023 Annual Report on Form 10-K.

Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting of Stockholders to Be Held on June 8, 2023. The Proxy Statement and Annual Report for the fiscal year ended January 31, 2023 are available at www.proxyvote.com.

ABOUT THE ANNUAL MEETING

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Salesforce, Inc. (the “Board”) is soliciting your vote at Salesforce’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”). Unless otherwise indicated, references in this Proxy Statement to “Salesforce,” “we,” “us,” “our” and the “Company” refer to Salesforce, Inc.

When and where will the Annual Meeting take place?

The Annual Meeting will take place on Thursday, June 8, 2023 at 11:00 a.m. Pacific Time. The Annual Meeting will occur as a virtual meeting conducted exclusively via a live audio webcast at www.virtualshareholdermeeting.com/CRM2023.

Why are you holding a virtual Annual Meeting?

We are utilizing a virtual meeting format for our Annual Meeting to provide a consistent experience to all stockholders regardless of geographic location. We believe this is an important step both to enhance stockholder access and engagement and to reduce the environmental impact of our Annual Meeting. In structuring our virtual Annual Meeting, our goal is to enhance rather than constrain stockholder participation in the meeting, and we have designed the meeting to provide stockholders with the same rights and opportunities to participate as they would have at an in-person meeting.

Where can I access the proxy materials?

Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials primarily over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) has been mailed (or, if requested, emailed) to our stockholders owning our stock as of the record date, April 14, 2023. Our proxy materials were mailed to those stockholders who have asked to receive paper copies. Instructions on how to access the proxy materials over the Internet, receive our proxy materials via email or request a printed copy by mail may be found in the Internet Notice.

By accessing the proxy materials on the Internet or choosing to receive your future proxy materials by email, you will reduce the cost of printing and mailing documents to you and will reduce the impact of the Annual Meeting on the environment. If you choose to receive future proxy materials by email, and you are a Salesforce stockholder as of the record date for next year’s annual meeting, you will receive an email next year with instructions containing a link to those materials. If you choose to receive future proxy materials by mail, you will receive a paper copy of those materials, including a form of proxy or voting instruction form. Your election to receive proxy materials by mail or email will remain in effect until you notify us that you are terminating such election.

How many votes do I have?

All of our stockholders have one vote for every share of Salesforce common stock owned as of our record date of April 14, 2023.

2023 Proxy Statement	1

ABOUT THE ANNUAL MEETING (CONTINUED)

What will I be voting on?

Stockholders will be asked to vote on the following matters at the Annual Meeting:

Management Proposals	Board’s Recommendation	Page References

1. To elect Marc Benioff, Laura Alber, Craig Conway, Arnold Donald, Parker Harris, Neelie Kroes, Sachin Mehra, Mason Morfit, Oscar Munoz, John V. Roos, Robin Washington, Maynard Webb and Susan Wojcicki to serve as directors.	FOR	78

2. To amend and restate our 2013 Equity Incentive Plan to increase the number of shares reserved for issuance by 10 million shares.	FOR	79

3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024.	FOR	92

4. To approve, on an advisory basis, the fiscal 2023 compensation of our named executive officers.	FOR	94

5. To conduct an advisory vote on the frequency of holding future advisory votes to approve executive compensation.	ONE YEAR	95

Stockholder Proposals

6. To consider a stockholder proposal requesting a policy to require the Chair of the Board be an independent member of the Board and not a former CEO of the Company, if properly presented at the meeting.	AGAINST	96

7. To consider a stockholder proposal requesting a policy to forbid all Company directors from sitting on any other boards, if properly presented at the meeting.	AGAINST	100

We will also transact any other business that may properly come before the Annual Meeting, although we are not aware of any such business as of the date of this Proxy Statement.

How do I vote in advance of the virtual Annual Meeting?

If you are a stockholder of record, you may cast your vote in advance of the meeting in any of the following ways:

Internet

Visit www.proxyvote.com and follow the instructions on your proxy card or Internet Notice.

Phone

Call 1-800-690-6903 and follow the instructions provided in the recorded message (if you received paper copies of the proxy materials).

Mail

Return your completed and signed proxy card in the enclosed postage-prepaid envelope.

If you are a stockholder who holds shares through a brokerage firm, bank, trust or other similar organization (that is, in “street name”), please refer to the instructions from the broker or organization holding your shares.

2	2023 Proxy Statement

ABOUT THE ANNUAL MEETING (CONTINUED)

How do I participate in the virtual Annual Meeting?

You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on April 14, 2023, the record date, or hold a valid proxy for the meeting. To participate in the virtual meeting, including to vote, ask questions and to view the list of registered stockholders as of the record date during the meeting, you must access the meeting website at www.virtualshareholdermeeting.com/CRM2023, enter the 16-digit control number found on your Internet Notice, proxy card or voting instruction form, and follow the instructions on the website. If your shares are held in street name and your voting instruction form or Internet Notice indicates that you may vote those shares through www.proxyvote.com, then you may access, participate in and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Internet Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting. The meeting webcast will begin promptly at 11:00 a.m. Pacific Time. Online check-in will begin approximately 15 minutes before then and we encourage you to allow ample time for check-in procedures. If you experience technical difficulties during the check-in process or during the meeting, information for live technical support can be found at the meeting website at www.virtualshareholdermeeting.com/CRM2023.

We will endeavor to answer as many stockholder-submitted questions that comply with the meeting rules of conduct as time permits. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. We will also post a recording of the meeting on our investor relations website, which will be available for replay for 60 days following the meeting.

Regardless of whether you plan to participate in the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Accordingly, we encourage you to vote in advance of the Annual Meeting by one of the methods indicated above.

Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which stockholders can view during the meeting on the meeting website.

2023 Proxy Statement	3

FISCAL YEAR 2023 IN REVIEW

FISCAL YEAR 2023 IN REVIEW

Business Overview

Salesforce is a global leader in customer relationship management (“CRM”) technology that brings companies and their customers together. Founded in 1999, we enable companies of every size and industry to take advantage of powerful technologies to connect to their customers in a whole new way and help them transform their businesses around the customer in this digital-first world.

Our Customer 360 platform unites sales, service, marketing, commerce and IT teams by connecting customer data across systems, apps and devices to create a complete view of customers. With this single source of customer truth, teams can be more responsive, productive and efficient, deliver intelligent, personalized experiences across every channel and increase productivity. With Slack, we provide a digital headquarters where companies, employees, governments and stakeholders can collaborate to create success from anywhere.

Salesforce is committed to a core set of values: trust, customer success, innovation, equality and sustainability. Foremost among these is trust, which is the foundation for everything we do. Our customers trust our technology to deliver the highest levels of security, privacy, performance, compliance and availability at scale. Customer success is at the core of our business and we align the entire company around our customers’ needs to ensure their success and prove our value. We believe in continuous innovation, enabling our customers to access the latest technology advances so they can innovate and stay ahead in their industries. Equality is a core tenet of how we run our business. We value the equality of every individual at our company and in our communities. We believe that creating a diverse workplace that reflects the communities we serve and fostering an inclusive culture where everyone feels seen, heard and valued makes us a better company. Finally, we believe the world is in a climate crisis and that sustainability, including bold climate action, is the only way forward. We are committed to ambitious climate leadership solutions, and we’re bringing the full power of Salesforce to help organizations achieve net zero emissions.

Financial Highlights

At Salesforce, we believe in doing good and doing well. Together with our employees, partners and customers, we’ve been able to realize impressive business growth and success while staying true to the core values we’ve had since day one.

In fiscal 2023, we achieved significant business and financial results, including:

•	Revenue. Fiscal 2023 revenue was $31.4 billion, an increase of 18% year-over-year.

•

Earnings per Share.    Fiscal 2023 diluted earnings per share was $0.21 as compared to diluted earnings per share of $1.48 from a year ago. The fiscal 2023 results reflect the impact of the Company’s restructuring initiatives.

•	Cash. Cash provided by operations for fiscal 2023 was $7.1 billion, an increase of 19% year-over-year. Total cash, cash equivalents and marketable securities as of January 31, 2023 was $12.5 billion.

•

Remaining Performance Obligation.    Total remaining performance obligation as of January 31, 2023 was approximately $48.6 billion, an increase of 11% year-over-year. Current remaining performance obligation as of January 31, 2023 was approximately $24.6 billion, an increase of 12% year-over-year.

•

New Share Repurchase Program.    Authorized our first ever share repurchase program in fiscal 2023, returning $4.0 billion to stockholders during the fiscal year. Our Board subsequently authorized an increase to our share repurchase program from $10 billion to $20 billion.

4	2023 Proxy Statement

FISCAL YEAR 2023 IN REVIEW (CONTINUED)

Corporate Responsibility

Environmental, Social and Governance (ESG)

We believe the business of business is to make the world a better place for all of our stakeholders, including stockholders, customers, employees, partners, the planet and the communities in which we work and live. All of these goals align with our long-term growth strategy and financial and operational priorities. To that end, Salesforce is committed to transparent environmental, social and governance (“ESG”) disclosures and maintaining programs that support the success of these initiatives.

Human Capital Management

Salesforce is committed to a core set of values: trust, customer success, innovation, equality and sustainability. These core values are the foundation of our company culture, which we believe is fundamental to, and a competitive advantage in, our approach to managing our workforce. We believe our company culture fosters open dialogue, collaboration, recognition and a sense of family, all of which allow us to attract and retain the best talent, which is critical for our continued success.

We believe our efforts in managing our workforce have been effective. Our focus on our workplace environment and a strong company culture has led to recognition across the globe, as evidenced by the following awards: Fortune World’s Most Admired Companies (2022 and for the eighth year in a row), Fortune 100 Best Companies to Work For (2022 and for the 13th year in a row), Human Rights Campaign Best Places to Work for LGBTQ Equality (2022) and Glassdoor Employees’ Choice Best Place to Work in Canada, France, Germany, the United Kingdom and the United States (2022).

As of January 31, 2023, we had 79,390 employees, of which approximately 52 percent were located in the United States and 48 percent were located internationally and approximately 36 percent identified as women, 63 percent identified as men and less than 0.2 percent identified as non-binary. The total employee number above includes the individuals impacted by our restructuring plan announced on January 4, 2023, which includes a reduction of our workforce by approximately 10 percent.

2023 Proxy Statement	5

FISCAL YEAR 2023 IN REVIEW (CONTINUED)

Year-Round Stockholder Engagement

Salesforce has a history of actively engaging with and listening to our stockholders. In addition to our Annual Meeting each year, we regularly provide stockholders with opportunities to deliver feedback through an extensive, year-round stockholder engagement program. Our Investor Relations team regularly meets with investors, prospective investors and investment analysts. Meetings can include participation by our Chief Executive Officer, Chief Financial Officer or other business leaders, as well as our Lead Independent Director or other members of the Board as appropriate, and are often focused on company performance, technology initiatives and Company strategy. Members of our Employee Success (human resources), Governance, Sustainability and Equality teams also participate regularly in meetings with our stockholders. Our head of Investor Relations regularly communicates topics discussed and stockholder feedback to senior management and the Board for consideration in their decision-making.

Below are some of the fiscal 2023 stockholder engagement program elements:

In fiscal 2023, we meaningfully enhanced our stockholder engagement program and engaged in dialogue with holders of more than 60% of our shares outstanding. We engaged with 90% of our top 20 investors (not including Mr. Benioff, our Chair and Chief Executive Officer), which represent approximately 34% of our total shares outstanding. We solicited feedback from and engaged with investors on various topics, including:

•   corporate governance practices, including Board and committee composition and structure;

•   company performance;

•   succession planning and CEO structure;

•   executive and director compensation;

•   human capital management, including diversity and inclusion and gender pay equity;

•   sustainability initiatives; and

•   stockholder proposals.

Since our last proxy statement, we have made a number of enhancements to our governance practices in response to stockholder feedback, including:

•   refreshing the membership of our Board with the appointment of three new independent directors, effective March 2023;

•   appointing a new Lead Independent Director;

•   expanding the duties of our Lead Independent Director;

•   dissolving our Mergers and Acquisitions Committee and Real Estate Committee;

•   forming a Business Transformation Committee; and

•   restructuring our PRSU program for NEOs, effective FY24.

In recent years, we’ve also eliminated supermajority voting provisions from our governance documents, implemented a special meeting right for stockholders, implemented a proxy access right for stockholders, enhanced our ESG disclosures, added multi-year comparisons to our Annual Equality Update, and tied a portion of senior executive compensation to ESG measures.

6	2023 Proxy Statement

FISCAL YEAR 2023 IN REVIEW (CONTINUED)

Board and Governance Best Practices

Salesforce is governed by a Board consisting of a highly experienced, qualified and diverse group of directors. All of our director nominees, other than Marc Benioff, our Chair and Chief Executive Officer, Parker Harris, our Chief Technology Officer and Co-Founder, and Oscar Munoz, a former member of our Global Advisory Board, are independent within the meaning of the listing standards of the New York Stock Exchange (the “NYSE”), as currently in effect. The figures below highlight the independence, tenure and diversity of our director nominees.

(1) Director tenure is measured by completed years of service from the initial month of service through the filing of the Company’s annual Proxy Statement.

In addition to a well-balanced and independent Board, we are committed to a corporate governance structure that promotes long-term stockholder value creation through a sound leadership structure and that provides our stockholders with both the opportunity to provide direct feedback and key substantive rights to promote accountability.

Corporate Governance Best Practices

✓ Board Nominees Composed of Approximately 77% Independent Directors

✓  Commitment to Board Refreshment, with Three New Directors Effective March 2023 and Five New Directors Appointed in the Past 18 Months

✓ Lead Independent Director with Expansive Duties

✓ Annual Election of Directors

✓ Majority Voting for Directors in Uncontested Elections

✓ Proxy Access Right on Market Terms

✓ Rigorous Director Selection and Evaluation Process

✓ Limit on Outside Directorships

✓  Stockholder Ability to Request Special Meetings
at 15% Threshold

✓ No Supermajority Voting Provisions in Certificate of Incorporation or Bylaws

✓ Fully Independent Audit, Compensation and Governance Committees

✓  Comprehensive Strategy, Risk, Operating and ESG Oversight by Full Board and Committees

✓ Annual Board and Committee Self-Evaluations

✓  Active Engagement with Stockholders of a Majority of Our Outstanding Shares in Fiscal 2023

✓ Stock Ownership Policy for Directors and Executive Officers

✓  Diverse Board in Terms of Gender, Race, Experience, Skills and Tenure

✓ Regular Executive Sessions of Non-Management Directors

2023 Proxy Statement	7

DIRECTORS AND CORPORATE GOVERNANCE

DIRECTORS AND CORPORATE GOVERNANCE

Board Nominees

Salesforce has a Board of highly experienced directors who have led, advised and established many of the premier companies in Silicon Valley and other leading global organizations. Our Board has taken a thoughtful approach to board composition so that our directors have backgrounds that collectively add significant value to the strategic decisions made by the Company and that enable them to provide oversight of management and accountability to our stockholders. Our directors have extensive backgrounds as entrepreneurs, technologists, operational and financial experts, investors, executives of global enterprises, advisors and government leaders. In addition, we have worked hard to strike a good balance between long-term understanding of our business and fresh external perspectives, as well as to have a diversity of backgrounds and perspectives within the boardroom.

The following table sets forth the names, ages and certain other information for each of our director nominees, as well as the membership of our standing committees that are expected to take effect following the Annual Meeting if all of the director nominees are elected.

Directors & Occupation(1)	Age	Director Since	Independent	Audit	Compensation	Governance	Cybersecurity & Privacy	Business Transformation

Marc Benioff Chair, Chief Executive Officer & Co-Founder	58	1999

Laura Alber President & Chief Executive Officer, Williams-Sonoma	54	2021	✓			M

Craig Conway Former President & Chief Executive Officer, PeopleSoft	68	2005	✓		M			M

Arnold Donald Former President & Chief Executive Officer, Carnival Corporation	68	2023	✓	M		M

Parker Harris Chief Technology Officer & Co-Founder	56	2018					M

Neelie Kroes Former Vice President of the European Commission	81	2016	✓		M		C

Sachin Mehra (FE) Chief Financial Officer, Mastercard	52	2023	✓	M

Mason Morfit Chief Executive Officer & Chief Investment Officer, ValueAct Capital	47	2023	✓					M

Oscar Munoz Former Executive Chairman & Chief Executive Officer, United Airlines	64	2022						C

John V. Roos Former U.S. Ambassador to Japan; Co-Founder, Geodesic Capital	68	2013	✓		C	M

Robin Washington (L)(FE) Former EVP & Chief Financial Officer, Gilead Sciences	60	2013	✓	C(2)		C(3)		M

Maynard Webb Founder, Webb Investment Network	67	2006	✓				M	M

Susan Wojcicki Former Chief Executive Officer, Youtube	54	2014	✓				M

Legend: L = Lead Independent Director; FE = Financial Expert; C = Chair; M = Member

(1)

Sanford Robertson and Alan Hassenfeld, each of whom is a member of the Board as of the date of this Proxy Statement, are not standing for reelection as directors and will retire from the Board, effective as of the Annual Meeting.

(2)	The Board is evaluating the succession plan for the Chair of the Audit Committee.
(3)

As of the date of this Proxy Statement, Mr. Robertson serves as Chair of the Governance Committee. Per the Company’s Corporate Governance Guidelines, due to her position as Lead Independent Director, Ms. Washington is expected to succeed Mr. Robertson as Chair upon his retirement from the Board, effective as of the Annual Meeting.

8	2023 Proxy Statement

DIRECTORS AND CORPORATE GOVERNANCE (CONTINUED)

Director Experience and Qualifications

The matrix below summarizes what our Board believes are desirable types of experience, qualifications, attributes and skills possessed by Salesforce’s director nominees because of their particular relevance to the Company’s business and strategy. While all of these were considered by the Board in connection with this year’s director nomination process, the following matrix does not encompass all experience, qualifications, attributes or skills of our director nominees.

Profitable/sustainable growth strategies	✓	✓	✓	✓	✓	✓		✓	✓	✓	✓	✓	✓
Operational efficiency and costs discipline	✓	✓	✓		✓	✓		✓	✓	✓	✓	✓	✓
Capital allocation	✓	✓	✓		✓	✓			✓	✓	✓	✓	✓
Sales and distribution leadership	✓	✓							✓	✓	✓
Marketing and brand building leadership	✓	✓	✓			✓			✓	✓	✓
International operations or relations leadership	✓	✓	✓	✓	✓	✓	✓		✓	✓	✓	✓
Cybersecurity or data privacy			✓		✓	✓	✓	✓	✓			✓
Financial statements and accounting	✓	✓	✓		✓				✓	✓	✓	✓	✓

Significant technical, advisory, or business experience in software industry	✓	✓	✓	✓	✓	✓	✓	✓					✓
Cloud computing infrastructure implementation, strategy, or advisory work	✓	✓	✓	✓	✓	✓		✓
Senior executive leadership at a public company or other large organization	✓	✓	✓		✓	✓	✓	✓	✓	✓	✓	✓
Government/regulatory experience				✓	✓	✓	✓			✓	✓	✓
Former/current director of another public company	✓	✓	✓	✓	✓	✓	✓		✓	✓	✓		✓
Long-term succession planning or executive leadership transitions		✓	✓	✓	✓	✓		✓	✓	✓	✓		✓

Gender diversity					✓	✓	✓		✓
Racial/ethnic diversity					✓					✓	✓	✓
Tenure	24	17	16	9	9	8	6	4	1	1	0	0	0

	>10 Years			6 – 10 Years				0 – 5 Years

2023 Proxy Statement	9

DIRECTORS AND CORPORATE GOVERNANCE (CONTINUED)

Biographies of Our Director Nominees

Set forth below are the names and certain information about our director nominees, all of whom are currently members of our Board. All director nominees were elected by stockholders at the 2022 Annual Meeting of Stockholders, except for Arnold Donald, Sachin Mehra and Mason Morfit, each of whom was appointed by the Board effective March 1, 2023. There are no family relationships among any of our directors or executive officers. Our directors serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified, subject to earlier resignation or removal. Please see Proposal 1 in this Proxy Statement for more information about the election of our directors.

Marc Benioff Chair, Chief Executive Officer & Co-Founder Age: 58 Director Since: 1999

Qualifications and Expertise Provided to Our Board

•   Vision and status as one of our founders and a pioneer of cloud computing (named Innovator of the Decade by Forbes), as well as his tenure as our Chief Executive Officer and Chair of the Board, together providing unique and invaluable experience to our Board

•   Experience in sales, marketing and product development in the technology industry, and deep knowledge of Salesforce’s customer base and product line

•   Leadership in growing Salesforce into the #1 provider of CRM software globally (recognized as one of the World’s 50 Greatest Leaders by Fortune and 10 Best-Performing CEOs by Harvard Business Review)

Professional Experience

•   Chair of the Board, Chief Executive Officer (since 2001) and Co-Founder of Salesforce

•   Member of the World Economic Forum (WEF) Board of Trustees, serving as the inaugural chair of WEF’s Forum Center for the Fourth Industrial Revolution in San Francisco

•   Currently serves as Chair of the Salesforce Foundation and on the University of Southern California Board of Trustees

Other Public Company Directorships

Current

•   N/A

Former (within the past ten years)

•   Director, Cisco Systems (2012 – 2014)

Education

•   B.S. in Business Administration from the University of Southern California

10	2023 Proxy Statement

DIRECTORS AND CORPORATE GOVERNANCE (CONTINUED)

Laura Alber President & CEO, Williams-Sonoma, Inc. Age: 54 Director Since: 2021 Committees: • Nominating & Corporate Governance

Qualifications and Expertise Provided to Our Board

•   Extensive background in business management, digital commerce, and global branding, with a deep understanding of how to use technology to drive innovation and growth

•   Experience implementing profitable growth strategies and business integrations, including expansion into global markets at a company with a portfolio of multi-channel brands

•   Experience in talent development and succession planning, including successful founder-led leadership transitions

•   Corporate governance experience at global, public companies through service on the boards of Williams Sonoma, Fitbit, Inc., and RealD Inc.

Professional Experience

•   President (since 2006), Chief Executive Officer and Director (since 2010) at Williams-Sonoma, Inc., a consumer retail company

•   Currently serves on the University of Pennsylvania Board of Trustees

Other Public Company Directorships

Current

•   Director, Williams Sonoma (since 2010)

Former (within the past ten years)

•   Director, Fitbit, Inc. (2016 – 2021)

•   Director, RealD Inc. (2013 – 2015)

Education

•   B.A. in Psychology from the University of Pennsylvania

2023 Proxy Statement	11

DIRECTORS AND CORPORATE GOVERNANCE (CONTINUED)

Craig Conway Former President & CEO, PeopleSoft, Inc. Age: 68 Director Since: 2005 Committees: • Compensation • Business Transformation

Qualifications and Expertise Provided to Our Board

•   Extensive background leading technology and software companies, including as president and chief executive officer of three high-growth technology companies

•   Significant public company board and corporate governance experience, including on the boards of technology and software companies such as Nutanix, Inc., Guidewire Software, and Advanced Micro Devices, Inc.

•   In-depth knowledge of the technology sector and Salesforce, having served on our Board and its M&A Committee through periods of immense growth and transformation

Professional Experience

•   Former President and Chief Executive Officer of PeopleSoft, Inc., an enterprise application software company (1999 – 2004)

•   Former President and Chief Executive Officer of One Touch Systems (1996 – 1999)

•   Former President and Chief Executive Officer of TGV Software (1993 – 1996)

•   Various executive management positions at leading technology companies, including as Executive Vice President at Oracle Corporation

Other Public Company Directorships

Current

•   Director, Nutanix, Inc. (since 2017)

Former (within the past ten years)

•   Director, Guidewire Software (2010 – 2019), including as Executive Chairman (2010 – 2014) and Chairman (2014 – 2015; 2016 – 2017)

•   Director, Advanced Micro Devices, Inc. (2009 – 2013)

Education

•   B.S. in Computer Science and Mathematics from the State University of New York at Brockport

12	2023 Proxy Statement

DIRECTORS AND CORPORATE GOVERNANCE (CONTINUED)

Arnold Donald Former President & CEO, Carnival Corporation & plc Age: 68 Director Since: 2023 Committees: • Audit & Finance • Nominating and Corporate Governance

Qualifications and Expertise Provided to Our Board

•   Expertise in business transformations resulting in growth and operating discipline across several industries, including extensive experience in strategic planning, operations, and distribution at large global companies over a nearly four-decade career

•   Significant experience in corporate governance and risk management gained through executive leadership and service on the boards of several public companies, including succession planning at founder-led companies

•   Global, governmental and regulatory experience including through experience on The President’s Export Council, the principal national advisory committee on international trade

Professional Experience

•   Former President and CEO (2013 – 2022) and former Vice Chair (2022) of Carnival Corporation & plc, the world’s largest cruise company

•   Chair of the World Travel and Tourism Council (since 2021)

•   Executive Advisor to Wind Point Partners (since 2005)

•   Operating Partner of Atlas Holdings LLC (since 2002)

•   Member of the President’s Export Council (1998 – 2005)

•   Various senior leadership roles at Monsanto Co., including Co-President of the Agricultural Sector and Senior VP and Division President of the Nutrition and Consumer Sector (1977 – 2000)

Other Public Company Directorships

Current

•   Director, MP Materials Corp (since 2023)

•   Director, Bank of America Corp (since 2013)

Former (within the past ten years)

•   Director, President and CEO, Carnival Corporation & plc (2013 – 2022)

•   Director, Crown Holdings, Inc. (1999 – 2019)

•   Director, The Laclede Group Inc. (2003 – 2014)

Education

•   B.A. in Economics from Carleton College

•   B.S. in Mechanical Engineering from Washington University in St. Louis

•   M.B.A. from The University of Chicago Booth School of Business

2023 Proxy Statement	13

DIRECTORS AND CORPORATE GOVERNANCE (CONTINUED)

Parker Harris Chief Technology Officer & Co-Founder Age: 56 Director Since: 2018 Committees: • Cybersecurity & Privacy

Qualifications and Expertise Provided to Our Board

•   Extensive experience in the software sector and deep knowledge of our technology and customer base provides a valuable perspective on our strategic integration and re-positioning of products to create a fully integrated Customer 360

•   Deep institutional knowledge of Salesforce and position as a Co-Founder supports the Board’s talent development and leadership planning, and provides invaluable insights into Salesforce’s culture and ecosystem from Trailblazers across the globe

•   Valuable expertise in cybersecurity and data privacy infrastructure provides our Board and its Cybersecurity & Privacy Committee with deep knowledge in these areas

Professional Experience

•   Chief Technology Officer (since 2016) and Co-Founder of Salesforce

•   Served in various senior technical positions at Salesforce since inception, including Executive Vice President, Technology (2004 – 2013)

•   Former Co-Founder and Vice President of Left Coast Software, a Java consulting firm (1996 – 1999)

Other Public Company Directorships

Current

•   N/A

Former (within the past ten years)

•   N/A

Education

•   B.A. in English Literature from Middlebury College

14	2023 Proxy Statement

DIRECTORS AND CORPORATE GOVERNANCE (CONTINUED)

Neelie Kroes Former Vice President of the European Commission Age: 81 Director Since: 2016 Committees: • Compensation • Cybersecurity & Privacy (Chair)

Qualifications and Expertise Provided to Our Board

•   Deep knowledge of international markets and regulatory systems from decades of leadership in multiple European markets and service on numerous global public and private company boards supports the Board’s oversight of Salesforce’s global operations and strategy

•   Regulatory and governmental relations expertise provides unique insights into the governance of cross-border technology, competition and data security matters

•   Experience in commercial competition, company mergers and antitrust law, which together provide a valuable perspective as Salesforce competes under a wide range of regulatory regimes

Professional Experience

•   Former Vice President of the European Commission, European Commissioner for Digital Economy and Society (previously for Digital Agenda) (2010 – 2014) and European Commissioner for Competition (2004 – 2010)

•   Served in the Dutch House of Representatives and as State Secretary and Cabinet Minister

•   Former Member of the Global Policy Advisory Board of Uber Technologies (2016 – 2019)

•   Former Special Advisor to Bank of America Merrill Lynch (2015 – 2018)

•   Served on the boards of Prologis, Lucent Technologies Netherlands, Volvo AB, and McDonald’s Netherlands, and as chairperson of Nyenrode University

Other Public Company Directorships

Current

•   N/A

Former (within the past ten years)

•   N/A

Education

•   M.S. in Economics from Erasmus University

2023 Proxy Statement	15

DIRECTORS AND CORPORATE GOVERNANCE (CONTINUED)

Sachin Mehra Financial Expert Chief Financial Officer, Mastercard Age: 52 Director Since: 2023 Committees: • Audit & Finance

Qualifications and Expertise Provided to Our Board

•   Deep financial and operational expertise, including strong cybersecurity and data privacy knowledge

•   Leadership experience at a large, global FinTech company, with a track record of technology-focused and customer-centric innovation in a rapidly evolving industry

•   Significant financial planning and analysis, risk management, treasury, and business unit finance experience as well as extensive global leadership and experience in major markets outside the US

Professional Experience

•   Chief Financial Officer of Mastercard, a global technology company in the payments industry (since 2019); previously held a number of financial leadership roles at the company during his more than 12-year tenure

•   Spent three years at Hess Corporation, a leading global independent energy company, including as Hess’ Vice President and Treasurer

•   Worked in various domestic and international roles at General Motors, a global automotive manufacturing company

Other Public Company Directorships

Current

•   N/A

Former (within the past ten years)

•   N/A

Education

•   Bachelor of Commerce from the University of Mumbai

•   M.B.A. from the University of Virginia Darden School of Business

16	2023 Proxy Statement

DIRECTORS AND CORPORATE GOVERNANCE (CONTINUED)

G. Mason Morfit CEO & Chief Investment Officer, ValueAct Capital Age: 47 Director Since: 2023 Committees: • Business Transformation

Qualifications and Expertise Provided to Our Board

•   Extensive experience working with boards and management teams at companies navigating transformational change to evolve strategic priorities, establish operational discipline and create long-term value for stockholders

•   First-hand investor perspective and a long track record of supporting and driving profitable growth at portfolio companies, including several in the technology sector

•   Deep knowledge of and informed perspectives on corporate governance and executive compensation practices from experience as an investor and public company board member

Professional Experience

•   Chief Executive Officer (since 2020) and Chief Investment Officer (since 2017) of ValueAct Capital, a San Francisco-based investment firm with more than $12 billion in assets under management

•   Currently serves as a member of the Advisory Council for Princeton University’s School of Public and International Affairs

•   Frequent lecturer on corporate governance and executive compensation at Stanford Law School’s Director’s College, the Graduate School of Business at Stanford University, and the Haas School of Business at the University of California, Berkeley

Other Public Company Directorships

Current

•   N/A

Former (within the past ten years)

•   Microsoft Corporation (2014 – 2017)

•   Valeant Pharmaceuticals (2007 – 2014; 2015 – 2016)

Education

•   B.A. in Political Economy from Princeton University

2023 Proxy Statement	17

DIRECTORS AND CORPORATE GOVERNANCE (CONTINUED)

Oscar Munoz Former Executive Chair & CEO, United Airlines Holdings, Inc. Age: 64 Director Since: 2022 Committees: • Business Transformation (Chair)

Qualifications and Expertise Provided to Our Board

•   Experiences gained over four decades in business management, operations, corporate finance and accounting, including executive leadership roles across multiple industries and several public company board roles, provides a perspective that spans market cycles, business cycles and the navigation of strategic priorities by businesses over the long-term

•   Significant experience leading successful business transformations at large, global companies, which included driving topline growth, cost management and digital innovation to enhancing customer satisfaction. This experience is key to Mr. Munoz’s leadership of the Board’s Business Transformation Committee

•   Insights gained as a former member of Salesforce’s Global Advisory Board inform deep understanding of our customers and brand building

Professional Experience

•   Special Advisor, United Airlines Holdings, Inc., an aviation company (since 2021)

•   Former Chief Executive Officer of United Airlines Holdings, Inc. (2015 – 2020)

•   Previously a member on the Salesforce Global Advisory Board (2020 – 2021)

•   Former President and Chief Operating Officer of CSX Corporation (Feb. 2015 – Sep. 2015), a railroad and intermodal transportation services company; previously Executive Vice President and Chief Operating Officer (2012 – 2015) and Executive Vice President and Chief Financial Officer of CSX (2003 – 2012)

•   Currently on the Board of Fidelity’s Equity & High Income Fund, Univision Holdings, Inc., The Brookings Institution, and the University of Southern California

•   Previously held various leadership roles at AT&T, US West and The Coca Cola Company

Other Public Company Directorships

Current

•   Director, Archer Aviation Inc. (since 2021)

•   Director, CBRE Group, Inc. (since 2020)

Former (within the past ten years)

•   Director, United Airlines (2010 – 2021), including as Executive Chair (2020 – 2021)

Education

•   B.A. from the University of Southern California

•   M.B.A. from Pepperdine University

18	2023 Proxy Statement

DIRECTORS AND CORPORATE GOVERNANCE (CONTINUED)

John V. Roos Former U.S. Ambassador to Japan; Co-Founder, Geodesic Capital Age: 68 Director Since: 2013 Committees: • Compensation (Chair) • Nominating & Corporate Governance

Qualifications and Expertise Provided to Our Board

•   Extensive experience advising growth-oriented technology companies on strategic, legal, and regulatory matters from more than two decades at Wilson Sonsini Goodrich & Rosati, P.C.

•   Brings significant global leadership experience and relationships, a deep understanding of global markets, and a track record of successful crisis management

•   Deep knowledge and experience overseeing and guiding digital transformation strategies as an investor and through service on the boards of Rakuten Group, Inc. and Sony Corporation

Professional Experience

•   Co-Founding Partner of Geodesic Capital, a mid-late stage venture capital firm founded in 2015

•   Senior Advisor to Centerview Partners, an international investment banking advisory firm (since 2014)

•   Advisor for the Toyota Research Institute (since 2016)

•   Currently serves on the Board of Directors for the Maureen and Mike Mansfield Foundation

•   Former U.S. Ambassador to Japan (2009 – 2013)

•   Former Chief Executive Officer of Wilson Sonsini Goodrich & Rosati, P.C. and practicing corporate and securities law attorney (1985 – 2009)

•   Formerly served on the Global Advisory Board of Mitsubishi UFJ Financial Group

•   Founder of the TOMODACHI Initiative, a partnership to identify and invest in the next generation of Japanese and American leaders

•   Recipient of the Grand Cordon of the Order of the Rising Sun, Japan’s highest honor for foreign nationals

Other Public Company Directorships

Current

•   N/A

Former (within the past ten years)

•   Director, Rakuten Group, Inc. (2021 – 2023)

•   Director, Sony Corporation (2014 – 2020)

Education

•   A.B. in Political Science from Stanford University

•   J.D. from Stanford Law School

2023 Proxy Statement	19

DIRECTORS AND CORPORATE GOVERNANCE (CONTINUED)

Robin Washington

Lead Independent Director & Financial Expert

Former EVP & CFO, Gilead Sciences, Inc.

Age: 60

Director Since: 2013

Committees:

•   Audit & Finance (Chair)

•   Nominating & Corporate
Governance (Incoming
Chair)

•   Business Transformation

Qualifications and Expertise Provided to Our Board

•   Extensive leadership and operational experience across industries, including the technology and life sciences industries, where Ms. Washington has led and overseen the maturation of strategy and operations at multiple highly successful companies

•   Deep financial and capital markets expertise with a track record of operating discipline and a differentiated ability to build relationships with key stakeholders to drive action

•   Strong public board and corporate governance experience, developed through board roles at companies such as Alphabet, Honeywell International and Vertiv Holdings, and experience serving on and leading key board committees

Professional Experience

•   Former Advisor (2019 – 2020), Executive Vice President and Chief Financial Officer (2014 – 2019) and Senior Vice President and Chief Financial Officer (2008 – 2014) of Gilead Sciences, Inc., a biopharmaceutical company

•   Former Chief Financial Officer of Hyperion Solutions, an enterprise software company (2006 – 2007)

•   Spent nearly 10 years at PeopleSoft, Inc., a provider of enterprise application software, where she served in a number of executive positions

•   Currently serves as a member of the Presidents Council and Ross Business School Advisory Board at the University of Michigan, the Board of Directors of UCSF Benioff Children’s Hospital Oakland, and as a trustee of the Financial Accounting Foundation

•   Ms. Washington is a Certified Public Accountant

Other Public Company Directorships

Current

•   Director, Vertiv Holdings Co. (since 2020)

•   Director, Alphabet Inc. (since 2019)

•   Director, Honeywell International, Inc. (since 2013)

Former (within the past ten years)

•   N/A

Education

•   B.A. in Business Administration from the University of Michigan

•   M.B.A. from Pepperdine University

20	2023 Proxy Statement

DIRECTORS AND CORPORATE GOVERNANCE (CONTINUED)

Maynard Webb Founder, Webb Investment Network Age: 67 Director Since: 2006 Committees: • Cybersecurity & Privacy • Business Transformation

Qualifications and Expertise Provided to Our Board

•   Decades of experience successfully scaling, managing and guiding high-growth technology companies, as an executive, board member and investor

•   Expert technologist with an extensive background in controls, technical operations and cybersecurity and a demonstrated track record of solving complex problems to scale businesses

•   During his tenure on the Salesforce Board, he has helped guide the Company’s growth and scale as its market capitalization has increased by more than 5000%

•   Experience on the boards of other public companies, including as former Chairman of Yahoo! Inc., brings continued independent leadership to the Board as Salesforce embarks on its New Day

Professional Experience

•   Founder of Webb Investment Network, an early-stage venture capital firm dedicated to nurturing entrepreneurs and enabling them to build high-growth companies, which he started in 2010

•   Former Chairman of the Board (2008 – 2013) and Chief Executive Officer (2006 – 2011) of LiveOps, Inc., a provider of on-demand call center solutions

•   Former Chief Operating Officer of eBay Inc., a global online marketplace (2002 – 2006)

•   Former President of eBay Technologies (1999 – 2002)

•   Former Senior Vice President and Chief Information Officer at Gateway, Inc., a computer manufacturer

•   Vice President and Chief Information Officer at Bay Networks, Inc., a computer networking products manufacturer

•   Author of “Rebooting Work: Transform How You Work in the Age of Entrepreneurship” and “Dear Founder: Letters of Advice for Anyone Who Leads, Manages, or Wants to Start a Business”

Other Public Company Directorships

Current

•   Director, Visa Inc. (since 2014)

Former (within the past ten years)

•   Director, Yahoo! Inc. (2012 – 2017), including as Chairman (2013 – 2017)

Education

•   B.A.A. from Florida Atlantic University

2023 Proxy Statement	21

DIRECTORS AND CORPORATE GOVERNANCE (CONTINUED)

Susan Wojcicki Former CEO, YouTube Age: 54 Director Since: 2014 Committees: • Cybersecurity & Privacy

Qualifications and Expertise Provided to Our Board

•   Widely recognized as a leader in the technology sector, having helped build technology and lead businesses at some of the sector’s most respected companies

•   Direct engineering, product development and management experience, coupled with expertise in marketing, brand building and data privacy, which together provides our Board with strong knowledge and oversight of the creation of successful, integrated software products

•   Significant experience leading innovative and profitable business transformations, including the creation of Google’s online advertising business and the successful integration of YouTube into Google post-acquisition

Professional Experience

•   Advisor to YouTube, Google and Alphabet, a multinational technology company (since 2023)

•   Former Chief Executive Officer of YouTube, a digital video platform and subsidiary of Alphabet Inc. (previously Google Inc.) (2014 – 2023)

•   Joined Google as its marketing manager in 1999, and after serving in various positions in marketing and product development, served as Google’s Senior Vice President of Advertising & Commerce (2011 – 2014)

•   Previously worked at Intel Corporation and served as a management consultant at consulting firms Bain & Company and R.B. Webber & Company

Other Public Company Directorships

Current

•   N/A

Former (within the past ten years)

•   N/A

Education

•   A.B. in History and Literature from Harvard University

•   M.S. in Economics from the University of California, Santa Cruz

•   M.B.A. from the University of California, Los Angeles

22	2023 Proxy Statement

DIRECTORS AND CORPORATE GOVERNANCE (CONTINUED)

Board Independence

The Board believes that it should consist of a substantial majority of independent directors. The Board has adopted and applied the standards established by the NYSE to determine the independence of each of its directors. The Board has determined that, except for Marc Benioff, Parker Harris and Oscar Munoz, each of our director nominees has no material relationship with Salesforce and is independent within the meaning of the standards established by the NYSE, as currently in effect. Sanford Robertson and Alan Hassenfeld, who are not standing for reelection at the Annual Meeting, were also deemed to be independent. Former director Bret Taylor was not independent during the period he served on the Board given his prior employment with the Company. In making its determination regarding the independence of our directors, the Board considered all relevant facts and circumstances, including transactions in which we and any director had an interest, transactions involving payments made by us to companies in the ordinary course of business where certain of our directors or their family members serve as a director or an executive officer of the other company, and each director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

Board Leadership Structure

Chair of the Board

The Company’s CEO, Marc Benioff, also serves as Chair of the Board. The Board believes that this leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management while allowing both the Board and management to benefit from Mr. Benioff’s leadership and years of experience in the Company’s business and the technology industry. As Co-Founder and CEO, Mr. Benioff has been the director most capable of effectively identifying strategic priorities, coordinating the board agenda to focus on discussions critical to the success of the Company and executing the Company’s strategy and business plans, which is particularly important given the Company’s position as a global leader in customer relationship management technology and as the Company works to execute on its recently announced strategic transformation plan to drive profitable growth. Mr. Benioff possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business. We believe the extensive Company-specific experience and industry expertise of Mr. Benioff, together with the outside experience, oversight and expertise of our independent directors, allows for differing perspectives and roles regarding strategy development that benefit our stockholders. Further, the Board believes that Mr. Benioff’s combined role enables decisive leadership, allows for clear accountability and enhances the Company’s ability to communicate its message and strategy clearly and consistently to our stockholders, employees and customers. Given our strong, long-term business, operational and financial performance, the Board believes that stockholders are best served by continuing this leadership structure.

Lead Independent Director

Importantly, the Board has a strong and empowered Lead Independent Director, who is selected by the independent directors, to provide an effective independent voice in our Board leadership structure. In September 2022, Robin Washington succeeded Sanford Robertson as the Lead Independent Director. The independent directors’ decision to select Ms. Washington took into consideration the tenures and capabilities of each independent director, along with the potential candidate’s demonstrated leadership in the boardroom, as well as willingness and ability to serve as Lead Independent Director with the understanding that the position entails significant responsibility and time commitment. Throughout Ms. Washington’s tenure on our Board since 2013, including as Chair of the Audit and Finance Committee, she has worked closely with her fellow directors and is deeply trusted in the boardroom. The Board believes that, with her extensive experience in leading global finance and information technology organizations, as well as her service as Chair of the Company’s Audit and Finance Committee and the significant responsibility and risk oversight that such role has entailed, Ms. Washington is well positioned to guide the Board in its oversight of the Company’s strategy and risk management.

In September 2022, the Board expanded the scope of authority and responsibilities for the Lead Independent Director and updated the Company’s Corporate Governance Guidelines to expressly state those expanded duties. Among other things, the Lead Independent Director:

•	presides at meetings of the Board at which the Chair is not present, including at executive sessions and meetings of the independent directors;

•	reviews and approves, or provides input and consults on, materials sent to the Board (including materials related to the Board’s risk oversight);

•	reviews and approves, or provides input and consults on, the agenda and schedule for Board meetings (including suggesting agenda items related to the Board’s risk oversight);

•	serves as a liaison between the Chair and the independent directors and as a liaison among the Committee Chairs;

•	is available for and frequently engages in consultation and communication with major stockholders and other stakeholders—having led numerous engagements with the Company’s top stockholders in FY23;

2023 Proxy Statement	23

DIRECTORS AND CORPORATE GOVERNANCE (CONTINUED)

•	meets and coordinates meetings of other directors, as appropriate, with other constituencies;

•	oversees the Board evaluation process, which assists the Board in enhancing its design and operations;

•

advises on the formation of any new standing or ad hoc committees of the Board—for example, our Lead Independent Director was instrumental in guiding the Company’s recent committee changes, including the dissolution of the Mergers and Acquisitions and Real Estate committees, the combination of the Cybersecurity and Privacy and Ethical Use committees, and the formation of the Business Transformation Committee, as well as the changes to the membership composition of those and other committees;

•	plays a key role in maintaining the Company’s and the Board’s focus on effective talent development and succession planning, including for the most senior members of management; and

•

has the authority to call executive sessions or meetings of the independent directors (including to consider matters related to risk oversight) and any additional authority as the independent directors may determine from time to time.

The Board continues to review the leadership of the Board on a regular basis to evaluate whether the current Board leadership structure remains appropriate for the Company.

Corporate Governance Practices

The Company and the Board regularly review and evaluate the Company’s corporate governance practices. The Board has adopted corporate governance principles that address the composition of, and policies applicable to, the Board, as well as a Code of Conduct applicable to all directors, officers and employees of the Company, including our Chief Executive Officer and Chief Financial Officer.

The Company’s corporate governance principles, set forth as Corporate Governance Guidelines and its Code of Conduct, are available on the Company’s website at investor.salesforce.com/corporate-governance or in print by contacting Investor Relations at 415 Mission Street, 3rd Floor, San Francisco, California 94105 (our “principal executive offices”). Any substantive amendments to or waivers of the Code of Conduct relating to the executive officers or directors of the Company will be disclosed promptly on our website, as required under applicable NYSE and SEC rules. The Company’s philosophy related to executive compensation is described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Board has also adopted a written charter for the Audit and Finance Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee charter is available on the Company’s website at investor.salesforce.com/corporate-governance or in print by contacting Investor Relations at our principal executive offices.

24	2023 Proxy Statement

DIRECTORS AND CORPORATE GOVERNANCE (CONTINUED)

While we take all of our stakeholders into account, with respect to our stockholders in particular, we evaluate and seek to align our governance practices and principles to the Corporate Governance Principles for U.S. Listed Companies published by the Investor Stewardship Group (“ISG”), a collective of some of the largest U.S.-based institutional investors and global asset managers, and we believe that our governance policies and practices are consistent with the ISG principles. The following table shows how our key governance practices align with the ISG principles:

ISG Principle	Salesforce Governance Policy or Practice

Principle 1: Boards are accountable to stockholders.

• Annual election of each director for a one-year term (no classified board)

• Majority voting in uncontested director elections

• Proxy access on market terms

• No poison pill

• Extensive disclosure of our corporate governance practices

Principle 2: Stockholders should be entitled to voting rights in proportion to their economic interest.	• Each stockholder entitled to one vote per share (no dual class structure)

Principle 3: Boards should be responsive to stockholders and be proactive in order to understand their perspectives.

• Extensive year-round stockholder engagement program, with director participation as appropriate and feedback reported directly to the Board

• Board responsive to stockholder feedback, including on our Board structure and composition, ESG disclosures, executive compensation and governance matters pertaining to stockholder rights

• All directors participated in our 2022 Annual Meeting and were available to respond to stockholder questions

Principle 4: Boards should have a strong, independent leadership structure.

• Strong, credible Lead Independent Director with expansive duties selected by the independent directors

• Non-management directors meet regularly in executive session

• Fully independent audit, compensation and governance committees (with independent chairs)

Principle 5: Boards should adopt structures and practices that enhance their effectiveness.

• Approximately 77% of our director nominees are independent, with diverse backgrounds, skills and experiences

• No overboarded directors

• Annual Board and committee self-evaluation program

• Consistent track record of open dialogue between Board and various levels of management

Principle 6: Boards should develop management incentive structures that are aligned with the long-term strategy of the company.

• Compensation Committee annually reviews and approves incentive program design, goals and objectives for alignment with compensation and business strategies

• Annual and long-term incentive programs are designed to reward financial and operational performance that furthers short- and long-term strategic objectives

• Executive compensation program received over 89% support in 2022

• A portion of senior executive compensation is tied to ESG measures

Board Meeting Attendance and Director Communications

During the fiscal year ended January 31, 2023 (“fiscal 2023”), the Board held nine meetings. During fiscal 2023, all directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by any of the committees of the Board on which such director served during the period the director was on the Board or committee, as applicable. On average, our directors attended 99% of meetings in fiscal 2023. The non-management members of the Board also meet regularly in executive sessions without management present, and the independent directors separately meet in executive session at least once per year. At these sessions, the Lead Independent Director acts as Presiding Director.

Directors are also expected to participate in our annual meeting of stockholders absent an unavoidable and irreconcilable conflict. All directors participated in the 2022 Annual Meeting of Stockholders. Stockholders and other interested parties may communicate with the Lead Independent Director, or with any and all other members of the Board, by mail addressed to the intended recipient in care of our Corporate Secretary at our principal executive offices or by email to corporatesecretary@salesforce.com. The Corporate Secretary will periodically forward such communications or a summary thereof to the Board or the applicable director or directors, to the extent appropriate. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).

2023 Proxy Statement	25

DIRECTORS AND CORPORATE GOVERNANCE (CONTINUED)

Board Committees and Responsibilities

Committees of the Board of Directors

The Board reviews and determines the makeup of the Board’s committees and committee chairs, with a view toward balancing the benefits derived from continuity against the benefits derived from diversity of experience and the viewpoints of each committee’s members. The Board has determined that all members of the Audit and Finance Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent under the applicable rules and regulations of the NYSE and the SEC. The Board has further determined that Robin Washington and Sachin Mehra each qualify as an “audit committee financial expert” as defined by the SEC.

The information in the table and committee descriptions below reflects our committee composition as of the date of this Proxy Statement. Sanford Robertson and Alan Hassenfeld will each retire from the Board effective as of the date of the Annual Meeting. Per the Company’s Corporate Governance Guidelines, due to her position as Lead Independent Director, Ms. Washington is expected to serve as Chair of the Nominating and Corporate Governance Committee upon Mr. Robertson’s retirement from the Board, contingent upon her election as a director at the Annual Meeting. The Board is evaluating the succession plan for the Chair of the Audit and Finance Committee.

Director	Independent	Audit	Compensation	Governance	Cybersecurity & Privacy	Business Transformation
Marc Benioff (Chair & CEO)
Laura Alber	✓			M
Craig Conway	✓		M			M
Arnold Donald	✓	M		M
Parker Harris					M
Alan Hassenfeld(1)	✓	M		M
Neelie Kroes	✓		M		C
Sachin Mehra (FE)	✓	M
Mason Morfit	✓					M
Oscar Munoz						C
Sanford Robertson(1)	✓	M		C
John V. Roos	✓		C	M
Robin Washington (L)(FE)	✓	C		M(2)		M
Maynard Webb	✓				M	M
Susan Wojcicki	✓				M
Total Meetings in Fiscal 2023		9	17	9	9(3)	N/A(4)

Legend: L = Lead Independent Director; FE = Financial Expert; C = Chair; M = Member

(1)	Not standing for reelection as a director and will retire from the Board, effective as of the Annual Meeting.
(2)

Per the Company’s Corporate Governance Guidelines, due to her position as Lead Independent Director, Ms. Washington is expected to succeed Mr. Robertson as Chair of the Governance Committee, effective as of the Annual Meeting.

(3)	Includes five meetings of the Cybersecurity Committee and four meetings of the Privacy & Ethical Use Committee prior to the combination of such committees in December 2022.
(4)	Business Transformation Committee was formed on March 1, 2023.

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DIRECTORS AND CORPORATE GOVERNANCE (CONTINUED)

Audit and Finance Committee

Members Robin Washington (Chair) Arnold Donald Alan Hassenfeld(1) Sachin Mehra Sanford Robertson(1)	All Committee members are independent and meet the requirements of financial literacy under NYSE listing standards. Number of meetings in fiscal 2023: 9 Committee Report: page 76
(1)	Not standing for reelection as a director and will retire from the Board, effective as of the Annual Meeting.

The Audit and Finance Committee (the “Audit Committee”) oversees our corporate accounting and financial reporting process, as well as management’s assessment and mitigation of enterprise risks. Among other matters, the Audit Committee: evaluates the qualifications, independence and performance of Salesforce’s independent registered public accounting firm (the “independent auditor”); determines the engagement of the independent auditor; approves the retention of the independent auditor to perform any proposed permissible non-audit services; considers the rotation of partners of the independent auditor on the Salesforce engagement team; reviews our consolidated financial statements; reviews our critical accounting policies and estimates; oversees our internal audit function; reviews with management, the independent auditor and our internal auditors the adequacy of internal financial controls; oversees our financial and treasury policies, strategies and capital structure; annually reviews its charter and its performance; reviews and approves the scope of the annual audit and the audit fee; and discusses with management and the independent auditor the results of the annual audit and the review of our quarterly financial statements.

Compensation Committee

Members John V. Roos (Chair) Craig Conway Neelie Kroes	All Committee members are independent. Number of meetings in fiscal 2023: 17 Committee Report: page 75

The Compensation Committee reviews and approves the compensation and benefits of our executive officers, including: reviewing and approving corporate goals and objectives relevant to compensation of the CEO and other executive officers; evaluating the performance of these officers in light of those goals and objectives; and setting compensation of these officers taking into account such evaluations. The Compensation Committee may delegate its authority to one or more subcommittees or to one member of the Compensation Committee. The Compensation Committee also oversees our equity and incentive-based plans and administers the issuance of stock options, restricted stock units and other awards under these plans. Although the Compensation Committee does not currently do so, it may delegate its authority to members of management to determine awards under our equity-based compensation plans for non-executive officers. The Compensation Committee has delegated authority to management to determine cash awards under our cash incentive plans for non-executive officers. The Compensation Committee also reviews and evaluates its performance, including compliance with its charter, and prepares any report required under SEC rules.

The Compensation Committee has the authority to engage independent advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The Compensation Committee periodically engages an outside consultant to advise on compensation-related matters.

Nominating and Corporate Governance Committee

Members Sanford Robertson(1) (Chair) Laura Alber Arnold Donald Alan Hassenfeld(1) John V. Roos Robin Washington(2)	All Committee members are independent. Number of meetings in fiscal 2023: 9
(1)	Not standing for reelection as a director and will retire from the Board, effective as of the Annual Meeting.
(2)

Per the Company’s Corporate Governance Guidelines, due to her position as Lead Independent Director, Ms. Washington is expected to serve as Chair of the Governance Committee upon Mr. Robertson’s retirement from the Board, effective as of the Annual Meeting.

2023 Proxy Statement	27

DIRECTORS AND CORPORATE GOVERNANCE (CONTINUED)

The Nominating and Corporate Governance Committee (the “Governance Committee”) is responsible for, among other matters: overseeing corporate governance matters generally, including the development and recommendation of corporate governance principles applicable to the Company; identifying individuals qualified to become members of the Board; recommending to the Board director nominees for each election of directors; developing and recommending to the Board criteria for selecting qualified director candidates; considering committee member qualifications, appointment and removal; reviewing and making recommendations to the Board concerning Board and committee compensation; and providing oversight in the evaluation of the Board and each committee. The Governance Committee also conducts a periodic review of the Company’s succession planning, including policies and principles for CEO selection and succession in the event of an emergency or the retirement of the CEO, and oversees the Company’s policies and practices concerning environmental, social and governance (“ESG”) initiatives, political contributions, charitable donations and lobbying activities.

Additional Committees

Pursuant to the Company’s Bylaws, the Board in its discretion may designate other standing or ad hoc committees to serve at the pleasure of the Board from time to time. In the last six months, the Board formed the Business Transformation Committee and combined its Cybersecurity Committee with its Privacy and Ethical Use Committee to form the Cybersecurity and Privacy Committee. During that time, the Board also dissolved its Mergers and Acquisitions Committee and Real Estate Committee.

Cybersecurity & Privacy Committee	Business Transformation Committee

Members

Neelie Kroes (Chair)

Parker Harris

Maynard Webb

Susan Wojcicki

All members, other than Mr. Harris, are independent.

Number of meetings in fiscal 2023: 9(1)

Key Responsibilities: Oversee the Company’s cybersecurity program, data privacy program, ethical use of technology matters and related risks.

Members

Oscar Munoz (Chair)

Craig Conway

Mason Morfit

Robin Washington

Maynard Webb

All members, other than Mr. Munoz, are independent.

Number of meetings in fiscal 2023: N/A(2)

Key Responsibilities: Oversee the development and implementation of a business transformation program focused on execution and accountability to drive operating margin improvements and sustainable growth.

(1)	Includes five meetings of the Cybersecurity Committee and four meetings of the Privacy & Ethical Use Committee prior to the combination of such committees in December 2022.
(2)	Business Transformation Committee was formed on March 1, 2023.

Identification, Criteria and Evaluation of Director Nominees

The Governance Committee uses a variety of methods for identifying and evaluating director nominees. Candidates may come to the attention of the Governance Committee through directors, management, stockholders or third parties. Mr. Donald, Mr. Mehra and Mr. Morfit were recommended as director candidates to the Governance Committee by its members and were recommended to the Board by the Governance Committee. They were appointed to the Board following a robust assessment and recruiting process guided by our Lead Independent Director. This process involved extensive candidate interviews as well as consultations with a third-party search firm. In connection with Mr. Morfit’s appointment, the Company also entered into an agreement with ValueAct Capital, as described in Salesforce’s Current Report on Form 8-K filed with the SEC on January 27, 2023.

The Governance Committee regularly assesses the appropriate size, composition and needs of the Board and its respective committees and the qualifications of candidates in light of these needs. The Governance Committee believes that it is important to maintain and consistently refresh a list of qualified potential candidates for nomination and engages a third-party search firm to assist in identifying such candidates. The evaluation of these candidates may be based solely upon information provided to the Governance Committee or may also include discussions with persons familiar with the candidate, one or more interviews of the candidate or other actions the Governance Committee deems appropriate, including the use of third parties to review candidates.

The Governance Committee will evaluate and recommend candidates for membership on the Board consistent with criteria established by the committee. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to

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DIRECTORS AND CORPORATE GOVERNANCE (CONTINUED)

representing the long-term interests of our stockholders. They must have an inquisitive and objective perspective and mature judgment. They must also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. The Governance Committee also focuses on diversity, including diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills.

The Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Governance Committee believe that it is essential that the Board members represent diverse viewpoints. The Governance Committee assesses its effectiveness in this regard as part of the annual Board evaluation process. Director candidates also must have sufficient time available in the judgment of the Governance Committee to perform all Board and committee responsibilities. Members of the Board are expected to prepare for, attend and participate in Board and applicable committee meetings.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and its stockholders. The Governance Committee will also seek appropriate input from the CEO from time to time in assessing the needs of the Board for relevant background, experience, diversity and skills of its members.

Stockholders may recommend director candidates for general consideration by the Governance Committee by submitting the individual’s name, qualifications and the other information set forth in our Bylaws applicable to director nominees by stockholders to the Corporate Secretary of the Company. The Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies, procedures and processes applicable to the evaluation of candidates proposed by other sources.

As noted elsewhere in our proxy statement, stockholders may, pursuant to applicable law and the requirements of the Company’s Bylaws, directly nominate candidates to stand for election to the board by stockholders, and the Company respects such stockholder rights.

In response to a recent stockholder proposal received by the Company that the proponent confirmed was not prompted by any specific concerns regarding the Company or the Board, the Company has confirmed, in connection with such proposal being withdrawn following constructive engagement, that it will not, without a stockholder vote, adopt new amendments (except as noted below) to such Bylaw provisions that would expressly (1) require nominating investment fund stockholders to disclose the confidential identities of their less than five percent “passive” third-party limited partners who are not otherwise involved in the nomination, campaign or the Company solely on account of such member’s economic interests in the nominating fund, or (2) require nominating stockholders to disclose unrelated information regarding their confidential future plans for nominating other candidates to other public company boards or prior nominations of other candidates and proposals previously privately submitted to other public companies in the past.

As discussed with the proponent, if the Board, in its exercise of its fiduciary responsibilities, deems it to be in the best interests of the Company and its stockholders to adopt such a provision without the delay due to the time required to seek a stockholder vote, the Board will publicly disclose such Bylaw amendment in accordance with applicable law and either subsequently submit such bylaw provision to stockholders for ratification or cause the bylaw amendment to expire within one year.

Proxy Access

The Company’s Bylaws provide procedures that allow a stockholder or a group of up to 20 stockholders that has continuously owned 3% or more of the Company’s common stock for at least three years to nominate and include in the Company’s proxy materials for an annual meeting of stockholders up to the greater of two directors or 20% of the total number of directors serving on the Board, provided the stockholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws.

2023 Proxy Statement	29

DIRECTORS AND CORPORATE GOVERNANCE (CONTINUED)

Board’s Role in Risk Oversight

The Board as a whole has responsibility for oversight of risk. This approach allows the Board to draw upon the experience and judgment of all directors in overseeing and managing the risks we face. The Company’s enterprise risk management program is designed to identify, assess and prioritize the Company’s risk exposures across various time frames, from the short-term to the long-term. Risks are evaluated based on their potential magnitude, likelihood and immediacy. The committees of the Board play a key role in the Board’s risk oversight responsibility. All committees receive regular reports from Company officers responsible for monitoring and mitigating particular risk exposures, and the committee chairs provide regular reports to the full Board on relevant areas of oversight, as summarized below.

Committee	Areas of Focused Risk Oversight

Audit Committee

•   Reviews and discusses the Company’s overall assessment and management of enterprise risks

•   Oversees risks associated with our financial statements and other financial-related risks, including foreign-exchange risk, counterparty risk, insurance exposure, and corporate infrastructure risks

•   Oversees compliance with legal and regulatory requirements, including reviewing the effectiveness of compliance programs with our Chief Compliance Officer, who reports to our General Counsel but has authority to communicate directly with the committee

•   Receives updates on enterprise risk management topics regularly

Compensation Committee

•   Oversees risks associated with our compensation policies and practices, with respect to executives and employees generally, including whether any risks arising from the Company’s compensation programs are reasonably likely to have a material adverse effect on the Company

Nominating & Governance Committee	• Oversees risks related to ESG matters, including corporate governance developments and sustainability initiatives • Evaluates the overall effectiveness of the Board and its committees

Cybersecurity & Privacy Committee

•   Oversees risks related to cybersecurity and information security, cyber incident preparedness and response, and risks associated with data privacy and emerging ethics topics relevant to technology companies

Business Transformation Committee	• Oversees risks related to the execution of our operational transformation program and the achievement of key performance indicators for operating margin improvements and sustainable growth

The Company also conducts regular enterprise risk surveys, typically at least semi-annually, with a cross-functional group of executives. The survey process is designed to help the Company identify and prioritize material operational, strategic and financial risks, including emerging risks. Survey results are reported to and discussed with members of senior management as well as the Audit Committee. In addition, members of management, including those involved in enterprise risk management, have access to and periodically meet with external advisors to help monitor trends, identify potential threats and assess the Company’s risk environment. Our enterprise risk management program also plays a role in our disclosure controls and procedures. For example, members of management involved in enterprise risk management regularly participate in meetings of our disclosure committee and regularly review risk factors and other disclosures in the Company’s SEC filings.

Cybersecurity and Information Security Risk

Trust is our number one value and the foundation of everything we do. As part of its independent oversight of the risks facing the Company, the Board, primarily through the Cybersecurity & Privacy Committee, devotes significant time and attention to cyber security and information security risk, and cyber incident preparedness and response. The Cybersecurity & Privacy Committee receives regular reports from our Chief Trust Officer on cyber threats, incident response and progress towards internal goals, and periodically updates the Board on such matters. These reports address a range of topics, including the threat environment, updates on technology trends, policies and practices, and specific and ongoing efforts to prevent, detect and respond to internal and external critical threats.

The Company provides annual information security training to all employees that is designed to cultivate cybersecurity awareness and help employees defend against cyber and other security threats. We also assess the efficacy of our information security program through internal detection and monitoring systems, as well as through external, third-party penetration tests and security assessments. We mitigate our cybersecurity risk in various ways, including by maintaining and improving our business and data governance policies and enhancing our internal security controls. Reflective of our commitment to Trust, we have received global certifications for information security and data privacy.

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DIRECTORS AND CORPORATE GOVERNANCE (CONTINUED)

In the normal course of business, we are and have been the target of malicious cyberattack attempts and have experienced other security incidents. However, to date, such identified security events have not been material to us. We discuss our exposure to information security risk, including third-party information security risk, in more detail in the Company’s 2023 Annual Report on Form 10-K filed with the SEC on March 8, 2023.

Compensation of Directors

Under our fiscal 2023 compensation policy for non-employee directors, on February 1, 2022, each non-employee director serving at such time received a restricted stock unit (“RSU”) grant with a grant date fair value of approximately $395,000, vesting in four equal installments on February 22, May 22, August 22 and November 22, 2022, subject to each non-employee director’s continued service through each such date. All equity awards were made pursuant to our 2013 Equity Incentive Plan. In addition, we pay annual cash fees to our Lead Independent Director and the chairs of each Board committee. The fiscal 2023 annual fees for these Board leadership roles were as follows: $30,000 for the Lead Independent Director (increased to $75,000, effective September 15, 2022), $40,000 for the chair of the Audit Committee, and $20,000 for the chair of each other Board Committee. These cash fees are paid on a quarterly basis. We also reimbursed our non-employee directors for travel, lodging and other reasonable expenses incurred in connection with attending Company events.

The following table sets forth information on the compensation earned during fiscal 2023 by our non-employee directors. The table excludes Messrs. Benioff and Harris, and former director Mr. Taylor, who did not receive separate compensation for their service as directors for fiscal 2023.

DIRECTOR COMPENSATION FOR FISCAL 2023

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total

Laura Alber	—	$394,836	$394,836

Craig Conway	—	$394,836	$394,836

Alan Hassenfeld(2)	$20,000	$394,836	$414,836

Neelie Kroes	$20,000	$394,836	$414,836

Oscar Munoz	—	$426,636	$426,636

Sanford Robertson(2)	$42,500	$394,836	$437,336

John V. Roos	$20,000	$394,836	$414,836

Robin Washington	$68,125	$394,836	$462,961

Maynard Webb	$40,000	$394,836	$434,836

Susan Wojcicki	—	$394,836	$394,836
(1)

Stock awards consist of an RSU grant on February 1, 2022 to each of our then-serving non-employee directors with a grant date fair value of $394,836. The RSUs vested in four equal installments on each of February 22, May 22, August 22, and November 22, 2022, subject to continued service through each such date. In addition, Mr. Munoz commenced service on the Board on January 1, 2022 and received a pro-rated RSU grant on February 1, 2022 in connection with his commencement of service with a grant date fair value of $31,800, which vested on February 22, 2022. This grant was for his service in fiscal 2022, but in accordance with SEC rules, such amount is reported as compensation for fiscal 2023. The amounts reported are the aggregate grant date fair value, which is calculated by multiplying the number of shares subject to the RSU grant by the closing price of our common stock on the date of grant. No non-employee directors held unvested stock awards as of the end of fiscal 2023.

(2)	Not standing for reelection as a director and will retire from the Board, effective as of the Annual Meeting.

Fiscal 2024 Director Compensation Program

Our Governance Committee periodically reviews our director compensation program. In considering and ultimately recommending the compensation for our non-employee directors for fiscal 2024, the Governance Committee considered the views and interests of stockholders, and it reviewed a report on non-employee director compensation practices at a group of peer companies prepared by Compensia, Inc. setting forth competitive market data for the same peer group used to assess Executive Officer compensation as well as information on market practice. The Governance Committee determined that the companies included within this peer group were appropriate comparators for our industry, size and competitive environment for executives and directors. After this review and upon the recommendation of the Governance Committee, in February 2023 the Board approved the fiscal 2024 compensation program for our non-employee directors, consisting of an annual RSU grant valued at $360,000 and, for non-employee directors serving in Board leadership roles, annual cash fees. The annual RSU grants will vest in equal installments on February 22, May 22, August 22 and

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DIRECTORS AND CORPORATE GOVERNANCE (CONTINUED)

November 22, subject to each non-employee director’s continued service through such date. The value of annual RSU grants was pro-rated for non-employee directors who, at the time of grant, had notified the Company that they did not intend to stand for reelection at our 2023 Annual Meeting, and was also pro-rated for any non-employee directors whose appointment or election to the Board began after the beginning of fiscal 2024. Pro-rated RSUs will vest on the same vesting dates above, subject to adjustment based on the last date of service for departing non-employee directors or the grant date for new non-employee directors, and further subject to each non-employee director’s continued service through each applicable vesting date. The annual cash fees for non-employee directors serving in Board leadership roles for fiscal 2024 were increased as follows to better reflect their responsibilities: $150,000 for the Lead Independent Director, $50,000 for the chair of each of the Audit Committee, Governance Committee, and Compensation Committee, and $25,000 for the chairs of each other permanent committee of the Board. These fees are paid on a quarterly basis.

Director Stock Ownership Requirement

The Board’s stock ownership policy provides that each non-employee director is required to attain, by the fifth anniversary of such director’s initial election to the Board, a minimum share ownership position equal to the lesser of (i) 7,500 shares of common stock or (ii) such number of shares of common stock having an aggregate value of $400,000. As of April 1, 2023, all non-employee directors were in compliance with our stock ownership policy.

32	2023 Proxy Statement

ESG AT SALESFORCE

ESG AT SALESFORCE*

At Salesforce, we believe that focusing on environmental, social and governance (“ESG”) excellence guides us in being an ethical, resilient company to deliver value to our stakeholders now and in the future. Our core values of Trust, Customer Success, Innovation, Equality and Sustainability inform our strategy and operations across the Company. Transparency is a key pillar of our commitment to ESG excellence. We believe companies should clearly report progress and consistently communicate decision-useful information on ESG topics to their key stakeholders. It’s our belief that comparable, consistent, decision-useful, and verified ESG disclosure is critical to understanding the long-term health and resilience of a business.

For over ten years, we have published an annual Stakeholder Impact Report detailing our ESG strategy, programs, goals and commitments, and key metrics. Our ESG disclosures are guided by regular ESG materiality assessments, which identify the topics most important to our stakeholders and to our success as a business. We also look to leading third-party ESG disclosure frameworks and standards when identifying key ESG performance indicators to report against. Read more about these initiatives and view our Stakeholder Impact Report at salesforce.com/stakeholder-impact-report.

Environment

Salesforce envisions a net zero, nature positive future for all. We continue to operationalize environmental sustainability into our core business decisions, as supported by rigorous data, to drive efficiency and innovation. Through the full power of our business, we aspire to help the world achieve a just and equitable transition to net zero emissions, in line with a 1.5°C future.

Climate Action Progress

In fiscal 2023, Salesforce maintained net zero residual emissions and procured electricity and/or the claims to electricity from renewable energy resources equivalent to 100% of the electricity we used globally. As an early adopter of science-based target-setting through the Science Based Targets Initiative, we are committed to reducing our scope 1 and market-based scope 2 emissions by 50% and to working with suppliers representing 60% of our applicable scope 3 emissions to set their own science-based targets (“SBTs”). In fiscal 2023, we exceeded our scope 1 and market-based scope 2 emissions goal of 56.4% reduction. Suppliers that have set SBTs comprised 14% of our applicable scope 3 emissions, and suppliers with commitments to set SBTs comprised an additional 31%. Additionally, we have set a more ambitious climate target of reducing absolute, location-based emissions (without any compensation like renewables and carbon credit purchases) by 50% by 2030, and 90% by 2040 across our entire supply chain (scope 1, 2, and 3 emissions).

Along with the release of our inaugural Task Force on Climate-Related Financial Disclosures (“TCFD”) Report in fiscal 2022, we have detailed our climate action strategy in our Climate Action Plan. Read more about our Climate Action Plan at salesforce.com/sustainability and find our TCFD Report at investor.salesforce.com/tcfdreport.

Global Collaboration and Initiatives

Reducing our emissions is critical to Salesforce’s climate strategy and the global goal of limiting global warming to 1.5°C. We actively engage policymakers, peers, partners, suppliers and customers to accelerate our collective impact up and down value chains. In fiscal 2023, we called on Congress to pass meaningful legislation on climate and energy, supported the passage of the climate and clean energy provisions contained within the Inflation Reduction Act, and joined over 250 companies to reiterate our commitment to the objectives of the Paris Agreement and the importance of holding to the 1.5°C limit at COP27.

We are also committed to ensuring we have a comprehensive program that brings the full power of Salesforce to address the nature crisis. In fiscal 2023, we accelerated 1t.org, a global tree movement we co-founded in 2020, and supported a dozen new restoration projects to conserve, grow or restore a cumulative total of 45 million trees. To date, within the 1t.org global community, over 80 companies have committed to investing in trees by conserving, restoring and growing over 7 billion trees in over 65 countries.

*

Company goals are aspirational and may change. Statements regarding the Company’s goals are not guarantees or promises that they will be met. Content available at websites and in documents referenced in this section are not incorporated herein and are not part of this Proxy Statement.

2023 Proxy Statement	33

ESG AT SALESFORCE (CONTINUED)

Net Zero Solutions

We use our core competencies and the full power of Salesforce to help organizations increase impact, reduce cost and drive sustainable transformation through our Net Zero solutions and a robust partner ecosystem for customers. Net Zero Cloud is intended to help companies accelerate their path to net zero by allowing them to quickly view, analyze and report on their environmental footprint with reliable, investor-grade data. In fiscal 2023, we released Automate ESG Reporting to help Net Zero Cloud customers gather ESG data into a single framework and automate their ESG reporting process. We also launched Net Zero Marketplace, a climate action hub powered by Salesforce Commerce Cloud, to help other organizations navigate carbon markets and source high-quality carbon credits. We believe that our technology can play an important role in helping to drive climate action to accelerate the world’s efforts towards carbon neutrality.

Social

Salesforce envisions a more equitable future for all. This starts with creating the most inclusive workplace possible, supporting the communities around us, and empowering everyone to succeed.

Fostering Employee Success

Salesforce’s core values are the foundation of our company culture, which we believe is fundamental to, and a competitive advantage in, our approach to managing our workforce. We believe our company culture fosters open dialogue, collaboration, recognition and a sense of family, all of which allow us to attract and retain the best talent, which is critical for our continued success. For example, our sales, engineering and customer success teams are critical to our ability to grow, innovate and ensure the trust and success of our customers.

We are focused on our performance culture and productivity as we go to market in more efficient, productive and profitable ways. As such, we’ve adopted practices and processes that empower our employees while ensuring accountability across our business.

Equality, Diversity and Inclusion

Equality is a core value at Salesforce. We aim to create a workplace that reflects the diverse communities we serve and empowers our employees. Our key equality initiatives include: investing in our future leaders, inclusive hiring and leadership trainings, equal pay for equal work, employee-led resource groups and a focus on accessibility in our products and workspaces.

•

A Diverse Workplace: We strive to create a workplace that reflects the diverse communities around us and where everyone feels seen, heard, valued, and empowered to succeed. We have set ambitious goals for building a more diverse workplace and have made progress over the last several years. More than 50% of our U.S. employees are now made up of underrepresented groups (Women, Black, Latinx, Indigenous, Multiracial, LGBTQ+ employees, People with Disabilities, and Veterans), a goal we reached in early 2022. We’ve doubled U.S. representation of Black leaders at the VP level or above, more than a year ahead of schedule. We continue to work toward a 50% increase in the U.S. representation of underrepresented minority, or URM, leaders (Black, Indigenous, Latinx, and Multiracial identities) at the VP level or above and a 50% increase in the U.S. representation of URM employees overall. We’ve introduced a new multi-year global gender goal to reach 40% women-identifying and non-binary employees globally by the end of 2026. In addition, our integration of equality and recruiting creates a unique opportunity to lead with our values across the entire employee lifecycle, starting from how we attract and recruit talent.

•

Racial Equality and Justice Task Force: In fiscal 2021, we launched our Racial Equality and Justice Task Force to help drive systemic change in our workplace and community. To create the task force, we invited employees from across the business, as well as leaders of our Black employee resource group, to help guide our vision, which includes our focus on the four pillars of “People, Purchasing, Philanthropy and Policy.” Our vision and goals have been formalized in a Racial Equality and Justice V2MOM, which is an internal management tool that incorporates our vision, values, methods, obstacles and measures.

•

Promoting Inclusion: Consistent with Salesforce’s values, we have extensive equal employment opportunity and anti-discrimination policies and practices that help us foster a workplace environment that promotes inclusion and diversity. Salesforce also empowers 13 Equality Groups to create a community for underrepresented groups and their allies, offer professional development and mentoring opportunities, and empower employees to be impactful equality leaders in their community.

•

Equal Pay for Equal Work: We believe in compensating our employees fairly and equitably, with equal pay for equal work. We review the salaries and bonuses of our global workforce on an annual basis to ensure everyone is paid equally for equal work and close any unexplained gaps. In the United States, we review differences in pay for race and ethnicity as well as gender.

Read more about the Company’s commitments to equality at salesforce.com/company/equality.

34	2023 Proxy Statement

ESG AT SALESFORCE (CONTINUED)

Supporting Employee Wellness and Development

We prioritize employee well-being, and we invest in benefits and programs to keep our employees and their families happy and healthy, so they can bring their best selves to work every day.

•

Culture: We believe our culture continues to be a competitive advantage. It engages our people, drives the creation of our innovative products, and ultimately helps our customers succeed. Because of our focus on culture, we’ve been able to attract and retain world-class talent and earn customer loyalty.

•

Well-being: We are committed to supporting our employees’ and their families’ well-being by offering flexible, competitive benefits. This includes robust health and insurance benefits and wellness resources. We also offer generous time off and leave programs, including seven days (56 hours) of paid volunteer time off.

•	Financial Wellness: We offer robust financial benefits focused on aiding our employees with their financial goals, including 401(k) plan matching and an employee stock purchase plan.

•

Talent Experience: Under the expanded name of Talent Experience, we have integrated all practice areas impacting our internal employee experience, including Onboarding and Employee Connection, Internal Careers, People Leadership Development, and Talent Management. Through the Talent Experience program we endeavor to see the world through the eyes of our employees, stay connected, and be aware of the major milestones of their career journey.

Philanthropy

Since our inception, Salesforce has been committed to giving back. We pioneered and have inspired other companies to adopt our 1-1-1 integrated philanthropy model, which leverages 1% of a company’s equity, 1% of its employee time and 1% of its product to help improve communities around the world. Together with the Salesforce Foundation, a 501(c)(3) non-profit organization, from inception to January 31, 2023, we have given approximately $614 million to charitable organizations and logged more than 7.8 million employee volunteer hours around the world. In fiscal 2023, we provided approximately $82 million in grants and donations to qualified non-profits, educational institutions or other NGOs. Together with our community of approximately 51,900 nonprofits, educational institutions and philanthropic organizations, we drive innovation on Salesforce.org Nonprofit Cloud, Education Cloud and Philanthropy Cloud to help maximize social impact. Read more about the Company’s philanthropic efforts at salesforce.com/company/philanthropy.

Recognition

We are honored to be recognized by organizations and media around the world for our ESG commitments and initiatives and for our efforts to be a great place to work. Below are some of our most recent awards.

Governance

Our governance strategy focuses on creating long-term value for all stakeholders by setting high standards that go above compliance and working with the Salesforce ecosystem to achieve them. We lead by example, spearheading initiatives in corporate governance, business ethics, privacy and security, ethical and inclusive product, supply chain responsibility, and government affairs and civic engagement.

2023 Proxy Statement	35

ESG AT SALESFORCE (CONTINUED)

Corporate Governance

Our core values of Trust, Customer Success, Innovation, Equality and Sustainability guide our business daily, and our corporate governance and business ethics practices are what support these values. Salesforce is committed to conducting business in accordance with the laws and regulations that apply to us.

Our Board of Directors has oversight over ESG initiatives and ensures our cohesive ESG strategy delivers impact throughout the company in an integrated way. Our Governance Committee oversees our corporate governance generally, meeting regularly with our Chief Compliance Officer, and periodically reviews our ESG programs, as set forth in its charter. Our Audit Committee oversees certain ESG-related disclosures and metrics, as well as Ernst & Young LLP’s limited assurance review thereof. Our Cybersecurity & Privacy Committee oversees our cybersecurity matters, meeting regularly with our Chief Trust Officer, and oversees our privacy and ethical use of technology matters, meeting regularly with our Chief Ethical & Humane Use Officer.

To build greater accountability and accelerate our ESG initiatives, we have included ESG goals as part of our executive compensation programs. In fiscal 2023, we began tying a portion of the incentive compensation plans for Executive Vice Presidents and above to ESG measures focused on equality and sustainability, including employee diversity goals, reduced air travel emissions, and the successful implementation of Salesforce’s Sustainability Exhibit.

The success of our employees, customers and stockholders depends on our ability to manage our business ethically, transparently and responsibly. Our Code of Conduct and Business Conduct Principles are both publicly available and, in conjunction with other internal policies, communicate our values and expectations for employees and key stakeholders. Our Corporate Governance Guidelines, which detail our corporate governance practices with respect to our Board and its committees, are reviewed periodically by our Governance Committee. Read more about our corporate governance practices, including our publicly available Corporate Governance Guidelines, at investor.salesforce.com/corporate-governance.

Privacy and Security

Both privacy and security play an essential role at Salesforce in empowering our core values. At Salesforce, we recognize privacy as a fundamental human right and integral to trusted relationships between organizations and their stakeholders. Nothing is more important than the success of our customers and the privacy of their customers’ data. Our Board of Directors’ Cybersecurity and Privacy Committee oversees Salesforce’s privacy matters and meets regularly with our privacy senior management. Read more about our commitment to privacy at salesforce.com/company/privacy.

When a company signs with Salesforce, they gain a trusted digital advisor – and true partner – in the shared responsibility of protecting customer data. We are committed to providing the most secure, compliant enterprise cloud on the market and building trust and security into everything we do. From building in-depth defense into all of our systems to hiring a diverse and highly skilled team of cybersecurity professionals, engaging in community events, and offering free online training, we provide tools, training, and support for everyone. This enables businesses to focus on innovation, knowing their data is safe and accessible when, where, and how they intend. Read more about our cybersecurity program, best practices for customers and our system status and security at trust.salesforce.com.

Ethical and Inclusive Products

At Salesforce, we recognize that we have a responsibility to society, and we aspire to create technology that is a force for good in the world. Our Ethical and Inclusive Product team ensures Salesforce technologies are designed, developed and used in an ethical, accessible and inclusive way, and our Office of Ethical and Humane Use of Technology regularly engages with stakeholders and experts in furtherance of this commitment. We champion intentional innovation that considers unintended consequences in product and policy and aims to prevent harm and create better product experiences for everyone. Read about our commitment to the ethical and inclusive design, development and use of technology at salesforce.com/company/intentional-innovation.

Government Affairs and Civic Engagement

Salesforce’s Government Affairs team works with policymakers and governments around the world to advocate for public policies that serve our stakeholders, including our stockholders, customers, employees, partners, communities, planet and society. Salesforce is nonpartisan in this work, and we support policies, eligible organizations and issues that align with our core values of Trust, Innovation, Customer Success, Equality and Sustainability. In fiscal 2023, Salesforce unveiled new climate justice policy priorities that focus on ensuring an equitable transition to net zero, promoting inclusive climate decision-making, and building community resilience. We also encourage nonpartisan civic engagement amongst our employees according to their own personal views through Get Out the Vote programs, VTO for nonpartisan poll work, and educational speaker series events. We are committed to complying with all laws, rules and regulations relevant to our political activity and we publicly disclose all contributions in the U.S. in reports filed with the Federal Election Commission and with various state campaign finance commissions. Our Governance Committee provides independent oversight and annually reviews our political contributions. Management prepares a detailed annual report of our corporate political spending, which is publicly accessible at salesforce.com/company/public-policy.

36	2023 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our common stock by: (i) all those known by us to be beneficial owners of more than five percent of the outstanding shares of our common stock; (ii) each of our directors and director nominees; (iii) each Named Executive Officer; and (iv) all current directors and executive officers as a group. This table is based on information provided to us or filed with the SEC by our directors and director nominees, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned. For our directors and director nominees, Named Executive Officers and current directors and executive officers as a group, the information in the table is as of March 1, 2023 and for other stockholders, the information is as of December 31, 2022 based on their filings with the SEC.

Except as set forth below, the address of each stockholder listed in the following table is Salesforce, Inc., 415 Mission Street, 3rd Floor, San Francisco, California 94105. In accordance with SEC rules, applicable percentage ownership in the following table is based on 980,943,935 shares of Salesforce common stock outstanding as of March 1, 2023, plus, as applicable for our directors and executive officers, each holder’s options or other equity awards vesting or exercisable within 60 days thereof.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class

Five Percent Stockholders

The Vanguard Group(1)	81,871,309	8.3%
100 Vanguard Boulevard, Malvern, Pennsylvania 19355

BlackRock, Inc.(2)	70,723,185	7.2%
55 East 52 Street, New York, New York 10022

Directors and Named Executive Officers

Marc Benioff(3)	28,622,407	2.9%

Bret Taylor(4)	1,602,567	*

Laura Alber	2,494	*

Craig Conway	10,589	*

Arnold Donald(5)	611	*

Parker Harris(6)	2,695,617	*

Alan Hassenfeld(7)	85,332	*

Neelie Kroes	14,254	*

Sachin Mehra	—	—

Brian Millham(8)	383,754	*

Mason Morfit(9)	3,486,309	*

Oscar Munoz(10)	2,709	*

Sanford Robertson(11)	79,782	*

John V. Roos	11,941	*

Srinivas Tallapragada(12)	519,781	*

Robin Washington	38,549	*

Amy Weaver(13)	249,516	*

Maynard Webb(14)	8,124	*

Susan Wojcicki(15)(16)	109,899	*

Current Directors and Executive Officers as a Group (20 Persons)(17)	36,445,621	3.7%
*	Less than 1%.

2023 Proxy Statement	37

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS (CONTINUED)

(1)

Based upon a Schedule 13G/A filed with the SEC on February 9, 2023. The Vanguard Group reported that it has no sole voting power, sole dispositive power with respect to 77,793,248 shares of common stock, shared voting power with respect to 1,397,075 shares of common stock and shared dispositive power with respect to 4,078,061 shares of common stock.

(2)

Based upon a Schedule 13G/A filed with the SEC on February 7, 2023. BlackRock, Inc. reported that it has sole voting power with respect to 63,584,970 shares of common stock, sole dispositive power with respect to 70,723,185 shares of common stock and no shared voting or shared dispositive power.

(3)

Includes 868,798 shares issuable upon the exercise of options vested and exercisable as of March 1, 2023 or, assuming continued service to the Company, vesting within 60 days of March 1, 2023. All other shares are held in the Marc R. Benioff Revocable Trust.

(4)

Mr. Taylor resigned from the Company and the Board effective January 31, 2023. Information on the number of shares beneficially owned is to the best of the Company’s knowledge based on selected information provided to the Company as of March 1, 2023. Includes 466,164 shares issuable upon the exercise of options vested and exercisable as of March 1, 2023. Also includes 234,458 shares held in trusts.

(5)	Includes 450 shares held in trust.
(6)

Includes 718,285 shares issuable upon the exercise of options vested and exercisable as of March 1, 2023 or, assuming continued service to the Company, vesting within 60 days of March 1, 2023 and upon settlement of RSUs within 60 days of March 1, 2023. Also includes 1,880,537 shares held in trusts.

(7)	Includes 1,350 shares held by a family member. Mr. Hassenfeld is not standing for reelection as a director and will retire from the Board, effective as of the Annual Meeting.
(8)

Includes 375,403 shares issuable upon the exercise of options vested and exercisable as of March 1, 2023 or, assuming continued service to the Company, vesting within 60 days of March 1, 2023 and upon settlement of RSUs within 60 days of March 1, 2023.

(9)

Includes 3,486,309 shares that are directly beneficially owned by ValueAct Capital Master Fund, L.P. and may be deemed to be indirectly beneficially owned by (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the majority owner of the membership interests of VA Partners I, LLC, (v) ValueAct Holdings II, L.P. as the sole owner of the membership interests of ValueAct Capital Management, LLC and as the majority owner of the limited partnership interests of ValueAct Capital Management, L.P., and (vi) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. and ValueAct Holdings II, L.P. Mr. Morfit is a member of the management board of ValueAct Holdings GP, LLC. Each reporting person listed above disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein.

(10)	Includes 2,709 shares held in a family trust.
(11)	Includes 50,000 shares held in a family member trust. Mr. Robertson is not standing for reelection as a director and will retire from the Board, effective as of the Annual Meeting.
(12)

Includes 467,962 shares issuable upon the exercise of options vested and exercisable as of March 1, 2023 or, assuming continued service to the Company, vesting within 60 days of March 1, 2023 and upon settlement of RSUs within 60 days of March 1, 2023.

(13)

Includes 216,251 shares issuable upon the exercise of options vested and exercisable as of March 1, 2023 or, assuming continued service to the Company, vesting within 60 days of March 1, 2023 and upon settlement of RSUs within 60 days of March 1, 2023.

(14)	Includes 187 shares held in a family trust.
(15)	Includes 79,723 shares held in a family trust.
(16)	Includes 28,365 shares as to which Ms. Wojcicki shares or may be deemed to share voting and investment power. Ms. Wojcicki disclaims beneficial ownership of such shares.
(17)

Includes 2,762,353 shares issuable upon the exercise of options vested and exercisable as of March 1, 2023 or, assuming continued service to the Company, vesting within 60 days of March 1, 2023, and upon settlement of RSUs within 60 days of March 1, 2023.

38	2023 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain three primary equity compensation plans that provide for the issuance of shares of our common stock to our officers and other employees, directors and consultants: the 2004 Employee Stock Purchase Plan (the “ESPP”) and the 2013 Equity Incentive Plan (the “2013 Equity Plan”), which have both been approved by stockholders, and the 2014 Inducement Equity Incentive Plan (the “2014 Inducement Plan”), which has not been approved by stockholders. We have also assumed certain plans in connection with acquisitions, which plans have not been approved by Salesforce’s stockholders.

The following table sets forth information regarding outstanding stock options and restricted stock units as well as shares reserved for future issuance under the foregoing plans as of January 31, 2023:

Plan category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	48,384,943(2)	$183.14	95,178,372(3)
Equity compensation plans not approved by stockholders	4,819,087(4)	$86.64	736,987(5)

Total	53,204,030	$175.23	95,915,359

(1)

The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding RSU awards and performance-based RSU (“PRSU”) awards which have no exercise price.

(2)

Consists of options, RSUs, and PRSUs granted under the 2013 Equity Plan. For purposes of this table, PRSUs are assumed to be payable at 100% of target. If instead PRSUs paid out at maximum, the number of securities to be issued would be 49,507,706.

(3)

Consists of 22,862,529 shares available under the ESPP, including 5,250,840 shares subject to purchase during the purchase periods in effect as of January 31, 2023, and 72,315,843 shares available under the 2013 Equity Plan. Offerings under the ESPP were authorized by the Board of Directors in September 2011.

(4)

Consists of shares (other than restricted stock awards) issuable under the 2014 Inducement Plan and the following plans, which have been assumed by us in connection with certain of our acquisition transactions: the ExactTarget, Inc. 2008 Equity Incentive Plan assumed by us with our acquisition of ExactTarget, Inc. in July 2013; the SteelBrick Holdings, Inc. 2013 Equity Incentive Plan assumed by us with our acquisition of SteelBrick Inc. in December 2015; the MetaMind, Inc. 2014 Stock Incentive Plan assumed by us with our acquisition of MetaMind, Inc. in April 2016 (the “MetaMind Plan”); the Demandware, Inc. 2012 Stock Incentive Plan assumed by us with our acquisition of Demandware, Inc. in July 2016; the BeyondCore, Inc. 2007 Stock Incentive Plan assumed by us with our acquisition of BeyondCore, Inc. in August 2016; the Krux Digital, Inc. 2010 Stock Plan assumed by us with our acquisition of Krux Digital, Inc. in November 2016; the CloudCraze Software LLC 2016 Omnibus Incentive Plan assumed by us with our acquisition of CloudCraze LLC in April 2018; the MuleSoft, Inc. 2006 Stock Plan, MuleSoft, Inc. 2016 Equity Incentive Plan, and MuleSoft, Inc. 2017 Equity Incentive Plan, each assumed by us with our acquisition of MuleSoft, Inc. in May 2018; the Datorama Inc. 2012 Stock Incentive Plan assumed by us with our acquisition of Datorama Inc. in August 2018; the Optimizer Topco S.A.R.L. 2015 Share Incentive Plan assumed by us with our acquisition of ClickSoftware Technologies Ltd. in October 2019; the MapAnything, Inc. Amended and Restated 2015 Stock Incentive Plan assumed by us with our acquisition of MapAnything, Inc. in May 2019; the Salesforce Tableau Equity Plan and the Tableau Software, Inc. 2004 Equity Incentive Plan, each assumed by us with our acquisition of Tableau Software, Inc. in August 2019; the Evergage, Inc. 2010 Stock Plan, assumed by us with our acquisition of Evergage, Inc. in February 2020; the Vlocity, Inc. 2014 Stock Option and Grant Plan, assumed by us with our acquisition of Vlocity, Inc. in June 2020; the Slack 2009 Stock Plan and the Slack 2019 Stock Option and Incentive Plan, each assumed by us with our acquisition of Slack Technologies, Inc. in July 2021; and the Traction Sales and Marketing Inc. Equity Incentive Plan assumed by us with our acquisition of Traction Sales and Marketing Inc. in April 2022.

(5)	Consists of the 2014 Inducement Plan and the MetaMind Plan. The material features of the 2014 Inducement Plan and the MetaMind Plan are described below.

Material Features of the 2014 Inducement Equity Incentive Plan

The 2014 Inducement Plan was established by the Board in July 2014 with the purpose of attracting, retaining and incentivizing employees in furtherance of Salesforce’s success. In accordance with NYSE rules, this plan is used to offer equity awards as material inducements for new employees to join Salesforce, typically in connection with acquisitions. Subject to adjustment for certain changes in our capitalization, the maximum aggregate number of shares that may be issued under the 2014 Inducement Plan is the sum of 5,085,000 plus the number of shares, not to exceed 2,750,000, that, as of July 9, 2014, remained available for issuance under our 2006 Inducement Equity Incentive Plan (the “Prior Inducement Plan”) or that, after July 9, 2014, otherwise would have returned to the Prior Inducement Plan under its terms (for example, due to the expiration or forfeiture of an award under the Prior Inducement Plan).

2023 Proxy Statement	39

EQUITY COMPENSATION PLAN INFORMATION (CONTINUED)

The equity grants awarded under the 2014 Inducement Plan are typically in the form of restricted stock units but this plan also provides for the granting of other types of equity awards, including stock options, with exercise prices equal to the fair market value of our common stock on the date of grant. As of January 31, 2023, 709,945 shares of Salesforce common stock remained available for issuance under the 2014 Inducement Plan.

Material Features of the MetaMind, Inc. 2014 Stock Incentive Plan

The MetaMind, Inc. 2014 Stock Incentive Plan (the “MetaMind Plan”) was established by MetaMind, Inc. (“MetaMind”) in 2014 and was assumed by Salesforce in 2016 in connection with our acquisition of MetaMind. The purpose of the MetaMind Plan is to attract, retain and motivate persons who are expected to make important contributions and provide such persons with equity ownership opportunities and performance-based incentives intended to better align the interests of such persons with those of stockholders. From and after April 1, 2016, only employees, officers, directors, consultants and advisors of MetaMind as of immediately prior to such date and employees, officers, directors, consultants and advisors of Salesforce hired on or following such date are eligible to receive grants of new awards under the MetaMind Plan. The MetaMind Plan provides for the award of incentive stock options and nonstatutory stock options, each of which must generally have an exercise price equal to at least the fair market value of our common stock on the date of grant; stock appreciation rights; restricted stock awards; restricted stock unit awards; and other stock awards.

On April 1, 2016, Salesforce assumed outstanding stock options under the MetaMind Plan to purchase 55,110 shares of Salesforce common stock and outstanding restricted stock units in respect of 22,053 shares of Salesforce common stock. As of such date, 211,918 shares of common stock remained issuable for new awards under the MetaMind Plan. As of January 31, 2023, 27,042 shares of Salesforce common stock remained available for issuance under the MetaMind Plan.

40	2023 Proxy Statement

A LETTER FROM OUR COMPENSATION COMMITTEE

A LETTER FROM OUR COMPENSATION COMMITTEE

April 27, 2023

Dear Fellow Stockholders,

Fiscal 2023 was a meaningful inflection point for our Company. We navigated a changing market environment and introduced our comprehensive New Day strategy to drive stockholder value through a keen focus on operating discipline and profitable growth. We are proud of the progress to date—to not only deliver on our September 2022 Dreamforce commitments in an accelerated fashion, but to also rapidly build upon them through our continuing cost initiatives, ongoing director refreshment and Board oversight enhancements, and the acceleration of our share repurchase authorization from $10 billion to $20 billion.

These proactive initiatives drove compelling results for our stockholders in fiscal 2023, exceeding our expectations for both top-line growth and profitability. We generated $31.4 billion in revenue in fiscal year 2023, up 18% year-over-year, and operating cash flow of $7.1 billion, up 19% year-over-year. Further, our fiscal 2023 results have positioned Salesforce well to continue to build on our progress in fiscal 2024. The Board and management were pleased to announce fiscal 2024 guidance for non-GAAP operating margin that exceeds the 25%+ goal we shared at Dreamforce, two years ahead of schedule.

As our management team continues to execute on our priorities in fiscal 2024 and beyond, the Compensation Committee is focusing on ensuring that our compensation program is designed to support our New Day strategy and the Company’s core values of trust, customer success, innovation, equality and sustainability.

Stockholder feedback has been a critical part of our decision-making process, as we work to ensure that management incentives are aligned with stockholders’ interests and our goals of driving profitable growth and long-term value creation. To that end, we have adopted the following changes for fiscal 2024:

•	Added non-GAAP operating margin as a PRSU metric for fiscal 2024 with a 50% weighting (along with 50% rTSR), creating additional accountability on the Company’s margin progression

•	Restructured our long-term equity incentive award mix for NEOs below the CEO level to:

•	Eliminate the use of stock options

•	Increase the PRSU component of the long-term equity incentive program from 25% to 50%

•	Reduced the amount of the fiscal 2024 long-term incentive award to our CEO by nearly 40%

•	Introduced programmatic changes to our equity compensation program designed to result in the reduction of total stock-based compensation expense as a percentage of revenue over time

We believe these changes reinforce the importance we place on balancing growth and profitability going forward.

In recognition of the market environment, we also made the decision to reduce fiscal 2023 NEO bonuses from the formulaic 93.6% payout to 70%. We felt this level better reflects our stock price performance in fiscal 2023 and further aligns pay with stockholder return.

As we continue implementing our New Day priorities at Salesforce, the Compensation Committee remains committed to ensuring our executive compensation program is designed to help drive these business objectives and stockholder return.

Thank you for your continued support and investment in Salesforce.

Sincerely,

The Compensation Committee

John V. Roos (Chair)

Craig Conway

Neelie Kroes

2023 Proxy Statement	41

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation program for our Named Executive Officers (“NEOs”), including our executive compensation policies and practices and the corresponding pay decisions for our NEOs for and during fiscal 2023 (February 1, 2022 to January 31, 2023) and the key factors the Compensation Committee considered in making those decisions. This Compensation Discussion and Analysis also addresses certain aspects of our compensation program applicable generally to our executive officers, including our NEOs, as defined under SEC regulations (the “Executive Officers”).

Named Executive Officers

For fiscal 2023, our NEOs were:

•	Marc Benioff, our Chair of the Board and Chief Executive Officer (“CEO”), formerly our Co-Chief Executive Officer (“Co-CEO”);

•	Bret Taylor, formerly our Vice Chair of the Board and Co-CEO;

•	Amy Weaver, our President and Chief Financial Officer (“CFO”);

•	Parker Harris, our Chief Technology Officer and Co-Founder;

•	Srinivas Tallapragada, our President and Chief Engineering Officer; and

•	Brian Millham, our President and Chief Operating Officer.

Executive Summary

Fiscal 2023 Performance Highlights

Fiscal 2023 was a meaningful inflection point for Salesforce as we continued to transform our company for profitable growth. We introduced our comprehensive New Day strategy to drive stockholder value through a focus on operating discipline and profitable growth, and these initiatives helped drive strong results for fiscal 2023. Our executive compensation program is designed to reward our NEOs for the achievement of Company-wide financial, operating, and strategic objectives and the creation of long-term stockholder value. As highlighted below, our business and financial results provide context for our fiscal 2023 executive compensation program.

•	Revenue. Fiscal 2023 revenue was $31.4 billion, an increase of 18% year-over-year.

•

Earnings per Share.    Fiscal 2023 diluted earnings per share was $0.21 as compared to diluted earnings per share of $1.48 from a year ago. The fiscal 2023 results reflect the impact of the Company’s restructuring initiatives.

•	Cash. Cash provided by operations for fiscal 2023 was $7.1 billion, an increase of 19% year-over-year. Total cash, cash equivalents and marketable securities as of January 31, 2023 was $12.5 billion.

•

Remaining Performance Obligation.    Total remaining performance obligation as of January 31, 2023 was approximately $48.6 billion, an increase of 11% year-over-year. Current remaining performance obligation as of January 31, 2023 was approximately $24.6 billion, an increase of 12% year-over-year.

•

New Share Repurchase Program.    Authorized our first ever share repurchase program in fiscal 2023, returning $4.0 billion to stockholders during the fiscal year. Our Board subsequently authorized an increase to our share repurchase program from $10 billion to $20 billion, which we anticipate will allow us to fully offset our stock-based compensation dilution in fiscal 2024.

•

Focus on Profitable Growth.    In January 2023, we announced a restructuring plan intended to reduce operating costs, improve operating margins, and continue advancing our ongoing commitment to profitable growth. For fiscal 2023, we incurred approximately $828 million related to the restructuring plan.

42	2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The graphs below show our Revenue, Operating Cash Flow and Remaining Performance Obligation growth over the last five years.

Fiscal 2023 Executive Compensation Program Highlights

Highlights of our fiscal 2023 compensation program for the Named Executive Officers are below.

•

Maintained Target Total Cash Compensation Levels.    For the eighth year in a row, we maintained Mr. Benioff’s base salary and target bonus at fiscal 2016 levels. We also made no changes to the other NEOs’ base salary and target bonus levels.

•

Continued Leadership Development.    We promoted Mr. Millham, previously Chief Customer Success Officer and Chief Operating Officer for Global Distribution, to President and Chief Operating Officer. Mr. Millham did not receive a compensation increase in connection with his promotion.

•

Continued to Set Rigorous Performance Goals.    We continued to maintain rigorous performance goals for our annual cash bonus program, setting performance targets that exceeded our publicly announced fiscal 2023 financial guidance, and exercised discretion to significantly reduce NEO bonuses in light of the Company’s stock price and the overall business environment.

•

Co-CEO Equity Mix Continued to Consist of 60% PRSUs.    We continued to deliver 60% of the total target value of our Co-CEOs’ fiscal 2023 annual equity awards in the form of PRSUs, with target payout requiring TSR outperformance at the 60th percentile relative to peers.

•

Incorporated ESG Measures into Executive Compensation.    To further align our executive compensation program with our ESG initiatives, we included equality and sustainability measures, collectively weighted at 10%, in our annual cash bonus program for our NEOs.

•

Comprehensive Review of Compensation Program.    We undertook a comprehensive review of the structure and elements of our compensation program, with additional programmatic changes being implemented for fiscal 2024. See “—Looking Ahead—Our Fiscal 2024 Executive Compensation Program” on page 56 for additional information on these changes.

2023 Proxy Statement	43

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Stockholder Outreach, Board Responsiveness and Program Evolution

Stockholder Engagement

Engaged in Discussions ~60% of our outstanding common stock	Engaged in Discussions ~90% of our Top 20 stockholders	Director-Led Discussions ~30% of our outstanding common stock

Our Board and Compensation Committee value our stockholders’ views on our executive compensation program. Our Compensation Committee has put considerable thought and care into evaluating and evolving our executive compensation program and we conduct extensive ongoing outreach and engagement with our stockholders. In fiscal 2023, we met directly with stockholders who collectively own more than 60% of our shares outstanding. Meetings included discussions on financials (including our New Day for Profitable Growth framework), strategy, innovation, compensation, governance, board and leadership structure, and other matters. Meetings are generally attended by senior leaders in Investor Relations, Legal, Executive Compensation, Equality, and ESG Strategy, with independent members of the Board, including members of the Compensation Committee or our Lead Independent Director, often leading the discussions.

In setting the form and amount of compensation for our NEOs, the Compensation Committee also considers the voting results from our most recent annual stockholder advisory vote on NEO compensation. Stockholder support for our fiscal 2022 NEO compensation program was strong at more than 89%, indicating broad stockholder support for our executive compensation program.

The stockholder perspectives that we receive provide valuable insight as we continue to evolve our executive compensation program. For example, we added ESG goals (collectively weighted at 10%) to our annual cash bonus plan to align payouts with key initiatives related to our operational footprint, suppliers, and talent diversification objectives. We also added an operating metric to our fiscal 2024 PRSU program. We believe our program evolution over time has advanced our compensation practices and governance in a manner that both benefits stockholders and continues to align with our strategy and pay philosophy.

What We Heard	How We Responded

Integrate operational metrics into the long-term incentive program	• Incorporated non-GAAP operating margin in our FY24 PRSU program, equally weighted with relative TSR

Continue focus on pay and performance alignment

•   Increased PRSU component of FY24 long-term equity incentive mix from 25% to 50% for non-CEO NEOs* and maintained 60% PRSU weighting for CEO

•   Exercised discretion to reduce FY23 NEO bonuses to reflect FY23 stock price performance and market environment

•   Reduced target value of FY24 long-term equity awards by ~40% for our CEO and ~21% for other NEOs*

*	Mix shift and equity award reductions do not apply to Mr. Millham; see “—Pre-existing Retention Agreement with Mr. Millham” on page 53 for details.

For additional information regarding changes to our fiscal 2024 executive compensation program, please see “—Looking Ahead—Our Fiscal 2024 Executive Compensation Program” on page 56.

44	2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Fiscal 2023 NEO Leadership Transitions

On November 30, 2022, Bret Taylor, who served as our Co-CEO and Vice Chair of the Board since November 2021, and previously as our President and Chief Operating Officer since December 2019, announced his decision to transition from the Company effective at the end of fiscal 2023. Mr. Taylor did not receive any termination payments or benefits and he forfeited all unvested equity awards in connection with his departure. Mr. Benioff continues to serve as our CEO and Chair of the Board.

In August 2022, Brian Millham was promoted to President and Chief Operating Officer. Mr. Millham previously was our Chief Customer Success Officer and Chief Operating Officer, Global Distribution and has held senior leadership roles since joining the Company in 1999. In his new role, Mr. Millham continues to oversee the Customer Success Group and Professional Services, and has assumed leadership of the Global Sales organization to help drive and support the Company’s continued growth. Mr. Millham did not receive any increase in or changes to his compensation in connection with his promotion. See “—Pre-existing Retention Agreement with Mr. Millham” on page 53 for further details regarding Mr. Millham’s fiscal 2023 compensation.

Compensation Philosophy and Practices

Philosophy and Objectives

Our compensation philosophy is driven by our objective to attract and retain the premier talent needed to lead our Company in a dynamic, innovative and extremely competitive environment and to strongly align the interests of our NEOs with those of our stockholders for the long term. To accomplish this, we use compensation structures directly tied to the performance of our common stock, as well as key drivers of Company performance, including non-GAAP operating margin, revenue, operating cash flow and non-GAAP income from operations. Our executive compensation program is aligned with our overall business strategy, with a focus on driving profitable growth and long-term value for our stockholders.

Our executive compensation program is structured to use a mix of base salary, annual performance-based cash incentive awards and long-term equity awards to incentivize and reward contributions to our performance and creation of stockholder value over time. The majority of our NEOs’ target total direct compensation is variable, consisting of an annual performance cash bonus opportunity and long-term equity awards comprised of PRSUs, stock options, and RSUs, as described further below.

Challenges

We operate in a highly competitive market and industry, in which the competition for talented executives remains intense. The challenges we face in hiring and retaining Executive Officers are due to a number of factors, including:

•

Highly Competitive Cloud Computing Industry — We are a pioneer in the innovative and highly competitive enterprise cloud computing market. Historically, we have felt intense pressure from privately held start-up and early-stage public companies that could offer executives opportunities perceived to provide greater equity appreciation potential than those available from an established public company like ours. We also compete with significantly larger competitors that may be able to offer higher compensation than we can.

•

Competitive Executive Retention Environment — In the technology industry, there is substantial and continuous competition for executives with the experience and aptitude to motivate and lead engineers and others in designing, developing and managing software and Internet-related services, as well as qualified sales and operations personnel familiar with the technology industry. We are headquartered in the San Francisco Bay Area, where competition for top talent is particularly fierce. Further, our success has made our Executive Officers more attractive as candidates for employment with other companies, and they are subject to significant ongoing recruiting efforts by other companies in the technology industry.

•

Exceptionally Dynamic Business Environment — In recent years, we have experienced rapid growth in the geographic breadth and technical scope of our operations. More recently, macroeconomic factors have impacted our business and our customers’ businesses in ways that are difficult to isolate and quantify. This past January we announced a restructuring plan, including a 10% workforce reduction, intended to reduce operating costs, improve operating margins, and continue advancing our ongoing commitment to profitable growth. Not all individuals desire or are suited to manage in such an environment, making the services of our current Executive Officers more valuable and potentially hindering our efforts to recruit new Executive Officers.

•

Executive Officer Background — We seek to recruit and retain experienced Executive Officers with specific skills in key functional areas who have worked in a fast-paced and operationally complex environment comparable to ours. The number of executives with the most desirable experience is relatively low and proven executives are difficult to find. We have expanded our recruiting efforts both geographically and into other industries and sectors, which leads to increased complexity in recruiting efforts and has required us to be more flexible with our Executive Officer compensation packages.

2023 Proxy Statement	45

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Given this competitive environment, our compensation program is designed to be competitive with those companies with whom we compete for talent and to strengthen our ability to attract and retain the caliber of executives we need to sustain our industry-leading success.

Executive Compensation Governance Practices and Policies

We endeavor to maintain strong governance standards in our policies and practices related to executive compensation. Below is a summary of our key compensation and corporate governance practices.

What We Do

✓ Actively engage in year-round dialogue with our stockholders and incorporate feedback into our executive compensation programs

✓ Structure executive compensation to link pay and performance, with a significant portion generally variable and at-risk

✓ Grant PRSUs that require TSR outperformance (60th percentile) relative to peers to earn target payout

✓ Set rigorous goals for our annual and long-term performance-based incentive programs

✓ Cap performance-based annual bonus and long-term equity incentive payouts for NEOs

✓ Provide double-trigger cash, option and RSU change of control benefits

✓ Conduct an annual advisory vote on NEO compensation

✓ Review and evaluate our executive compensation and compensation peer group on a regular basis

✓ Maintain a clawback policy that applies to performance-based cash and equity programs

✓ Engage an independent compensation consultant to advise the Compensation Committee

✓ Require our NEOs to satisfy stringent stock holding requirements

✓ Regularly assess the risk-reward balance of our compensation programs in order to mitigate undue risks in our programs

What We Don’t Do

✗ No pension plans

✗ No supplemental executive retirement plans

✗ No stock option repricing without stockholder approval

✗ No excise tax gross-ups upon a change of control

✗ No hedging or pledging of our securities

46	2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Compensation Elements and Compensation for Named Executive Officers

We award cash compensation to our NEOs in the form of base salaries and annual cash incentives under our Gratitude Bonus Plan, and we award long-term equity incentive awards in the form of stock options, RSUs and PRSUs. To a lesser extent we also provide certain other benefits, generally consistent with what we provide to other employees, as described further below. We believe that each of these compensation elements is necessary to attract and retain our NEOs in a very competitive market for executive talent.

Compensation Element	Fiscal 2023 Program Design and Performance Measures	Purpose	% of Average NEO Target Total Direct Compensation
Base Salary	Provides a base level of compensation commensurate with each executive’s responsibilities	• Serves to attract and retain high-performing executives	6%
Annual Performance-Based Cash Bonus	Annual performance-based bonus payouts are based on the achievement of pre-established, rigorous financial and ESG performance goals, weighted at 90% and 10%, respectively: • Three equally weighted financial measures: Revenue, Operating Cash Flow, Non-GAAP Income from Operations • Four equally weighted ESG measures: Equality (U.S. Underrepresented Minorities and Women; and Global Women) and Sustainability (Air Travel and Supplier Engagement)	• Designed to drive achievement of key corporate financial and ESG performance goals • Financial measures are key indicators of our profitable growth and are aligned with our external operating framework • ESG measures strategically aligned with existing equality and net zero public commitments and initiatives	8%
Long-Term Equity Incentives

Equity Vehicles

We granted our NEOs long-term equity incentives in the form of PRSUs, stock options, and RSUs

•   PRSUs: Payouts tied to our three-year TSR performance relative to the Nasdaq-100, with target vesting tied to outperformance (60th percentile) relative to peers and no payout above target if absolute TSR is negative

•   Stock Options: Value is directly linked to our stock price appreciation through the date of exercise; stock options vest over four years

•   RSUs: Value is directly linked to our stock price performance; RSUs vest over four years

CEO Award Mix

60% PRSUs and 40% stock options (consistent with fiscal 2022)

		• The majority of each NEO’s target total direct compensation is provided in the form of long-term equity incentives to establish direct alignment with stock price performance and the interest of our stockholders • These equity awards reward absolute and relative long-term stock price appreciation, and promote long-term retention and performance	86%

Fiscal 2023 Base Salaries and Target Cash Bonus Opportunity

We believe we must offer competitive base salaries to attract, motivate and retain high-performing executive officers. The Compensation Committee has generally set the base salaries for our NEOs, after considering factors including:

•	a market review of the base salaries paid to executives in our compensation peer group;

•	the overall compensation that the NEO may potentially receive during employment with us; and

•	internal compensation alignment.

In late fiscal 2022, the Compensation Committee conducted a review of our executive compensation program for purposes of informing its decisions regarding the fiscal 2023 base salaries and bonus opportunities for our NEOs. The Compensation Committee considered the factors described above, Company and individual performance, and the roles, responsibilities, and experience of each of our NEOs. In early fiscal 2023, the Compensation Committee approved fiscal 2023 base salaries and bonus opportunities for our NEOs, except that the Compensation Committee reviewed Mr. Millham’s base salary and bonus opportunity when he became an Executive Officer in August 2022. Based on these reviews, the Compensation Committee determined not to change any of the NEOs’ fiscal 2023 base salaries or target bonus amounts.

2023 Proxy Statement	47

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

To establish our NEOs’ individual target cash bonus opportunities, which are expressed as a percentage of base salary, the Compensation Committee considers competitive pay data, input from its compensation consultant, and the level, position, objectives and scope of responsibilities of each NEO, as well as considerations of internal parity. The Compensation Committee approved target annual cash bonus opportunities for fiscal 2023 for each of our NEOs based on its review of our executive compensation program, peer company data, and the other factors described above. The Compensation Committee did not make any changes to the target cash bonus opportunities for any of the NEOs for fiscal 2023.

Named Executive Officer	Fiscal 2023 Base Salary	Change from Fiscal 2022	Fiscal 2023 Target Cash Bonus Opportunity (% of Base Salary)	Change from Fiscal 2022
Mr. Benioff	$1,550,000	No change	200%	No change
Mr. Taylor(1)	$1,400,000	No change	200%	No change
Ms. Weaver	$1,000,000	No change	100%	No change
Mr. Harris	$1,000,000	No change	100%	No change
Mr. Tallapragada	$1,000,000	No change	100%	No change
Mr. Millham(2)	$900,000	No change	100%	No change

(1)

Mr. Taylor resigned as Co-CEO and Vice Chair of the Board effective January 31, 2023, and received 25% of his fiscal 2023 target performance cash bonus award in September 2022, with the remaining portion forfeited.

(2)

Mr. Millham’s fiscal 2023 base salary and target bonus opportunity are consistent with the terms of his pre-existing retention agreement and were approved by the Compensation Committee when he became an Executive Officer in August 2022.

Annual Performance-Based Cash Bonuses

Our NEOs participate in the Gratitude Bonus Plan, our broad-based annual performance-based cash bonus plan. The Gratitude Bonus Plan is designed to tie individual bonus awards to achievement against key performance metrics of the Company that align with the interests of our stockholders. Each year, the Compensation Committee establishes a target bonus amount for each NEO, expressed as a percentage of base salary. The actual bonus amounts earned by each NEO are based upon the achievement of pre-established Company performance goals as well as the NEO’s individual performance for the year. Attainment against the Company performance goals is capped at 100% of target funding; however, the Compensation Committee can exercise discretion to reduce the formulaic funding percentage. The Compensation Committee believes that the annual performance metrics contribute to driving long-term stockholder value, play an important role in incentivizing performance, and help attract, motivate, and retain our NEOs.

NEO Bonus Payout Formula

Under the Gratitude Bonus Plan, payouts for our NEOs are determined based on the achievement of Company financial performance measures and ESG measures, as well as individual performance. The Compensation Committee typically approves the Company performance goals during the first quarter of the fiscal year. Attainment against these goals is capped at 100%, and individual performance can increase or decrease the actual bonus awards to NEOs. The fiscal 2023 performance goals are discussed in more detail under “Fiscal 2023 Performance Metrics and Fiscal 2023 Payouts” below.

Typically, after the first half of the fiscal year, we pay 25% of the full target bonus amount for all employees, including our NEOs, and after the end of the fiscal year, we pay any remaining amount earned. The remaining amount is determined based on the level of achievement against the applicable Company performance goals and may also take into account individual performance.

Individual performance may increase (up to a maximum of 125% of target bonus) or decrease payouts, and is determined by the Compensation Committee in its discretion based on factors it deems appropriate, including an assessment of individual performance and input from our CEO (other than with respect to himself). No adjustments for individual performance were made in fiscal 2023 for our NEOs. Historically, the Compensation Committee has determined not to pay more than 100% of the target bonus to any of our NEOs.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Fiscal 2023 Performance Metrics and Fiscal 2023 Payouts

In March 2022, the Compensation Committee approved the following three equally weighted Company financial performance goals for fiscal 2023: revenue; operating cash flow; and non-GAAP income from operations. The Compensation Committee believes that basing NEO bonus amounts on these financial measures aligns NEO incentives with stockholder interests in accordance with our compensation philosophy. In addition, the Compensation Committee approved ESG goals, consisting of two equality measures and two sustainability measures, each equally weighted.

The Company financial measures are collectively weighted at 90% and the ESG measures are collectively weighted at 10% for purposes of determining NEO bonus payouts. The Compensation Committee believes that these measures and weightings are appropriate to incentivize achievement of annual Company performance goals that further our strategy, are used by investors to evaluate our financial performance, and build accountability and accelerate our ESG initiatives.

Financial Performance Measures

The financial measures serve as clear goals for our NEOs to achieve growth and profitability objectives that are key indicators of our financial strength and long-term profitable growth. A threshold level of performance must be met for each of the relevant financial metrics to fund that component of NEO bonuses. The Compensation Committee believes that financial targets should be rigorous and challenging. As shown below, the fiscal 2023 financial targets were substantially higher than the fiscal 2022 financial targets and actual results, and exceeded the fiscal 2023 financial performance implied by the fiscal 2023 guidance we published in early fiscal 2023.

Annual Performance Bonus Measures for Fiscal 2023 — Financial Measures and Attainment

(all amounts in millions)

Financial Measures(1)	Fiscal 2022		Fiscal 2023
	Target	Actual(2)	Guidance(3)	Target	Actual(4)	Achievement

Revenue	$25,947	$26,492	$32,000 - $32,100	$32,274	$31,352	97%

Operating Cash Flow	$5,450	$6,000	$7,260 - $7,320	$7,450	$7,111	95%

Non-GAAP Income from Operations	$4,618	$5,031	$6,400 - $6,420	$6,455	$6,794	105%

Total Attainment(5)						95.7%

(1)

For purposes of the Gratitude Bonus Plan, “Revenue” is defined as our GAAP revenues, which may be adjusted to exclude acquisitions that were not contemplated at the time the goals were set; no such adjustments were made for fiscal 2023. “Operating Cash Flow” is defined as our GAAP operating cash flow. “Non-GAAP Income from Operations” is defined as our non-GAAP income from operations (revenues less cost of revenues and operating expenses, excluding the impact of stock-based compensation expense, amortization of acquisition-related intangible assets, and formal restructuring plan changes) as may be further adjusted to exclude certain acquisitions and not including the impact of amounts payable under the Gratitude Bonus Plan.

(2)	Results based on fiscal 2022 adjustments applicable to the Gratitude Bonus Plan, as described in our 2022 proxy statement.
(3)	Guidance as published (or implied by our published guidance) at the beginning of fiscal 2023, on March 1, 2022.
(4)	Results based on fiscal 2023 adjustments to Revenue and Non-GAAP Income from Operations applicable to the Gratitude Bonus Plan.
(5)	Represents the sum of the bonus funding drivers for each financial component based on the applicable payout scales.

For purposes of measuring actual attainment against our fiscal 2023 financial targets for bonus payouts:

•	Revenue was $31,352 million, up 18% year-over-year;

•	Operating cash flow was $7,111 million, up 19% year-over-year; and

•	Non-GAAP income from operations was $6,794 million, up 35% year-over-year.

Based on our performance against these targets, the weighted contribution for the financial performance component of NEO bonus payouts was 86.13% (weighted at 90% of overall Company performance) for fiscal 2023.

ESG Measures

In fiscal 2023, to build greater accountability and accelerate our ESG initiatives, we included ESG performance as part of the annual bonus plan targets for our Executive Officers, including our NEOs. We included two equality measures and two sustainability measures, each weighted equally, with each metric accounting for 25% of the overall ESG component if the applicable target was met or exceeded, and 0% for attainment below target levels. The equality measures focus on increasing representation of women, Black, Latinx, Indigenous and Multiracial employees. The sustainability measures focus on reducing global air travel emissions intensity, as well as increasing the percentage of spend with suppliers who have signed Salesforce’s Sustainability Exhibit, a procurement contract with the goal of reducing our collective carbon footprint and helping our suppliers set and meet climate targets. All of these measures are strategically aligned with existing public commitments and key initiatives.

2023 Proxy Statement	49

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Annual Performance Bonus Measures for Fiscal 2023 — ESG Measures and Attainment

ESG Measures (and Weighting)		Performance Targets	Achievement
Equality (50%)	U.S. Underrepresented Minorities & Women (25%)	47.5% of our U.S. Employees will identify as Underrepresented Minorities(1) (Black, Latinx, Indigenous, or Multiracial) and/or Women as of the end of fiscal 2023	Exceeded Target
	Global Women (25%)	36.5% of our Global Employees will identify as Women as of the end of fiscal 2023	Below Target
Sustainability (50%)	Air Travel (25%)	50% Reduction in air travel emissions intensity(2) (GHG emissions / Revenue) for fiscal 2023 relative to fiscal 2020 levels	Exceeded Target
	Supplier Engagement (25%)	10% of Spend in fiscal 2023 with suppliers who have signed an agreement with a Salesforce Supplier Sustainability Exhibit(3)	Exceeded Target

Total Attainment			75%

(1)

Underrepresented Minorities (URM) refers to ethnic or racial groups whose population is disproportionate to the population in society. In the U.S., we are referring to Black, Latinx, Native American, Native Hawaiian and Other Pacific Islander, and Multiracial employees of two or more races.

(2)	Air travel emissions intensity is the amount of greenhouse gas (GHG) emissions attributed to air travel per unit of annual revenue.
(3)

The Sustainability Exhibit is the set of sustainability-related terms that Salesforce aims to include in supplier contracts. With the Sustainability Exhibit, we ask suppliers to set science-based targets, increase sustainability disclosures, and deliver carbon-neutral products and services as part of their agreement with Salesforce.

As shown above, we exceeded target performance against three of our ESG measures for fiscal 2023 and did not meet target performance for one of them. Based on our attainment against these targets, the weighted contribution for the ESG component of NEO bonus payouts was 7.5% (weighted at 10% of overall Company performance).

Fiscal 2023 NEO Bonus Payouts

Our performance against our financial and ESG performance targets for fiscal 2023 resulted in a combined payout percentage of approximately 94%, based on weighted contributions of 86.13% and 7.5% for our financial and ESG goals, respectively.

However, in March 2023, after reviewing the Company’s stock price performance for fiscal 2023 within the context of the market environment, the Compensation Committee determined to exercise discretion to reduce the formulaic payout percentage down to 70% to better reflect our stock price performance in fiscal 2023 and further align pay with stockholder return. This reduction also aligned with the bonus payout percentage for all other employees who participated in our Gratitude Bonus Plan for fiscal 2023. After reviewing the individual performance of each NEO, the Compensation Committee determined that no individual adjustments were warranted and set the amounts payable to each individual NEO at 70% of the target opportunity.

Reduction of NEO Cash Bonuses

Named Executive Officer(1)	Target Annual Bonus Opportunity	Company Performance: Payout Percentage(2)	Fiscal 2023 Actual Bonus Payment
Mr. Benioff	$3,100,000	70%	$2,170,000
Ms. Weaver	$1,000,000	70%	$700,000
Mr. Harris	$1,000,000	70%	$700,000
Mr. Tallapragada	$1,000,000	70%	$700,000
Mr. Millham	$ 900,000	70%	$630,000

(1)

Mr. Taylor resigned as Co-CEO and Vice Chair of the Board effective January 31, 2023, and received 25% of his fiscal 2023 target performance cash bonus award in September 2022, with the remaining portion forfeited.

(2)	Reflects reduction from ~94% to 70%.

Long-Term Equity Incentives

The Compensation Committee periodically reviews our equity compensation program from a market perspective as well as in the context of our overall compensation philosophy. The Compensation Committee also considers the appropriateness of various equity vehicles, such as PRSUs, stock options and RSUs, as well as overall program costs (which include both stockholder dilution and compensation expense), when evaluating the long-term incentive mix for our NEOs. Further, the Compensation Committee considers peer company data and competitive positioning analyses, each NEO’s individual performance, and stockholder feedback.

50	2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Performance-Based Restricted Stock Units (PRSUs)

In fiscal 2023, we continued to grant performance-based RSUs. The PRSUs granted in fiscal 2023 contain the following key terms:

•	A single, three-year performance period;

•	Target payout requires 60th percentile relative TSR performance compared to the Nasdaq 100 Index group of companies (the “PRSU Index Group”) as of the grant date;

•	Maximum payout capped at 2x target;

•	No payout above target if TSR is negative; and

•	Require continued employment through the end of the 15th day of the month following the end of the performance period.

The graph below illustrates the potential PRSU payouts based on our relative TSR percentile performance. Each percentile of TSR performance below target reduces payout by 3.3333%, whereas each percentile of TSR performance above target increases payout by only 2.5641%.

Additional vesting rules apply in the event of a change of control of the Company, as described under “Employment Contracts and Certain Transactions—Performance-Based Restricted Stock Units” beginning on page 66. Beginning with fiscal 2024, PRSUs will also be earned in part based on non-GAAP operating margin performance. See “—Looking Ahead—Our Fiscal 2024 Executive Compensation Program” on page 56 for more details.

Historic PRSU Award Cycles and Performance

The table below provides supplemental information regarding our historical PRSU performance for awards that have already vested, and performance as of January 31, 2023, for awards that have yet to vest because the performance periods are ongoing, for supplemental information purposes only.

PRSU Grant(1)	Grant Date	End of 3-Year Performance Period	Beginning of Performance Period CRM Stock Price	End of Performance Period CRM Stock Price	CRM TSR(2)	rTSR Percentile Rank(3)	% of Target PRSUs Earned

Fiscal 2016	11/22/2015	11/22/2018	$ 74.08	$145.48	96.37%	78th	146%

Fiscal 2017	11/22/2016	11/22/2019	$ 74.20	$153.50	106.89%	82nd	156%

Fiscal 2019	3/22/2018	3/22/2021	$113.72	$224.23	97.17%	72nd	131%

Fiscal 2020	3/22/2019	3/22/2022	$152.72	$219.25	43.56%	36th	20%

Fiscal 2021(4)	4/22/2020	4/22/2023	$164.52	TBD	TBD	TBD	TBD

Fiscal 2022(5)	3/22/2021	3/22/2024	$224.23	TBD	TBD	TBD	TBD

Fiscal 2023(6)	3/22/2022	3/22/2025	$219.25	TBD	TBD	TBD	TBD

Fiscal 2023 Co-CEO grants(7)	6/22/2022	6/22/2025	$180.04	TBD	TBD	TBD	TBD

(1)

Mr. Taylor received a PRSU grant in December 2021 in connection with his appointment as Co-CEO. Mr. Taylor resigned from the Company effective as of January 31, 2023 and forfeited this award on such date.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

(2)

TSR is calculated by comparing the Company’s average closing share price over the 90 calendar days before commencement of the performance period and Company’s average closing share price over the 90 calendar days before the end of the performance period.

(3)	rTSR is the Company’s relative TSR, i.e., its TSR measured against the TSRs of the PRSU Index Group.
(4)

Performance Period ends on April 22, 2023, with any earned PRSUs vesting on May 15, 2023. The Company’s TSR from April 22, 2020 to January 31, 2023 was (12.20%) and our rTSR was at the 9th percentile. No PRSUs (0%) would be earned if the performance period had ended on January 31, 2023.

(5)

Performance Period ends on March 22, 2024. The Company’s TSR from March 22, 2021 to January 31, 2023 was (35.58%) and our rTSR was at the 22nd percentile. No PRSUs (0%) would be earned if the performance period had ended on January 31, 2023.

(6)

Performance Period ends on March 22, 2025. The Company’s TSR from March 22, 2022 to January 31, 2023 was (34.12%) and our rTSR was at the 22nd percentile. No PRSUs (0%) would be earned if the performance period had ended on January 31, 2023.

(7)

Performance Period ends on June 22, 2025. The Company’s TSR from June 22, 2022 to January 31, 2023 was (19.77%) and our rTSR was at the 23rd percentile. No PRSUs (0%) would be earned if the performance period had ended on January 31, 2023.

Vesting of Performance Awards with Performance Periods Ending in Fiscal 2023

As reflected in the chart above, PRSUs granted to our NEOs in fiscal 2020 vested and were paid out on April 15, 2022 after the end of the three-year performance period. The Company’s TSR for the three-year performance period ending on March 22, 2022 was at the 36th percentile of the PRSU Index Group. As a result, 20% of the target PRSUs granted to our fiscal 2023 NEOs vested on April 15, 2022.

Named Executive Officer	Target PRSU Shares Granted in Fiscal 2020	Earned PRSU Shares Vested in Fiscal 2023	Award Value on Vesting Date(1)
Mr. Benioff	74,391	14,878	$2,818,042
Mr. Taylor	15,499	3,099	$ 586,982
Ms. Weaver	15,499	3,099	$ 586,982
Mr. Harris	17,048	3,409	$ 645,699
Mr. Tallapragada	15,499	3,099	$ 586,982
Mr. Millham	4,650	930	$ 176,151

(1)	These amounts are based on a stock price of $189.41, the Company’s closing stock price on April 14, 2022.

Stock Options

We have historically granted, and may continue to grant, stock options to certain of our Executive Officers and other senior-level employees to align their interests with those of our stockholders and as an incentive to remain with us. Because stock options generate value only to the extent that the market price of our common stock increases during the period that the option is outstanding, they can provide a strong incentive to increase stockholder value. Further, because these options typically vest over a four-year period, they can incentivize building sustainable value over time. Therefore, the Compensation Committee believes that options to purchase shares of our common stock, with an exercise price equal to the market price of our common stock on the date of grant, are inherently performance-based and can be an effective tool to motivate certain NEOs to build stockholder value. For fiscal 2024, the Compensation Committee eliminated stock options from the award mix for NEOs below the CEO level, with the exception of Mr. Millham, whose award mix is governed by his pre-existing retention agreement.

Restricted Stock Units (RSUs)

We also grant RSUs to our NEOs. RSUs align the interests of our NEOs with those of our stockholders and help manage the dilutive effect of our equity compensation program. Our RSUs are subject to service-based vesting. Because RSUs have value to the recipient even in the absence of stock price appreciation, RSUs help us retain and incentivize employees during periods of market volatility and require us to grant fewer shares of common stock than through stock options of equivalent grant date fair value. Our RSUs typically vest over a four-year period, and we believe that, like stock options, they help incentivize our NEOs to build value that can be sustained over time.

Fiscal 2023 Long-Term Equity Award Decisions

In March 2022, the Compensation Committee approved the grants of fiscal 2023 long-term equity awards to our NEOs other than Mr. Benioff and Mr. Taylor, whose awards were approved in June 2022. In determining the amounts of these fiscal 2023 equity awards, the Compensation Committee considered the outstanding performance of the Company and the NEOs’ significant contributions during fiscal 2022. Mr. Benioff’s and Mr. Taylor’s fiscal 2023 long-term equity awards were approved in June 2022, after the Compensation Committee conducted a comprehensive review of the structure and elements of our Co-CEO compensation structure and determined to maintain the program consistent with the terms and arrangements provided to Mr. Benioff in previous years.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Consistent with the long-term incentive award mix for our CEO in fiscal 2022, Mr. Benioff and Mr. Taylor received approximately 60% of their fiscal 2023 equity award value in PRSUs, and 40% in stock options, both of which the Compensation Committee consider to be performance-based. Ms. Weaver, Mr. Harris and Mr. Tallapragada received approximately 25% of their fiscal 2023 equity award value in PRSUs, 50% in stock options, and 25% in RSUs. Pursuant to the terms of Mr. Millham’s pre-existing retention agreement (described below), Mr. Millham received approximately 50% of his fiscal 2023 equity award value in stock options, and 50% in RSUs.

Named Executive Officer	FY23 PRSUs ($)(1)	FY23 PRSUs (# at target)	FY23 Stock Options ($)(1)		FY23 Stock Options (#)	FY23 RSUs ($)(1)	FY23 RSUs (#)
Mr. Benioff	$14,760,156	78,906	$9,840,007		190,818	—	—
Mr. Taylor	$14,760,156	78,906	$9,840,007		190,818	—	—
Ms. Weaver	$3,500,062	15,159	$7,000,007		107,952	$3,500,088	16,040
Mr. Harris	$3,500,062	15,159	$7,000,007		107,952	$3,500,088	16,040
Mr. Tallapragada	$3,500,062	15,159	$7,000,007		107,952	$3,500,088	16,040
Mr. Millham	—	—	$6,557,060	(2)	101,121	$5,957,788	27,303

(1)

Dollar values reported reflect the aggregate grant date fair value (computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”)) of PRSUs, stock options, and RSUs, as applicable, granted to the NEOs, as reported in the Summary Compensation Table for Fiscal 2023. For further information on how these grant date fair values are calculated, please see footnotes 1 and 2 to the Fiscal 2023 Summary Compensation Table below.

(2)

The number of shares subject to Mr. Millham’s fiscal 2023 option and RSU awards was calculated in accordance with the Company’s valuation method for employees who are not Executive Officers, per the Millham Agreement (defined below).

Pre-existing Retention Agreement with Mr. Millham

In February 2021, prior to becoming an Executive Officer, Mr. Millham received an exceptionally strong offer for a high-profile leadership position at a high growth company. The CEO and other members of management then met with the Compensation Committee and discussed, among other things, Mr. Millham’s extraordinary contributions to the Company throughout his over twenty-year tenure, his deep relationships with key customers, his leadership of the Company’s distribution organization, the potential for him to take on additional responsibilities as part of broader leadership team succession planning, and the potential adverse impacts to the Company if he were to depart. The Compensation Committee agreed that it was in the best interests of stockholders and the Company to retain Mr. Millham. Accordingly, the CEO and other members of management negotiated a competitive retention package with Mr. Millham (the “Millham Agreement”), subject to the Compensation Committee’s approval. The Compensation Committee then reviewed relevant market data comparisons, received input from its independent advisor, and considered the factors outlined above and approved the Millham Agreement.

The Millham Agreement provides that for as long as Mr. Millham remains a full-time employee, his annual base salary will be $900,000, his annual bonus target will be 100% of his annual base salary, and through March 22, 2025, he will receive annual equity grants with a value of no less than $12,000,000 per year, split evenly between options and RSUs. Annual equity awards in excess of that amount may be granted in the form of performance-based RSUs. In addition, the Millham Agreement provides for a one-time retention bonus (the “Retention Bonus”) payable in four equal annual installments of $2,500,000 each, with each payment to be made on or about September 15 of each year from 2022 through 2025, subject to Mr. Millham’s continued employment through each applicable payment date. Mr. Millham received the first payment of the Retention Bonus in September 2022. In addition, Mr. Millham was granted a retention equity award in February 2021 consisting of an option to acquire 415,009 shares of Company common stock at an exercise price of $240.95. The option vests over four years, subject to Mr. Millham’s continued service through each applicable vesting date. Mr. Millham also is entitled to payments and benefits upon certain qualifying terminations of employment in accordance with the terms of the Millham Agreement, as described below under “—Employment Contracts and Certain Transactions—Millham Agreement.”

Subsequently, Mr. Millham was promoted to President and Chief Operating Officer in August 2022, a role that entails significantly expanded duties over multiple critical organizations spanning a majority of our employee base. Mr. Millham also took on certain responsibilities of our former co-CEO Mr. Taylor after Mr. Taylor’s departure and has been a driving force behind our ongoing New Day transformation. No additional cash or equity compensation was awarded to Mr. Millham in connection with his promotion or the expansion of his responsibilities.

Mr. Benioff’s Security Program

We have provided a security program for Mr. Benioff since fiscal 2012 and continued to do so in fiscal 2023. The Compensation Committee believes that amounts paid by the Company for this security program have been reasonable, necessary and for the Company’s benefit. In fiscal 2018, the Committee sought specific feedback from our major institutional investors on this topic and our

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

stockholders agreed that sponsorship of a comprehensive personal security program for Mr. Benioff was the right approach. The Committee, the Board and our stockholders concluded that in certain circumstances, personal security services can be a necessary component of an overall executive compensation program, and that any such program should align with the executive’s security profile.

Factors contributing to an executive’s security profile may include the size, location and activities of the company, the prominence of the company or the executive, overall public visibility and accessibility of the executive, and whether the company or executive is associated with controversial topics. Taking these factors into consideration, as well as trends in the overall security climate, the Compensation Committee believes that sponsorship of a comprehensive personal security program for Mr. Benioff continues to be the right approach for his safety and for the Company and its stockholders. The Compensation Committee periodically reviews the nature and cost of this program in relation to Mr. Benioff’s security profile. Because certain security services provided for Mr. Benioff may be viewed as conveying a personal benefit to him, we have reported the incremental costs to us of those services in the “All Other Compensation” column in the Summary Compensation Table.

Benefits

Like other employees, our Executive Officers, including the NEOs, participate in our employee benefit and welfare plans, including medical and dental care plans, a fitness reimbursement plan and a 401(k) plan. We generally do not provide our Executive Officers, including the NEOs, with additional retirement benefits, pensions, perquisites or other personal benefits, except Mr. Benioff’s security program as described above, and reimbursement of fees for home security arrangements for Ms. Weaver and Mr. Millham, each as noted in the “All Other Compensation” column in our Summary Compensation Table. We previously provided certain security-related benefits for Mr. Taylor as noted in the “All Other Compensation” column in our Summary Compensation Table. We believe the limited security benefits provided to Ms. Weaver, Mr. Millham and previously, Mr. Taylor, are appropriate given their respective security profiles, including their overall public visibility. We also occasionally provide certain benefits on an ad hoc basis, as noted for our NEOs in our Summary Compensation Table, if we believe that doing so is appropriate, reasonable and serves the interests of the Company, typically on the same terms we would provide such benefits for other employees.

NEO Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee oversees and administers our executive compensation program in accordance with its charter, which can be viewed in the Corporate Governance section of our Investor Relations website at http://investor.salesforce.com/corporate-governance. The Compensation Committee’s role includes oversight of our equity and incentive-based plans. The Compensation Committee meets regularly throughout the year, and it met 17 times in fiscal 2023. At least annually, it reviews the NEO compensation program overall, and approves the target total direct compensation for our NEOs, including base salaries, target annual performance cash bonus opportunities and long-term equity grants (if any) for the fiscal year. In setting these elements of compensation, the Compensation Committee reviews the total target compensation for our NEOs and considers market and peer practices. Specifically, the Compensation Committee is provided with competitive positioning data for similarly situated executives at companies in our peer group, as well as summary consolidated information about our NEOs’ total compensation and pay history to use in setting individual compensation elements and making decisions on total NEO compensation levels.

Role of Committee Advisors

The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. As in the past, the Compensation Committee continued to engage the services of Compensia, Inc., an independent, national compensation consulting firm (the “compensation consultant”), in fiscal 2023. Pursuant to the factors set forth in Item 407 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Compensation Committee has reviewed the independence of the compensation consultant and conducted a conflicts of interest assessment (taking into consideration factors specified in the NYSE listing standards) and has concluded that the compensation consultant is independent and its work for the Compensation Committee has not raised any conflicts of interest. No other fees were paid to the compensation consultant except fees related to its services to the Compensation Committee and the Governance Committee. The compensation consultant provides the Compensation Committee with guidance regarding the amount and types of compensation that we provide to our Executive Officers and how these compare to peer company compensation practices, as well as advice regarding other compensation-related matters. The compensation consultant also provides the Compensation Committee with advice related to our equity plans and provides the Governance Committee with data and advice regarding the Board’s compensation program.

Representatives of the compensation consultant attend meetings of the Compensation Committee and Governance Committee, as requested, and also communicate with the Compensation Committee and Governance Committee outside of meetings. The compensation consultant reports to the Compensation Committee and Governance Committee rather than to management, although

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

representatives of the firm may meet with members of management, including our CEO, and individuals in our Employee Success (human resources) department, for purposes of gathering information on proposals that management may make to the Compensation Committee or Governance Committee. During fiscal 2023, the compensation consultant met with various Executive Officers to collect data and obtain management’s perspective on the fiscal 2023 compensation for our Executive Officers and non-employee directors. The Compensation Committee may replace its compensation consultant or hire additional advisors at any time.

Role of Executive Officers

Messrs. Benioff and Taylor provided input to the Compensation Committee with respect to the performance and compensation of Executive Officers, including the NEOs other than themselves. The Compensation Committee took their input into consideration when determining and approving Executive Officer compensation. Executive leaders in our Legal and Employee Success organizations provide general administrative support to the Compensation Committee throughout the year, including providing legal advice and overseeing the documentation of equity plans and awards as approved by the Compensation Committee, and attending Compensation Committee meetings as requested.

Role of Peer Companies

The Compensation Committee regularly reviews the appropriateness of the compensation peer group used by the compensation consultant to generate competitive pay data for the Compensation Committee’s review in connection with Executive Officer compensation decisions. The compensation consultant regularly analyzes our group of peer companies based on similarity to us on various financial and other measures, such as industry, revenue, market capitalization, number of employees and growth history and potential, as well as competition for executive officers. The fiscal 2023 peer group (the “2023 Peer Group”) selected by the Compensation Committee after considering the input of the compensation consultant was:

• Accenture plc	• Intuit Inc.

• Adobe Inc.	• Microsoft Corporation

• Alphabet Inc.	• Oracle Corporation

• Amazon.com, Inc.	• Paypal Holdings, Inc.

• Apple Inc.	• SAP SE

• Cisco Systems, Inc.	• ServiceNow, Inc.

• Dell Technologies Inc.	• Block, Inc.

• Meta Platforms, Inc.	• VMware, Inc.

• International Business Machines Corporation	• Workday, Inc.

Comparative Market Data

Peer data is a helpful reference for the Compensation Committee to assess the competitiveness and appropriateness of our Executive Officer compensation program within our industry sector and the broader business community. Ultimately, the Compensation Committee applies its own business judgment and experience to determine the individual compensation elements, the amount of each compensation element and total target compensation. The Compensation Committee does not set or target the compensation of our NEOs at specific levels or within specified percentile ranges relative to peer company pay levels. Depending upon Company and individual performance, as well as the various other factors discussed in this Compensation Discussion and Analysis, target and actual total direct compensation of our NEOs, as well as individual compensation elements, may be within, below or above the market range for their positions.

In addition, as part of its Executive Officer compensation planning process, the Compensation Committee reviewed aggregated survey data, which provided additional context regarding executive compensation practices in the marketplace, drawn from a Radford Custom Compensation Survey. The Compensation Committee also periodically reviews compensation data from certain other companies in the market for the executive talent for whom we compete.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Looking Ahead—Our Fiscal 2024 Executive Compensation Program

We continuously solicit and consider stockholder feedback on our executive compensation program. In response to feedback we heard during our investor engagement over the past year, and after significant program review, analysis and deliberation, we made several key changes to our executive compensation program for fiscal 2024.

We restructured our PRSU program to include non-GAAP operating margin, equally weighted with relative TSR.

The fiscal 2024 PRSUs:

•	Use two equally weighted performance measures: non-GAAP operating margin and relative TSR

•	Measure performance over a three-year period for relative TSR, and three annual periods for non-GAAP operating margin

•	Vest at the end of the three-year performance period

•	Continue to require TSR outperformance (60th percentile) against the PRSU Index Group for target payout, with payouts capped at 100% of target if our absolute TSR is negative

We increased the PRSU component of the fiscal 2024 long-term equity incentive mix.

In addition, we increased the PRSU weighting of the overall equity award mix, and eliminated stock options, for Ms. Weaver, Mr. Harris and Mr. Tallapragada. We maintained a 60% PRSU weighting for our CEO consistent with fiscal years 2022 and 2023, and a 50/50 mix of stock options and RSUs for Mr. Millham per his pre-existing agreement.

We reduced the amount of fiscal 2024 long-term equity incentives in comparison to fiscal 2023.

To reflect Company performance in fiscal 2023, we reduced fiscal 2024 long-term equity incentives compared to fiscal 2023 by approximately 40% for our CEO, and by approximately 21% for Ms. Weaver, Mr. Harris and Mr. Tallapragada.

Target Value of Fiscal 2024 Long-Term Equity Incentive Awards(1)

Named Executive Officer	FY24 PRSUs(2)	FY24 Stock Options	FY24 RSUs	Total FY24 Equity Value (at Target)

Mr. Benioff	$9,000,000	$6,000,000	—	$15,000,000

Ms. Weaver	$5,500,000	—	$5,500,000	$11,000,000

Mr. Harris	$5,500,000	—	$5,500,000	$11,000,000

Mr. Tallapragada	$5,500,000	—	$5,500,000	$11,000,000

Mr. Millham	—	$6,000,000	$6,000,000	$12,000,000
(1)	Values are intended target values of fiscal 2024 long-term equity awards and may differ from values reported in the Summary Compensation Table for fiscal 2024 or the values actually realized.
(2)

As required under Item 402 of Regulation S-K of the Exchange Act, we will disclose the values of the fiscal 2024 equity awards in our 2024 proxy statement in accordance with FASB ASC Topic 718, which provides that the grant date for performance awards does not occur until the applicable performance goals are established and communicated to participants. The fiscal 2026 non-GAAP operating margin PRSU goal has not yet been established, and if it is not established in fiscal 2024, the associated portion of fiscal 2024 PRSUs will not be reflected in the 2024 proxy statement compensation tables, and instead will be reflected in the proxy statement for the fiscal year in which the goal is established. Further, the accounting expense associated with the fiscal 2026 non-GAAP operating margin portion of the fiscal 2024 PRSUs will not be quantifiable until that goal is established.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

We maintained fiscal 2024 base salaries and target bonuses at fiscal 2023 levels.

In March 2023, we reviewed base salaries and target bonus opportunities for our NEOs and determined not to make any changes for fiscal 2024.

Additional details on our fiscal 2024 compensation program will be described in our 2024 proxy statement.

Other Compensation Policies

Stock Ownership Guidelines

We maintain a stock ownership policy for our Executive Officers, including our NEOs, as set forth in our Corporate Governance Guidelines (the “Guidelines”). The Guidelines provide that our CEO must attain ownership of, by the fifth anniversary of his or her appointment as CEO, and maintain ownership throughout his or her tenure, a number of shares of our common stock equal to the lesser of 112,000 shares or the number of shares equivalent in value to four times his or her annual salary. With ownership of over 27.6 million shares as of April 14, 2023, Mr. Benioff significantly exceeds his ownership requirements under these guidelines.

The Guidelines also provide that each other Executive Officer must attain ownership by the fifth anniversary from the date he or she becomes an Executive Officer and maintain ownership throughout his or her tenure as an Executive Officer of a number of shares equivalent in value to 1.5x his or her annual salary. Each of the NEOs is in compliance with the stock ownership policy.

We also maintain a stock ownership policy for our non-employee directors, as described earlier in “Directors and Corporate Governance—Compensation of Directors” on page 31 and as set forth in our Guidelines.

Performance-Based Compensation Recoupment “Clawback” Policy

The Guidelines include a clawback provision, which provides that if we restate our reported financial results, the Board will review the performance-based awards made to our Executive Officers, and to the extent required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), other clawback provisions of applicable law, or NYSE Listing Standards, we will seek to recover or cancel any such awards that were awarded as a result of achieving performance targets that would not have been met under the restated financial results. The SEC has recently finalized rules promulgating the clawback provisions of the Dodd-Frank Act and the NYSE has proposed Listing Standards requiring the development and implementation of the clawback policy mandated by the Dodd-Frank Act. We are monitoring the rule-making actions of the NYSE related to clawback policies and plan to amend our clawback policies to comply with the final NYSE Listing Standards once they are effective. In addition, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our CEO and CFO may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive pursuant to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

Prohibition on Hedging and Pledging Transactions

Our insider trading policy prohibits any employee (including our Executive Officers) or director from, among other things, engaging in short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock (other than stock options and other awards granted pursuant to the Company’s equity plans). Executive Officers and directors also are not permitted to pledge our securities.

Equity Award Grant Practices

The majority of our equity awards are granted on an annual basis, typically in March. New hire and ad hoc awards are generally granted monthly throughout the fiscal year, typically on the 22nd day of the month.

Post-Employment Compensation

We recognize that it is possible that we may be involved in a transaction involving a change of control of the Company, and that this possibility could result in the departure or distraction of our NEOs to the detriment of our business. The Compensation Committee and the Board believe that the prospect of such a change of control transaction would likely result in our NEOs facing uncertainties about their future employment and distractions resulting from concern over how the potential transaction might affect them.

To allow our NEOs to focus solely on making decisions that are in the best interests of our stockholders in the event of a possible, threatened, or pending change of control transaction, and to encourage them to remain with us despite the possibility that a change of control might affect them adversely, we have entered into Change of Control and Retention Agreements with each of our Executive Officers, including our NEOs, that provide them with certain payments and benefits in the event of the termination of their employment within the three-month period prior to, or the 18-month period following, a change of control of the Company (referred to as the “change of control period”). Severance payments and benefits under these agreements are conditioned on the NEOs’ signing a release of claims in favor of the Company. The Compensation Committee and the Board believe that these “double-trigger” agreements serve as an important retention tool to ensure that personal uncertainties do not dilute our NEOs’ complete focus on building stockholder value.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Upon a qualifying termination of employment during the change of control period, these agreements provide each of our current NEOs (other than Mr. Benioff, as described below) with a payment equal to 150% of his or her annual base salary and target cash bonus, Company-paid premiums for health care (medical, dental and vision) continuation coverage for a period of up to 18 months following termination of employment, and the full and immediate vesting of all outstanding and unvested equity awards (based on performance through the date of the change of control for PRSUs).

If Mr. Benioff has a qualifying termination of employment during the change of control period, his Change of Control and Retention Agreement provides him with a lump-sum payment equal to 200% of his annual base salary and target cash bonus, Company-paid premiums for health care (medical, dental and vision) continuation coverage for a period of up to 24 months following termination of employment, and the full and immediate vesting of all outstanding and unvested equity awards.

For specific information regarding how such a qualifying termination in connection with a change of control would impact the NEOs’ PRSUs, see “Employment Contracts and Certain Transactions—Performance-Based Restricted Stock Units” on page 66.

In establishing these terms and conditions, the Compensation Committee and the other independent directors considered competitive market data and governance best practices information provided by the compensation consultant. They also evaluated the cost of these arrangements and the potential payout levels to each affected NEO under various scenarios. In approving these agreements, they determined that the cost to us and our stockholders was reasonable and not excessive, given the benefit conferred to us.

The Compensation Committee and the Board believe that these agreements will help to maintain the continued focus and dedication of our NEOs to their assigned duties without the distraction that could result from the possibility of a change of control of the Company.

Mr. Millham is also entitled to payments and benefits upon certain qualifying terminations of employment in accordance with the terms of the Millham Agreement. See “Employment Contracts and Certain Transactions—Millham Agreement” on page 67.

For a summary of the material terms and conditions of agreements in effect during fiscal 2023, see “Employment Contracts and Certain Transactions” beginning on page 66.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes limitations on the deductibility for corporate federal income tax purposes of remuneration in excess of $1 million paid to any person who has served as chief executive officer, chief financial officer and each of the three next most highly compensated executive officers of a public company. As a result, we expect that compensation awarded to our NEOs will not be deductible to the extent it exceeds the $1 million threshold.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Internal Revenue Code provide that executive officers, directors who hold significant equity interests, and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change of control of the Company that exceed certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that the executive might owe as a result of the application of Sections 280G or 4999 during fiscal 2023 and we have not agreed and are not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement.

Section 409A of the Internal Revenue Code imposes significant additional taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not comply with the requirements of Section 409A of the Internal Revenue Code. We have structured deferred compensation in a manner intended to comply with or be exempt from Section 409A of the Internal Revenue Code and the regulations and other guidance promulgated thereunder.

Accounting for Stock-Based Compensation

We follow FASB ASC Topic 718 in connection with the financial reporting of our stock options and other stock-based awards. FASB ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock option grants using a variety of assumptions, as well as the grant date “fair value” of their other stock-based awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executives may never realize any value from their options or other stock-based awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock option grants and other stock-based awards in their income statements over the period in which an executive is required to render service in exchange for vesting of the option or other award. When determining the types and amounts of equity compensation granted to the NEOs, the Compensation Committee considers the advantages and disadvantages of various equity vehicles, such as stock options, RSUs and PRSUs. As part of this consideration, the Compensation Committee takes into account the overall program cost, which includes the associated compensation expense for financial reporting purposes.

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COMPENSATION RISK ASSESSMENT

COMPENSATION RISK ASSESSMENT

As part of its risk oversight efforts, the Compensation Committee evaluates our compensation programs to determine whether the design and operation of our policies and practices could encourage executives or employees to take excessive or inappropriate risks that would be reasonably likely to have a material adverse effect on the Company and has concluded that they do not. In making that determination, the Compensation Committee considered the design, size and scope of our cash and equity incentive programs and program features that mitigate against potential risks, such as payout caps, clawbacks, and the nature and mix of performance-based and variable compensation. With regard to our equity incentive programs, the Compensation Committee considers the vesting terms and, for Executive Officers, stock ownership requirements. Additional controls such as our clawback policy, our Code of Conduct and related training, and periodic sub-certification requirements for our Executive Officers, help mitigate the risks of unethical behavior and inappropriate risk-taking. The Compensation Committee reviewed the results of its evaluation with management and the Compensation Committee’s independent compensation consultant and has concluded that our compensation policies and practices strike an appropriate balance of risk and reward in relation to our overall business, strategy, and objectives, and do not create risks that are reasonably likely to have a material adverse effect on the Company.

2023 Proxy Statement	59

SUMMARY COMPENSATION TABLE

SUMMARY COMPENSATION TABLE

The following table sets forth, for fiscal 2023 and the two prior fiscal years, the compensation reportable for our NEOs, as determined under SEC rules.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compen- sation	All Other Compen- sation		Total
Marc Benioff	2023	$1,550,000	$3,750(3)	$14,760,156	$9,840,007	$2,170,000	$1,544,980	(4)	$29,868,893
Chair of the Board and	2022	$1,550,000	—	$13,500,117	$9,000,018	$3,100,000	$1,451,977		$28,602,112
CEO	2021	$1,550,000	—	$12,000,089	$8,000,031	$2,824,100	$1,366,555		$25,740,775
Bret Taylor	2023	$1,400,000	$500(5)	$14,760,156	$9,840,007	$700,000(6)	$92,135	(7)	$26,792,798
Former Vice Chair of the Board and Co-CEO	2022	$1,067,778	$500	$10,500,476	$9,500,066	$1,691,325	$34,270		$22,794,415
	2021	$1,000,000	$1,500	$6,000,049	$6,000,003	$911,000	$6,568		$13,919,121
Amy Weaver	2023	$1,000,000	—	$7,000,150	$7,000,007	$700,000	$7,317	(9)	$15,707,474
President and Chief Financial Officer(8)	2022	$1,000,000	—	$6,000,210	$6,000,050	$1,000,000	$43,254		$14,043,514
Parker Harris	2023	$1,000,000	—	$7,000,150	$7,000,007	$700,000	—		$15,700,157
Chief Technology Officer and Co-Founder	2022	$1,000,000	—	$6,000,210	$6,000,050	$1,000,000	—		$14,000,260
	2021	$1,000,000	—	$5,500,148	$5,500,016	$911,000	—		$12,911,164
Srinivas Tallapragada	2023	$1,000,000	—	$7,000,150	$7,000,007	$700,000	$5,000	(10)	$15,705,157
President and Chief Engineering Officer	2022	$1,000,000	—	$6,000,210	$6,000,050	$1,000,000	$5,167		$14,005,427
	2021	$950,000	$250,000	$5,500,148	$5,500,016	$865,450	$5,167		$13,070,781
Brian Millham President and Chief Operating Officer(11)	2023	$900,000	$2,500,000(12)	$5,957,788	$6,557,060	$630,000	$36,840	(13)	$16,581,688

(1)

Amounts reported under the Stock Awards column do not reflect compensation actually received by the NEO. Instead, the amounts reported reflect the aggregate grant date fair value of RSUs and PRSUs granted to the executives, which for RSUs is calculated by multiplying the number of shares subject to the award by the closing price of one share of our common stock on the date of grant, and for PRSUs is calculated by multiplying the number of shares subject to the award by the estimated fair value using a Monte Carlo valuation method pursuant to FASB ASC Topic 718. The Monte Carlo valuation method simulates a range of possible future stock prices for Salesforce and each company in the PRSU Index Group over the PRSUs’ three-year performance periods using certain factual data and an assumed risk-free interest rate. For each PRSU award granted in fiscal 2023, the expected term was based on the actual three-year term of the PRSUs, the expected volatility of 37.49% for awards granted on March 22, 2022 and 42.08% for awards granted on June 22, 2022 was based on the Company’s historical stock price volatility over the three years prior to the date of grant to conform to the term of the awards and implied volatility on call options for the Company and the PRSU Index Group, consistent with the methodology addressed in FASB ASC Topic 718-10-55-37, and the expected dividend rate for Salesforce’s stock was based on the current dividend rate of zero, consistent with the statement in our Form 10-K that we do not intend to pay cash dividends for the foreseeable future. In addition to the foregoing, the risk-free rate of interest was 2.37% for PRSUs granted on March 22, 2022 and 3.17% for PRSUs granted on June 22, 2022 derived from prevailing interest rates on zero-coupon U.S. Treasury Bills for corresponding maturities. Based on this methodology, the valuation of the PRSUs granted on March 22, 2022 was 105.81% of the closing price of the Company’s stock on the date of grant for PRSUs and 111.71% of the closing price of the Company’s stock for PRSUs granted on June 22, 2022.

(2)

Amounts reported under the Option Awards column do not reflect compensation actually received by the NEO. Instead, the amounts reported are the grant date fair value of stock options granted to the executives as determined pursuant to FASB ASC Topic 718, excluding estimated forfeitures. The assumptions used to calculate the value of option awards are set forth under Note 11 of the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for fiscal 2023 filed with the SEC on March 8, 2023.

(3)	Represents the value of patent bonuses awarded to Mr. Benioff.
(4)

This amount includes an allocation of costs paid by the Company for security arrangements provided for Mr. Benioff ($1,539,980) that are in addition to security arrangements provided while at work or on business travel. We view these security services as a necessary and appropriate business expense, but have reported incremental costs to us of the arrangements because they may be viewed as conveying a personal benefit to him. Additionally, this amount includes Company matching contributions under the Company 401(k) plan ($5,000). On occasion, guests of Mr. Benioff also may accompany him or other Salesforce employees, at no incremental cost to the Company, on corporate aircraft used for business purposes.

(5)	Represents the value of a patent bonus awarded to Mr. Taylor.
(6)

Reflects the portion of Mr. Taylor’s annual bonus award that was paid out after the first half of the fiscal year. Mr. Taylor resigned as Co-CEO and Vice Chair of the Board effective January 31, 2023, and was not eligible to receive the remaining amount of any fiscal 2023 annual bonus award he may have earned had he remained employed through the payment date in fiscal 2024.

(7)

This amount includes an allocation of costs paid by the Company for security benefits provided for Mr. Taylor ($87,135) that include the amounts paid by the Company for a security driver and a rental car used by Mr. Taylor for commuting purposes, as well as Company matching contributions under the Company 401(k) plan ($5,000). On occasion, guests of Mr. Taylor accompanied him or other Salesforce employees, at no incremental cost to the Company, on corporate aircraft used for business purposes.

60	2023 Proxy Statement

SUMMARY COMPENSATION TABLE (CONTINUED)

(8)	Ms. Weaver was not a Named Executive Officer prior to fiscal 2022.
(9)

This amount includes a tax gross-up associated with the allocation of costs paid by the Company for security benefits for Ms. Weaver ($2,317), as well as Company matching contributions under the Company 401(k) plan ($5,000).

(10)	Represents Company matching contributions under the Company 401(k) plan ($5,000).
(11)	Mr. Millham was not a Named Executive Officer prior to fiscal 2023.
(12)	Represents the first installment of a retention bonus paid to Mr. Millham pursuant to the Millham Agreement.
(13)

This amount includes (a) Company-paid costs of $13,771 for attending motivational Company sales team and leadership events, consistent with how the Company treated these benefits for all other employees who attended such events, (b) an allocation of costs paid by the Company for security benefits provided for Mr. Millham of $1,322, and (c) $16,747 for a tax gross-up associated with these costs. This amount also includes Company matching contributions under the Company 401(k) plan ($5,000).

2023 Proxy Statement	61

GRANTS OF PLAN-BASED AWARDS TABLE

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth certain information with respect to all plan-based awards granted to the NEOs during fiscal 2023.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards(4)	Grant Date Fair Value of Stock and Option Awards(5)
Name	Grant Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Marc Benioff	N/A	—	$3,100,000	$3,875,000	—	—	—	—	—	—	—
	06/22/2022	—	—	—	—	78,906	157,812	—	—	—	$14,760,156
	06/22/2022	—	—	—	—	—	—	—	190,818	$167.45	$9,840,007
Bret Taylor	N/A	—	$2,800,000	$3,500,000	—	—	—	—	—	—	—
	06/22/2022	—	—	—	—	78,906	157,812	—	—	—	$14,760,156
	06/22/2022	—	—	—	—	—	—	—	190,818	$167.45	$9,840,007
Amy Weaver	N/A	—	$1,000,000	$1,250,000	—	—	—	—	—	—	—
	03/22/2022	—	—	—	—	15,159	30,318	—	—	—	$3,500,062
	03/22/2022	—	—	—	—	—	—	—	107,952	$218.21	$7,000,007
	03/22/2022	—	—	—	—	—	—	16,040	—	—	$3,500,088
Parker Harris	N/A	—	$1,000,000	$1,250,000	—	—	—	—	—	—	—
	03/22/2022	—	—	—	—	15,159	30,318	—	—	—	$3,500,062
	03/22/2022	—	—	—	—	—	—	—	107,952	$218.21	$7,000,007
	03/22/2022	—	—	—	—	—	—	16,040	—	—	$3,500,088
Srinivas Tallapragada	N/A	—	$1,000,000	$1,250,000	—	—	—	—	—	—	—
	03/22/2022	—	—	—	—	15,159	30,318	—	—	—	$3,500,062
	03/22/2022	—	—	—	—	—	—	—	107,952	$218.21	$7,000,007
	03/22/2022	—	—	—	—	—	—	16,040	—	—	$3,500,088
Brian Millham	N/A	—	$900,000	$1,125,000	—	—	—	—	—	—	—
	03/22/2022	—	—	—	—	—	—	—	101,121	$218.21	$6,557,060
	03/22/2022	—	—	—	—	—	—	27,303	—	—	$5,957,788

(1)

The Company’s non-equity incentive plan awards, and how they were determined under the Gratitude Bonus Plan, are based upon a formula that may include some discretion as to amounts paid (in fiscal 2023 discretion was used to reduce the payout percentage for NEO bonuses), as discussed above under “Compensation Discussion and Analysis—Compensation Elements and Compensation for Named Executive Officers—Annual Performance-Based Cash Bonuses.” “Maximum” amounts shown reflect a 125% individual multiplier limit on payouts to executive officers. Actual amounts paid were equal to 70% of target, except that Mr. Taylor was not eligible to receive the full fiscal 2023 annual bonus award due to his departure on January 31, 2023, prior to the payment date.

(2)

Represents the target and maximum units for PRSUs granted in fiscal 2023. PRSUs are earned and eligible to vest based on our TSR ranking relative to the PRSU Index Group measured over the three-year Performance Period from the grant date. If the Company’s TSR over the Performance Period is at the 60th percentile when ranked against the TSRs of the companies in the PRSU Index Group, 100% of the target number of PRSUs will vest. For every percentile by which the Company’s TSR ranking within the PRSU Index Group is (a) above the 60th percentile, PRSUs vesting will increase by 2.5641%, up to a maximum payout of 200% of target if the Company’s TSR ranking is at the 99th percentile; and (b) below the 60th percentile, PRSUs vesting will decrease by 3.3333%, with no payout if the Company’s TSR ranking is below the 30th percentile. If our relative TSR rank is at the 31st percentile for the Performance Period, 3.3333% of the target PRSUs would be earned and eligible to vest. If the Company’s absolute TSR over the Performance Period is negative, the number of PRSUs earned and eligible to vest will not exceed 100% of target. If any of these PRSUs become eligible to vest, they will vest after the end of the applicable three-year performance period on April 15, 2025 for PRSUs granted to NEOs other than Mr. Benioff and Mr. Taylor, and on July 15, 2025 for PRSUs granted to Mr. Benioff. Mr. Taylor forfeited all unvested equity awards, including equity awards granted in fiscal 2023, in connection with his departure on January 31, 2023. For additional detail regarding the terms of the fiscal 2023 PRSUs, see the discussion under “Compensation Discussion and Analysis—Long-Term Equity Incentives” on page 50.

(3)	All restricted stock unit awards, performance-based restricted stock unit awards and stock options were granted under the stockholder-approved 2013 Equity Plan.
(4)

The exercise price of the stock options is equal to the closing market price of our common stock on the date of grant or, if the grant date is not a trading day, the closing price on the most recent trading day preceding the grant date.

(5)

The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to FASB ASC Topic 718, which for RSUs is calculated by multiplying the number of shares subject to the award by the closing price of one share of our common stock on the date of grant. The assumptions used to calculate the value of option awards are set forth under Note 11 of the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for fiscal 2023 filed with the SEC on March 8, 2023. Regardless of the reported value of a stock option on the grant date, the actual value realized will depend on the excess, if any, of the market value of our common stock over the exercise price if and when the option is exercised. The value of our PRSUs is calculated by multiplying the number of shares subject to the award by the estimated fair value using a Monte Carlo valuation method pursuant to FASB ASC Topic 718. For further information on the Monte Carlo valuation method, please see footnote 1 to the Summary Compensation Table above.

62	2023 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL 2023 YEAR-END TABLE

OUTSTANDING EQUITY AWARDS AT FISCAL 2023 YEAR-END TABLE

The following table sets forth information with respect to the value of all outstanding equity awards held by our NEOs as of January 31, 2023.

	OPTION AWARDS				STOCK AWARDS
Name and Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Marc Benioff
11/22/2016	136,557	—	$ 75.57	11/22/2023	—	—	—	—
03/22/2018	317,105	—	$118.04	03/22/2025	—	—	—	—
03/22/2019	187,710	8,162	$161.50	03/22/2026	—	—	—	—
04/22/2020	138,725	63,057	$154.14	04/22/2027	—	—	86,344	$14,503,202
03/22/2021	72,536	85,725	$215.17	03/22/2028	—	—	65,694	$11,034,621
06/22/2022	—	190,818	$167.45	06/22/2029	—	—	78,906	$13,253,841
Bret Taylor(5)
03/22/2018	176,170	—	$118.04	05/01/2023	—	—	—	—
03/22/2019	117,319	—	$161.50	05/01/2023	—	—	—	—
04/22/2020	104,043	—	$154.14	05/01/2023	—	—	—	—
03/22/2021	60,446	—	$215.17	05/01/2023	—	—	—	—
12/22/2021	8,186	—	$252.80	05/01/2023	—	—	—	—
Amy Weaver
03/22/2018	5,506	—	$118.04	03/22/2025	—	—	—	—
03/22/2019	33,156	5,101	$161.50	03/22/2026	968	$162,595	—	—
04/22/2020	73,553	39,411	$154.14	04/22/2027	5,069	$851,440	17,989	$3,021,612
03/22/2021	48,357	57,151	$215.17	03/22/2028	7,844	$1,317,557	14,599	$2,452,194
03/22/2022	—	107,952	$218.21	03/22/2029	16,040	$2,694,239	15,159	$2,546,257
Parker Harris
11/22/2016	212,158	—	$ 75.57	11/22/2023	—	—	—	—
03/22/2018	176,170	—	$118.04	03/22/2025	—	—	—	—
03/22/2019	129,051	5,611	$161.50	03/22/2026	1,065	$178,888	—	—
04/22/2020	95,373	43,352	$154.14	04/22/2027	5,576	$936,601	19,788	$3,323,790
03/22/2021	48,357	57,151	$215.17	03/22/2028	7,844	$1,317,557	14,599	$2,452,194
03/22/2022	—	107,952	$218.21	03/22/2029	16,040	$2,694,239	15,159	$2,546,257
Srinivas Tallapragada
03/22/2018	61,457	—	$118.04	03/22/2025	—	—	—	—
04/22/2018	88,887	—	$122.82	04/22/2025	—	—	—	—
03/22/2019	117,319	5,101	$161.50	03/22/2026	968	$162,595	—	—
04/22/2020	95,373	43,352	$154.14	04/22/2027	5,576	$936,601	19,788	$3,323,790
03/22/2021	48,357	57,151	$215.17	03/22/2028	7,844	$1,317,557	14,599	$2,452,194
03/22/2022	—	107,952	$218.21	03/22/2029	16,040	$2,694,239	15,159	$2,546,257

2023 Proxy Statement	63

OUTSTANDING EQUITY AWARDS AT FISCAL 2023 YEAR-END TABLE (CONTINUED)

	OPTION AWARDS				STOCK AWARDS
Name and Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Brian Millham
03/22/2018	8,218	—	$118.04	03/22/2025	—	—	—	—
07/22/2018	6,608	—	$146.87	07/22/2025	—	—	—	—
03/22/2019	13,655	1,707	$161.50	03/22/2026	308	$ 51,735	—	—
04/22/2020	27,927	26,183	$154.14	04/22/2027	3,273	$ 549,766	12,592	$2,115,078
02/22/2021	198,859	216,150	$240.95	02/22/2028	—	—	—	—
03/22/2021	44,392	52,463	$215.17	03/22/2028	14,711	$2,471,007	—	—
03/22/2022	—	101,121	$218.21	03/22/2029	27,303	$4,586,085	—	—

(1)

Options shown in this table were granted under the 2013 Equity Plan and vest over four years, with 25% of the total shares granted vesting on the first anniversary of the date of grant and the balance vesting in equal monthly installments over the remaining 36 months.

(2)

Restricted stock unit awards shown in this table were granted under the 2013 Equity Plan and vest over four years, with 25% of the units vesting on the first anniversary of the date of grant and the balance vesting in equal quarterly installments over the remaining 36 months.

(3)	The market value of unvested RSUs and unearned PRSUs is based on the closing market price of the Company’s common stock on January 31, 2023 of $167.97 per share.
(4)

The PRSUs show in this table will vest depending on the Company’s TSR over the three-year Performance Period from the grant date, relative to companies in the PRSU Index Group. If the Company’s TSR over the Performance Period is at the 60th percentile when ranked against the TSRs of the companies in the PRSU Index Group, 100% of the target number of PRSUs will vest. For every percentile by which the Company’s TSR ranking within the PRSU Index Group is (a) above the 60th percentile, PRSUs vesting will increase by 2.5641%, up to a maximum payout of 200% of target if the Company’s TSR ranking is at the 99th percentile; and (b) below the 60th percentile, PRSUs vesting will decrease by 3.3333%, with no payout if the Company’s TSR ranking is below the 30th percentile. If the Company’s absolute TSR over the Performance Period is negative, the number of PRSUs vesting will not exceed 100% of target. Any earned PRSUs granted in April 2020 will vest, subject to continued employment, on May 15, 2023. Any earned PRSUs granted in March 2021 vest, subject to continued employment, on April 15, 2024. The PRSUs granted to Mr. Taylor in December 2021 were forfeited on January 31, 2023. Any earned PRSUs granted in March 22, 2022 will vest, subject to continued employment on April 15, 2025. Any earned PRSUs granted in June 2022 will vest, subject to continued employment on July 15, 2025. Based on actual performance during each of the respective performance periods through the end of January 2023, the PRSUs granted in April 2020, March 2021, December 2021, March 2022, and June 2022 would have paid out at zero if the performance period had ended as of the last day of the fiscal year. Notwithstanding the foregoing, in accordance with SEC rules, such PRSUs are reported assuming target performance.

(5)

In connection with his resignation from the Company effective as of January 31, 2023, Mr. Taylor forfeited all unvested awards held by him as of such date, including: 336,690 unvested and unexercisable options; 132,883 unvested restricted shares issued to Mr. Taylor in connection wiith the Company’s acquisition of Quip, Inc. in August 2016 as consideration for his shares of the target company; 16,855 unvested restricted stock units; and all unvested PRSUs granted to him in April 2020, March 2021, December 2021, and June 2022 (145,228 PRSUs at target). Mr. Taylor’s vested options remain exercisable for 90 days following his termination; any vested options that are not exercised during this 90-day period expire on May 1, 2023.

64	2023 Proxy Statement

OPTION EXERCISES AND STOCK VESTED TABLE

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth certain information concerning option exercises and the vesting of stock awards and the value realized upon exercise or vesting by the NEOs during fiscal 2023.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting(3)
Marc Benioff	449,616	$43,678,248	14,878	$ 2,818,042
Bret Taylor	—	—	198,040	$34,304,207
Amy Weaver	—	—	17,785	$ 3,199,078
Parker Harris	235,479	$16,783,947	19,549	$ 3,533,985
Srinivas Tallapragada	60,000	$ 6,561,837	18,900	$ 3,390,185
Brian Millham	—	—	17,664	$ 3,249,023

(1)

The value realized on exercise is calculated by multiplying (A) the difference between the market price of Company common stock on the exercise date and the applicable exercise price, by (B) the number of shares of Company common stock underlying the options exercised.

(2)

Represents shares of Company common stock released upon vesting of (a) PRSUs granted in fiscal 2020, (b) RSUs for NEOs other than Mr. Benioff, and (c) in Mr. Taylor’s case, restricted shares granted to him under the Founder Restricted Stock Agreement (as further described under “—Employment Contracts and Certain Transactions” below), in each case, that vested during fiscal 2023.

(3)	The value realized on vesting is determined by multiplying the number of units that vested by the closing price of the Company’s common stock on the vesting date.

2023 Proxy Statement	65

EMPLOYMENT CONTRACTS AND CERTAIN TRANSACTIONS

EMPLOYMENT CONTRACTS AND CERTAIN TRANSACTIONS

Executive Officer Offer Letters, Agreements and Bonuses.    Each NEO is an “at-will” employee. Our offer letters with our NEOs provide for one or more of the following: annual base salary, an annual bonus opportunity based on Company and individual performance, initial grants of equity awards and participation in our Company-wide employee benefit plans.

Change of Control.    In December 2008, we entered into a Change of Control and Retention Agreement with Mr. Benioff. Pursuant to this agreement, in the event that the employment of Mr. Benioff is terminated without cause (as defined in the agreement) or he resigns for good reason (as defined in the agreement) within three months prior to, or 18 months after, a change of control (as defined in the agreement) of the Company, he will be entitled to receive the following payments and benefits:

•	A lump sum payment (less applicable tax withholdings) equal to 200% of his annual base salary and target bonus;

•	Company-paid premiums for health care (medical, dental and vision) continuation coverage for him and his eligible dependents for a period of up to 24 months following termination; and

•	Full vesting acceleration of the unvested portion of all equity incentive awards held by him at the time of termination.

We have also entered into Change of Control and Retention Agreements with the other NEOs. Pursuant to these agreements, in the event that the employment of these executives is terminated without cause or the NEO resigns for good reason within three months prior to, or 18 months after, a change of control of the Company, the executive will be entitled to receive the following payments and benefits:

•	A lump sum payment (less applicable tax withholdings) equal to 150% of the executive’s annual base salary and target bonus;

•	Company-paid premiums for health care (medical, dental and vision) continuation coverage for the executive and his or her eligible dependents for a period of up to 18 months following termination; and

•	Full vesting acceleration of the unvested portion of all equity awards held by the executive at the time of termination.

Each Change of Control and Retention Agreement provides that termination payments and benefits will be either delivered in full or to such lesser extent as would result in no portion of such termination benefits being subject to the excise tax imposed by the “golden parachute” rules of Section 4999 of the Internal Revenue Code of 1986, as amended, whichever of the foregoing amounts, after taking into account all applicable taxes, results in the greatest amount of termination benefits to the executive on an after-tax basis.

Receipt of payments and benefits under each agreement is conditioned upon execution by the executive of a release of claims in favor of the Company, which release also requires continued compliance by the executive with confidentiality obligations.

Performance-Based Restricted Stock Units.    The PRSUs granted to our NEOs, including our CEO and former Co-CEO, provide that if a change of control of the Company occurs during the NEO’s employment and before the end of the applicable performance period, a number of PRSUs will become eligible to vest based on our actual TSR performance ranking relative to the PRSU Index Group from the grant date through the date of the change of control (the “eligible PRSUs”). As of the date of the change of control, a prorated portion of the eligible PRSUs (if any) will vest to reflect service through that date, with the remaining eligible PRSUs vesting in equal calendar quarterly installments thereafter over the remainder of the original performance period, subject to the NEO’s continued employment through each vesting date. Any eligible PRSUs are also subject to accelerated vesting if the NEO incurs a qualifying termination of employment within three months before, or 18 months after, a change of control of the Company in accordance with the terms of the NEO’s existing Change of Control and Retention Agreement.

If a change of control of the Company occurs within the three-month period after an NEO ceases to be an employee, and such officer qualified for severance payments and benefits under his or her Change of Control and Retention Agreement, the rules described in the preceding paragraph apply as if such officer had remained an employee through the date of the change of control. Therefore, assuming the NEO qualifies for severance payments and benefits under his or her Change of Control and Retention Agreement, he or she will be entitled to full vesting of any and all shares eligible to vest based on the TSR performance (determined as described above) as of the date the performance is certified.

Bret Taylor Restricted Stock.    The Company entered into a Founder Restricted Stock Agreement with Mr. Taylor in connection with the acquisition of Quip, Inc. on July 30, 2016. Pursuant to this agreement, Mr. Taylor received, in exchange for his fully vested shares of Quip, Inc., restricted shares of the Company that vest following the closing of the acquisition, subject to Mr. Taylor’s continued employment. These restricted shares were not awarded as part of the Company’s regular compensation program but instead were consideration in exchange for the shares Mr. Taylor held in Quip, Inc. in connection with the transaction. Pursuant to the Founder Restricted Stock Agreement, upon Mr. Taylor’s termination without cause (as defined in the agreement), for good reason (as defined in the agreement) or as a result of Mr. Taylor’s death or disability (as defined in the agreement), subject to Mr. Taylor’s execution and non-revocation of a general release of claims in favor of the Company, Mr. Taylor’s unvested founder restricted shares will become fully

66	2023 Proxy Statement

EMPLOYMENT CONTRACTS AND CERTAIN TRANSACTIONS (CONTINUED)

vested. Further, had there been a change of control of the Company on January 31, 2023, all of Mr. Taylor’s unvested founder restricted stock would have accelerated and become immediately vested. Mr. Taylor’s last day of employment with the Company was January 31, 2023, and he forfeited all unvested restricted shares under the Founder Restricted Stock Agreement in connection with his departure.

Millham Agreement.    In February 2021, before he became an Executive Officer, the Company entered into a retention agreement with Mr. Millham (as described under “Compensation Discussion and Analysis—Pre-existing Retention Agreement with Mr. Millham” on page 53). Pursuant to the terms of this agreement, if Mr. Millham’s employment is terminated by the Company without cause, his outstanding and unvested options and RSUs will continue to vest for a period of three years from the date of such termination. The agreement also provides that upon a termination by the Company without cause, Mr. Millham will be eligible for the Company’s U.S. Severance Plan benefits; however, he ceased to be eligible to participate in this plan upon becoming an Executive Officer. The Millham Agreement also provides that if Mr. Millham remains employed through February 1, 2025, and transitions to a non-employee advisor of the Company for a period of at least three years, any unvested options and RSUs will continue to vest during the advisory period, provided that he complies with the terms of an advisory agreement with standard covenants, including no conflicting obligations and confidentiality clauses. Mr. Millham would not be entitled to any other compensation for his services as an advisor during such period.

Special Vesting Rules Upon Death.    Pursuant to Company policy, upon the death of an NEO or any other Company employee, the employee’s unvested option and RSU awards will vest automatically, up to a maximum of $5 million in value. PRSUs are not subject to this benefit.

Potential Payments Upon Qualifying Termination of Employment or a Change in Control.    The information below reflects the estimated value of compensation to be paid to each of the NEOs (other than Mr. Taylor) assuming a change in control of the Company or qualifying termination occurred on January 31, 2023. For this hypothetical calculation, we have used each NEO’s compensation level as of January 31, 2023 (and, where applicable, the Company’s closing stock price on this date). Since several factors (e.g., the time of year when the event occurs and the Company’s stock price) could affect the nature and amount of benefits an NEO could potentially receive, any amounts paid or distributed upon a future termination may be different from those shown in the table below. Mr. Taylor’s last day of employment with the Company was January 31, 2023. In connection with his termination of employment, Mr. Taylor forfeited all unvested equity awards and did not receive any severance or other benefits.

Name	Salary and Bonus(1)	Value of Continuation of Benefits	Value of Accelerated Equity Awards	Total

Marc Benioff
Change in Control	—	—	— (2)	—
Qualifying Termination in Connection with a Change in Control	$9,300,000	$70,747	$1,024,112(3)	$10,394,859
Death	—	—	$1,024,112(4)	$1,024,112

Amy Weaver
Change in Control	—	—	— (2)	—
Qualifying Termination in Connection with a Change in Control	$3,000,000	$44,946	$5,603,888(3)	$8,648,834
Death	—	—	$5,000,000(4)	$5,000,000

Parker Harris
Change in Control	—	—	— (2)	—
Qualifying Termination in Connection with a Change in Control	$3,000,000	$53,799	$5,763,146(3)	$8,816,945
Death	—	—	$5,000,000(4)	$5,000,000

Srinivas Tallapragada
Change in Control	—	—	— (2)	—
Qualifying Termination in Connection with a Change in Control	$3,000,000	$53,799	$5,743,553(3)	$8,797,352
Death	—	—	$5,000,000(4)	$5,000,000

Brian Millham
Change in Control	—	—	— (2)	—
Qualifying Termination in Connection with a Change in Control	$2,700,000	$53,060	$8,031,747(3)	$10,784,807
Death	—	—	$5,000,000(4)	$5,000,000
Termination of Employment without Cause	—	—	— (5)	—

(1)	Based on salary and bonus targets as of January 31, 2023.
(2)

Based on the Company’s relative TSR performance from the beginning of any ongoing performance period through January 31, 2023, none of the outstanding and unvested PRSUs would be deemed earned and eligible to vest on a pro-rata basis assuming a change in control occurred on January 31, 2023.

(3)

Represents acceleration of unvested options and RSUs, based on the closing market price of the Company’s common stock of $167.97 on January 31, 2023, less the applicable exercise price for each option for which vesting would have been accelerated. As described in footnote 2 above, no outstanding and unvested PRSUs would be deemed earned and eligible to vest as of January 31, 2023 based on the Company’s relative TSR performance through such date.

2023 Proxy Statement	67

EMPLOYMENT CONTRACTS AND CERTAIN TRANSACTIONS (CONTINUED)

(4)	All employees are eligible for accelerated vesting of their unvested options and RSUs, up to a maximum of $5 million, upon their death.
(5)

Upon a termination of employment without cause, Mr. Millham’s outstanding options and RSUs would continue to vest for a period of three years following his termination of employment, subject to continued compliance with certain restrictive covenants. For purposes of this table, no value is attributed to these awards because the market price of our common stock at the time of potential vesting could not be determined as of January 31, 2023 and it is not certain vesting will occur. As of January 31, 2023, Mr. Millham held (a) 43,888 unvested RSUs, and (b) 393,410 unvested options, in each case, that would vest over the three-year period following a hypothetical qualifying termination of employment on January 31, 2023. As described above, when Mr. Millham became an Executive Officer, he ceased to be eligible for the U.S. Severance Plan.

Indemnification Agreements.    The Company has entered into an indemnification agreement with each of our directors and Executive Officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and Executive Officers to the fullest extent permitted by Delaware law.

Policies and Procedures with Respect to Related Party Transactions.    Our Board is committed to the highest legal and ethical standards of conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Our Audit Committee Charter requires that the Audit Committee approve any related party transactions, after reviewing each such transaction for potential conflicts of interest and other improprieties. Further, the Company has in place written Related Party Transaction Policies and Procedures, under which the Audit Committee reviews and approves or, where pre-approval is not reasonably practical, ratifies any related party transactions. In approving or rejecting a proposed transaction, our Audit Committee will consider the relevant facts and circumstances, including the costs and benefits to the Company, the nature of the related party’s interest in the transaction, the availability and terms of other sources for comparable services or products, and, if applicable, the impact on a director’s independence.

Related Party and Other Transactions.    Except for the compensation of directors and executive officers described earlier and the transactions set forth below, there were no transactions since the beginning of fiscal 2023 in which the Company was a party, the amount involved in the transaction exceeds $120,000 and in which any director, director nominee, executive officer, holder of more than 5% of our capital stock, or immediate family member of any of the foregoing individuals had or will have a direct or indirect material interest.

Marc Benioff, our Chair and CEO, owns entities that publish TIME Magazine, with which the Company does business in the ordinary course. In fiscal 2023, entities affiliated with TIME Magazine paid approximately $1,182,000 for cloud service and partnership offerings from the Company on terms consistent with those available to unaffiliated third parties.

In July 2022, the Company entered into an agreement with TIME Magazine, the City of Miami, Florida and Mastercard to establish a non-fungible token initiative for the City of Miami, with the Company providing technological support to the City of Miami with its NFT Cloud and TIME Magazine providing consulting services to the City of Miami. Pursuant to the terms of the agreement, the Company will provide the City of Miami services free of charge during a pilot phase, and the Company has received no proceeds to date. The agreement does not provide for revenue sharing or any other payments between the Company and TIME Magazine, and no payments have occurred between TIME Magazine and the Company with respect to this agreement. Although we do not consider this to be a related party transaction within the meaning of applicable SEC rules, we are providing this information in the interest of transparency.

In fiscal 2021, Mr. Benioff entered into a Time Sharing Agreement with the Company providing for the reimbursement by the Company to Mr. Benioff for business use of his personal airplane. In fiscal 2023, the value of this reimbursement was approximately $960,420.

Mr. Munoz’s daughter, Kellie Munoz, is a non-executive employee of Salesforce. In fiscal 2023, she received base salary and cash incentive compensation of approximately $233,560, an equity award of restricted stock units with a grant date fair value of approximately $79,647, and standard employee benefits, consistent with the total compensation provided to other employees of the same level with similar responsibilities.

In January 1999, the Salesforce Foundation, also referred to as the Foundation, was chartered on an idea of leveraging the Company’s people, technology and resources to help improve communities around the world. The Company calls this integrated philanthropic approach the 1-1-1 model. In connection with the 2019 business combination with Salesforce.org, the Company agreed to use its best efforts to make charitable cash contributions of up to $5 million to the Foundation in each fiscal quarter beginning in the third quarter of fiscal 2020 for ten years. The Company’s Chair is also the chair of the Foundation. Since the Foundation’s inception, the Company provided at no charge certain resources to the Foundation, such as services provided by employees of the Company and other resources. The value of these resources and charitable cash contributions to the Foundation has not been and is not expected to be material. Although we do not consider this to be a related party transaction within the meaning of applicable SEC rules, we are providing this information in the interest of transparency.

68	2023 Proxy Statement

FISCAL 2023 CEO PAY RATIOS

FISCAL 2023 CEO PAY RATIOS

The fiscal 2023 total compensation of our median employee, based on the compensation of all employees who were employed as of November 1, 2022, other than our Co-CEOs, was $199,130. Mr. Benioff’s fiscal 2023 annual total compensation was $29,868,893 and Mr. Taylor’s fiscal 2023 annual total compensation was $26,792,798. The ratios of our CEO’s and former Co-CEO’s fiscal 2023 pay to that of our median employee (our “Pay Ratios”) were approximately 150-1 and 135-1, respectively.

The fiscal 2023 Pay Ratios are a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described herein. First, we identified our employee population as of November 1, 2022 based on our payroll records. Second, we collected employee compensation data using salary, cash bonuses, equity compensation and commissions as our “consistently applied compensation measures” for purposes of the Pay Ratios. Finally, we identified the median compensated employee (“Median Employee”) and calculated that employee’s total compensation consistent with the compensation for our Co-CEOs in accordance with SEC rules and as reflected in the Summary Compensation Table above.

The SEC’s rules for identifying the Median Employee and calculating the Pay Ratios based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the Pay Ratios reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. In calculating our Pay Ratios, we did not annualize the compensation of any employees nor did we make use of any of the exclusions allowed under SEC rules.

2023 Proxy Statement	69

PAY VERSUS PERFORMANCE

PAY VERSUS PERFORMANCE
As required by
Section
953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K under the Exchange Act, we are providing the following information about the relationship between the ‘‘Compensation Actually Paid” (as computed in accordance with SEC rules) to our principal executive officer (“PEO”) and non-PEO
NEOs (as a group) and certain financial performance measures. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the “Compensation Discussion and Analysis” above. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the fiscal years shown.

Fiscal Year	Summary Compensation Table Total for PEO (Benioff)(1)	Compensation Actually Paid to PEO (Benioff)(2)	Summary Compensation Table Total for PEO (Taylor)(3)	Compensation Actually Paid to PEO (Taylor)(4)	Summary Compensation Table Total for PEO (Block)(3)	Compensation Actually Paid to PEO (Block)(4)	Average Summary Compensation Table Total for Non-PEO NEOs(5)	Average Compensation Actually Paid to Non-PEO NEOs(6)	Value of Initial Fixed $100 Investment Based On:		Net Income(9) ($ millions)	Relative TSR(10) (percentile)
									Company Total Stockholder Return(7)	Peer Group Total Stockholder Return(8)
2023	$29,868,893	($15,648,986)	$26,792,798	($72,220,776)	—	—	$15,923,619	($7,680,438)	$92.13	$142.05	$208	17th
2022	$28,602,112	$25,056,235	$22,794,415	$31,528,547	—	—	$14,044,452	$16,514,995	$127.60	$183.20	$1,444	41st
2021	$25,740,775	$59,862,429	—	—	$1,232,157	$12,279,756	$13,763,689	$36,808,761	$123.72	$146.11	$4,072	65th

(1)	The dollar amounts reported are the “Total Compensation” amounts reported for our PEO, Marc Benioff, in our Summary Compensation Table above.
(2)
The
dollar amounts reported represent the amount of Compensation Actually Paid to our PEO, Marc Benioff, as
computed
in
accordance
with SEC rules, and do not reflect the actual amount of compensation earned or received during the applicable fiscal year. In accordance with SEC rules, these amounts differ from “Total Compensation” as set forth in the Summary Compensation Table for each fiscal year as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Compensation Actually Paid to PEO (Mr. Benioff)	FY2023	FY2022	FY2021
Summary Compensation Table Total	$29,868,893	$28,602,112	$25,740,775
Deduction for value of “Stock Awards” and “Option Awards” reported in Summary Compensation Table	($24,600,163)	($22,500,135)	($20,000,120)
Year-end fair value of outstanding and unvested equity awards granted in the fiscal year	$22,328,473	$25,103,385	$38,338,434
Year over year change in fair value of outstanding and unvested equity awards granted in prior fiscal years	($31,471,896)	($9,086,562)	$13,077,895
Year over year change in fair value of equity awards granted in prior fiscal years that vested in the fiscal year	($11,774,293)	$2,937,435	$2,705,445
Compensation Actually Paid to Mr. Benioff	($15,648,986)	$25,056,235	$59,862,429

(3)
The dollar amounts reported are the “Total Compensation” amounts reported for Bret Taylor, who served as
Co-PEO
from November 30, 2021 through January 31, 2023, in the Summary Compensation Table, and for Keith Block, who served as
Co-PEO
through February 24, 2020, as reported in the Summary Compensation Table included in our proxy statement for our 2021 Annual Meeting of Stockholders.

(4)
The
dollar amounts reported represent the amount of Compensation Actually Paid to our former
Co-PEOs
as computed in accordance with SEC rules, and do not reflect the actual amount of compensation earned or received during the applicable fiscal year. In accordance with SEC rules, these amounts differ from “Total Compensation” as set forth in the Summary Compensation Table for each fiscal year as shown in the tables below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Compensation Actually Paid to PEO (Mr. Taylor)	FY2023	FY2022
Summary Compensation Table Total	$26,792,798	$22,794,415	(a)
Deduction for value of “Stock Awards” and “Option Awards” reported in Summary Compensation Table	($24,600,163)	($20,000,542)
Year-end fair value of outstanding and unvested equity awards granted in the fiscal year	$0	$21,613,496
Year over year change in fair value of outstanding and unvested equity awards granted in prior fiscal years	$0	$563,018
Year over year change in fair value of equity awards granted in prior fiscal years that vested in the fiscal year	($17,798,517)	$6,558,160
Prior fiscal year-end fair value for any equity awards forfeited in the fiscal year	($56,614,894)	$0
Compensation Actually Paid to Mr. Taylor	($72,220,776)	$31,528,547
(a)	Mr. Taylor was promoted from our Chief Operating Officer to Co-PEO effective November 30, 2021. In connection with his appointment, his base salary was increased from $1,000,000 to $1,400,000.

Compensation Actually Paid to PEO (Mr. Block)	FY2021
Summary Compensation Table Total	$1,232,157
Year over year change in fair value of outstanding and unvested equity awards granted in prior fiscal years	$8,161,207
Year over year change in fair value of equity awards granted in prior fiscal years that vested in the fiscal year	$2,886,392
Compensation Actually Paid to Mr. Block	$12,279,756

70	2023 Proxy Statement

PAY VERSUS PERFORMANCE (CONTINUED)

(5)
The dollar amounts reported are the average of the “Total Compensation” amounts reported for the Company’s NEOs as a group excluding our CEO and former
Co-PEOs
for the year(s) in which they served as
Co-PEO
(the “Non-PEO NEOs”) in the Summary Compensation Table in each applicable fiscal year. The Non-PEO NEOs (excluding our PEO and former
Co-PEOs,
as applicable for the fiscal year(s) in which they served as
Co-PEO)
for each applicable year are as follows: (i) for fiscal 2023, Ms. Weaver and Messrs. Harris, Millham, and Tallapragada; (ii) for fiscal 2022, Ms. Weaver and Messrs. Harris, Patterson and Tallapragada; and (iii) for fiscal 2021, Messrs. Hawkins, Patterson, Tallapragada and Taylor.

(6)
The
dollar amounts reported represent the average amount of Compensation Actually Paid to the Non-PEO NEOs as computed in accordance with SEC rules, and do not reflect actual amounts of compensation earned or received during the applicable fiscal year. In accordance with SEC rules, these amounts differ from the average of the amounts of “Total Compensation” as set forth in the Summary Compensation Table for each fiscal year as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant.

Average Compensation Actually Paid to Non-PEO NEOs	FY2023	FY2022	FY2021
Average Summary Compensation Table Total	$15,923,619	$14,044,452	$13,763,689
Deduction for the average value of “Stock Awards” and “Option Awards” reported in Summary Compensation Table	($13,628,830)	($12,000,260)	($11,518,036)
Average year-end fair value of outstanding and unvested equity awards granted in the fiscal year	$8,514,475	$13,649,601	$21,227,038
Average year over year change in fair value of outstanding and unvested equity awards granted in prior fiscal years	($11,562,184)	($1,074,764)	$10,285,660
Average year over year change in fair value of equity awards granted in prior fiscal years that vested in the fiscal year	($6,927,518)	$1,895,966	$3,050,410
Average Compensation Actually Paid to Non-PEO NEOs	($7,680,438)	$16,514,995	$36,808,761

(7)
Cumulative TSR is calculated by dividing (a) the sum of (i) the cumulative amount of any dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s stock price at the end and the beginning of the measurement period by (b) the Company’s stock price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is January 31, 2020. Historical stock performance is not necessarily indicative of future stock performance.

(8)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: Nasdaq Computer & Data Processing Index, which is used in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report for the applicable fiscal year. Historical stock performance is not necessarily indicative of future stock performance.

(9)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable fiscal year.
(10)
The “Company-Selected Measure” (as defined in Item 402(v) of Regulation S-K of the Exchange Act) is our
one-year
TSR relative to the TSR of each member of the Nasdaq 100 Index as of the beginning of each fiscal year (“Relative TSR”). TSR for this purpose is calculated by comparing the Company’s average closing share price over the 90 calendar days ending on the last day of the fiscal year and the Company’s average closing share price over the 90 calendar days ending on the last day of the end of the prior fiscal year. We use three-year relative TSR as the performance measure for our PRSUs, including for the PRSUs granted in fiscal 2023.

Financial Performance Measures
As described in greater detail in “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a pay-for-performance
philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. Below is an unranked list of the most important financial performance measures that we use to link Compensation Actually Paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance:

• Relative TSR

• Revenue

• Operating Cash Flow

• Non-GAAP Income from Operations
Analysis of the Information Presented in the Pay Versus Performance Table
As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a pay-for-performance
philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, as contemplated by SEC rules, not all of those Company measures are presented in the Pay Versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not seek to specifically align the Company’s performance measures with Compensation Actually Paid (as computed in accordance with SEC rules) for a particular fiscal year. In accordance with Item 402(v) of Regulation S-K of the Exchange Act, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table. As reflected in the footnotes to the Pay Versus Performance table above and illustrated in the first graph below, our TSR impacted the values of the Compensation Actually Paid (as computed in accordance with SEC rules) to our NEOs for fiscal 2021, 2022 and 2023. However, the value of the fiscal 2023 Compensation Actually Paid to our Co-PEO Bret Taylor is disproportionately impacted by the fair value of equity awards he forfeited in fiscal 2023, as shown in footnote (4) to the Pay Versus Performance table above.

2023 Proxy Statement	71

PAY VERSUS PERFORMANCE (CONTINUED)

Relationship Between Compensation Actually Paid and Cumulative Company and Peer Group TSR
The graph below (i) sets forth the relationship between the amount of Compensation Actually Paid to our PEO and
Co-PEO,
the average amount of Compensation Actually Paid to our
Non-PEO
NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years; and (ii) compares our cumulative TSR over the three most recently completed fiscal years to that of the Nasdaq Computer & Data Processing Index over the same period.

Relationship Between CAP and Net Income
The graph below sets forth the amount of Compensation Actually Paid to our PEO and
Co-PEO,
the average amount of Compensation Actually Paid to our
Non-PEO
NEOs, and our net income during the three most recently completed fiscal years.

72	2023 Proxy Statement

PAY VERSUS PERFORMANCE (CONTINUED)

Relationship Between CAP and Relative TSR
The graph below sets forth the amount of Compensation Actually Paid to our PEO and
Co-PEO,
the average amount of Compensation Actually Paid to our
Non-PEO
NEOs, and our Relative TSR during the three most recently completed fiscal years. We used three-year relative TSR as our current PRSU performance measure. However, SEC guidance limits the Company-Selected Measure to one-year
periods so we have compared Compensation Actually Paid to annual Relative TSR in the graph below.

2023 Proxy Statement	73

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2023, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

74	2023 Proxy Statement

COMMITTEE REPORTS

COMMITTEE REPORTS

The following reports by our Compensation Committee and Audit Committee shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. The reports shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates the report by reference into such filing.

Report of the Compensation Committee of the Board of Directors

We, the Compensation Committee of the Board of Directors of Salesforce, have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in Salesforce’s Annual Report on Form 10-K for the fiscal year that ended on January 31, 2023.

THE COMPENSATION COMMITTEE

John V. Roos (Chair)

Craig Conway

Neelie Kroes

2023 Proxy Statement	75

COMMITTEE REPORTS (CONTINUED)

Report of the Audit Committee of the Board of Directors

Role of the Audit Committee

The Audit Committee operates under a written charter and its functions are discussed above under “Directors and Corporate Governance—Board Committees and Responsibilities—Audit and Finance Committee.”

The Audit Committee, which is comprised entirely of non-management directors, oversees the Company’s financial reporting process on behalf of the Board. Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. Ernst & Young LLP (“Ernst & Young”), the independent auditor, is responsible for performing an independent audit of the Company’s consolidated financial statements and an independent audit of the Company’s internal controls over financial reporting, both in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). Part of the Audit Committee’s responsibility is to monitor and oversee this process, including monitoring independence and performance.

The Audit Committee generally meets twice per quarter, once in connection with quarterly Board meetings and once to review quarterly and year-end financial results. The Audit Committee also meets as needed to address developing accounting, compliance, applicable organizational planning and other matters. Specifically, in discharging its duties in fiscal 2023, the Audit Committee:

•

reviewed and discussed with management and Ernst & Young our quarterly earnings press releases, related periodic reports filed with the SEC, and our audited financial statements for the fiscal year ended January 31, 2023, as well as the overall quality of our financial reporting process;

•

reviewed and discussed with management and Ernst & Young key reporting practices (including with respect to our non-GAAP measures and key performance metrics), critical audit matters and the application of applicable accounting standards;

•

reviewed and discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the PCAOB and SEC, which involve communications to the Audit Committee regarding responsibilities of the auditor and overall strategy and timing of the audit;

•

received and discussed the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence;

•	reviewed and discussed with Ernst & Young the audit plan in connection with certain mergers and acquisitions, including the Company’s acquisition of Slack;

•	reviewed the Company’s environmental, social and governance (“ESG”) disclosures and discussed with Ernst & Young its review and assurance process thereof;

•

inquired about significant business and financial reporting risks, reviewed the Company’s policies for risk assessment and risk management, and assessed the steps management is taking to control these risks;

•	reviewed and discussed with management the repurchase by the Company of the Company’s shares as part of a share repurchase program;

•	reviewed and approved amendments to the Audit Committee’s charter;

•	reviewed actual and potential related party transactions and the Company’s policy regarding related party transactions;

•	received reports about the receipt and resolution of employee or other concerns raised regarding financial reporting and other compliance matters;

•	reviewed and assessed the Company’s compliance and global ethics and integrity programs;

•

met periodically with management, the internal auditor and Ernst & Young regarding the evaluation and effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002;

•

reviewed and discussed the scope and adequacy of the Company’s internal audit program, including discussions with the internal auditor regarding its audit plan as well as key findings and areas of focus;

•

considered the services provided and the fees paid to Ernst & Young for the provision of non-audit related services and concluded that these service fees did not compromise Ernst & Young’s independence in performing the audit; and

•	monitored the Company’s internal and disclosure control structure.

76	2023 Proxy Statement

COMMITTEE REPORTS (CONTINUED)

Recommendation Regarding Audited Financial Statements for Fiscal Year Ended January 31, 2023

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2023 for filing with the SEC.

Review of Independent Auditor

The Audit Committee conducts an annual evaluation of the independent auditor in connection with the committee’s determination of whether to continue to retain Ernst & Young or engage another firm as the Company’s independent auditor. In the course of these reviews, the committee has considered, among other things:

•	data relating to audit quality and performance, including recent PCAOB reports on Ernst & Young;

•	the value of Ernst & Young’s services in light of the fees charged to the Company;

•	Ernst & Young’s tenure as our independent auditor and its familiarity with our global operations and businesses, accounting policies and practices and internal control over financial reporting;

•	Ernst & Young’s capability and expertise in handling the breadth and complexity of our worldwide operations;

•	The periodic rotation of the lead audit partner, as required by Section 203 of the Sarbanes-Oxley Act, which most recently occurred effective as of fiscal 2022;

•	Ernst & Young’s integrity and objectivity; and

•	Ernst & Young’s independence.

Based on this evaluation, the Audit Committee has concluded that Ernst & Young is independent and believes it is in the best interests of the Company and its stockholders to retain Ernst & Young to serve as the Company’s independent registered public accounting firm for fiscal 2024. Accordingly, the Audit Committee has reappointed Ernst & Young as the Company’s independent auditor for fiscal 2024.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, Audit Committee oversight does not provide an independent basis to determine that management has operated according to appropriate accounting and financial reporting principles or maintained appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with the standards of the PCAOB, that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that Ernst & Young is in fact “independent.”

THE AUDIT AND FINANCE COMMITTEE

Robin Washington (Chair)

Arnold Donald

Alan Hassenfeld

Sachin Mehra

Sanford Robertson

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PROPOSAL 1 — ELECTION OF DIRECTORS

PROPOSAL 1 — ELECTION OF DIRECTORS

As recommended by the Nominating and Corporate Governance Committee, the Board’s nominees for election to the Board by the stockholders are the following current members of the Board: Marc Benioff, Laura Alber, Craig Conway, Arnold Donald, Parker Harris, Neelie Kroes, Sachin Mehra, Mason Morfit, Oscar Munoz, John V. Roos, Robin Washington, Maynard Webb and Susan Wojcicki. Mr. Donald, Mr. Mehra and Mr. Morfit were appointed by the Board effective March 1, 2023, and each of the other nominees was most recently elected by stockholders at the 2022 Annual Meeting.

It is intended that proxies will be voted, unless otherwise indicated, for the election of the nominees as directors to the Board to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified, subject to earlier resignation or removal. Although the Board has no reason to believe that any nominee will be unable or, for good cause, unwilling to serve as a director as of the Annual Meeting, if such an event should occur, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the proxies will be voted for the election of such other person.

Vote Required and Board of Directors’ Recommendation

The Company’s Bylaws provide that each director nominee be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. The Board, after taking into consideration the recommendation of the Nominating and Corporate Governance Committee, will determine whether or not to accept the pre-tendered resignation of any nominee for director, in an uncontested election, who receives a greater number of votes against his or her election than votes for such election.

The Board of Directors Recommends a Vote FOR Each of the Nominees Listed Above.

78	2023 Proxy Statement

PROPOSAL 2 — APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE EQUITY INCENTIVE PLAN TO INCREASE PLAN SHARES RESERVED FOR ISSUANCE

PROPOSAL 2 — APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE EQUITY INCENTIVE PLAN TO INCREASE PLAN SHARES RESERVED FOR ISSUANCE

We are seeking stockholder approval to amend and restate our 2013 Equity Incentive Plan, as amended (the “2013 Plan”) to increase the number of shares of Common Stock of the Company (the “Shares”) reserved for issuance under the 2013 Plan by an additional 10 million Shares. Our continuing ability to offer equity incentive awards under the 2013 Plan is critical to our ability to attract, motivate and retain qualified personnel, particularly in light of the highly competitive market for employee talent in which we operate.

The Board has determined that it is in the best interests of the Company and its stockholders to approve this proposal. The Board has approved the amendment and restatement of the 2013 Plan to increase the available shares thereunder, subject to stockholder approval, and recommends that stockholders vote in favor of this proposal at the Annual Meeting. Stockholder approval of this proposal requires the affirmative vote of a majority of the outstanding Shares that are present in person or by proxy and entitled to vote on the proposal at the Annual Meeting.

If stockholders approve this proposal, the amendment and restatement of the 2013 Plan will become effective as of the date of stockholder approval. If stockholders do not approve this proposal, the amendment and restatement of the 2013 Plan described in this proposal will not take effect and our 2013 Plan will continue to be administered in its current form. Our executive officers and directors have an interest in this proposal by virtue of their being eligible to receive equity awards under the 2013 Plan. The remainder of this discussion, when referring to the 2013 Plan, refers to the amended and restated 2013 Plan as if this proposal is approved by our stockholders, unless otherwise specified or the context otherwise references the 2013 Plan prior to the amendment and restatement.

Increasing the Number of Shares Reserved for Issuance under the 2013 Plan

Background

The 2013 Plan was initially adopted by the Board in March 2013, and our stockholders approved it in June 2013. As described in more detail below, the initial share reserve under the 2013 Plan was 48 million Shares, plus an additional 21,920,540 Shares that were available for grant under our 2004 Equity Incentive Plan and 2004 Outside Directors Stock Plan (the “Prior Plans”) as of the date stockholders approved the 2013 Plan. In addition, any Shares subject to outstanding awards under the 2013 Plan or, after the date stockholders approved the 2013 Plan, under the Prior Plans, that expire or are otherwise forfeited to, or repurchased by, the Company also become available for future grant under the 2013 Plan, although the number of Shares that can become available under the 2013 Plan in this manner is limited to 54,332,000 Shares.

At the 2015 Annual Meeting, our stockholders, upon recommendation of the Board, approved the amendment of the 2013 Plan and share increase to reserve an additional 37 million Shares. At the 2017 Annual Meeting, our stockholders, upon recommendation of the Board, approved the amendment of the 2013 Plan and share increase to reserve an additional 37 million Shares. At the 2018 Annual Meeting, our stockholders, upon recommendation of the Board, approved the amendment of the 2013 Plan and share increase to reserve an additional 40 million Shares. At the 2019 Annual Meeting, our stockholders, upon recommendation of the Board, approved the amendment of the 2013 Plan and share increase to reserve an additional 35.5 million Shares. At the 2020 Annual Meeting, our stockholders, upon recommendation of the Board, approved the amendment of the 2013 Plan and share increase to reserve an additional 31.5 million Shares. At the 2021 Annual Meeting, our stockholders, upon recommendation of the Board, approved the amendment of the 2013 Plan and share increase to reserve an additional 10 million Shares. At the 2022 Annual Meeting, our stockholders, upon recommendation of the Board, approved the amendment of the 2013 Plan and share increase to reserve an additional 43.7 million Shares.

As discussed in our 2022 proxy statement, when we sought stockholder approval of the amendment of the 2013 Plan at the 2022 Annual Meeting, we believed that the Shares reserved for issuance under it following stockholder approval (along with Shares becoming available for future grant due to forfeitures and cancellations) would be sufficient to enable us to continue to grant equity awards under the 2013 Plan for approximately one to two years. This estimate was based on a forecast that took into account our anticipated rate of growth in hiring, an estimated range of our stock price over time, and our historical forfeiture rates, as well as the number of Shares we had available for grant under the 2014 Inducement Equity Incentive Plan (the “2014 Plan”).

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PROPOSAL 2 — APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE EQUITY INCENTIVE PLAN TO INCREASE PLAN SHARES RESERVED FOR ISSUANCE (CONTINUED)

Shares Available for Future Awards

As of March 31, 2023, approximately 74,874,930 Shares remained available for grant under the 2013 Plan, 839,147 Shares remained available for grant under the 2014 Plan, and 27,042 Shares remained available for grant under the MetaMind Plan. The Board believes that additional Shares are necessary to meet the Company’s anticipated equity compensation needs. The proposed Share increase is expected to last approximately one year. This estimate is based on a forecast that takes into account our anticipated rate of growth in hiring, an estimated range of our stock price over time, and our historical forfeiture rates, as well as the number of Shares we have available for grant under our acquired plans. We have also considered stockholder feedback in determining an appropriate number of Shares to seek to add to the 2013 Plan.

Reasons for Voting for the Proposal

Long-Term Equity Is a Key Component of Our Compensation Program

As discussed in the “Compensation Discussion and Analysis” section, our overall compensation objective is to compensate our personnel in a manner that attracts and retains the highly talented employees necessary to manage and staff a fast-paced and operationally complex business in an innovative and competitive industry. Our employees are our most valuable asset, and we strive to provide them with compensation packages that are competitive, that reward personal and Company performance and that help meet our retention needs. Equity awards, whose value depends on our stock performance and which require continued service over time before any value can be realized, help achieve these objectives and are a key element of our compensation program. Equity awards also incentivize our employees to manage our business as owners, aligning their interests with those of our stockholders. We believe we must continue to use equity compensation on a broad basis to help attract, retain and motivate employees to continue to grow our business, develop new products and ultimately increase stockholder value. As of March 31, 2023, approximately 43,194 of our employees or former employees held outstanding equity awards.

The 2013 Plan Requires Additional Shares to Meet Our Forecasted Needs

We currently forecast granting equity awards representing approximately 32,451,106 Shares (or 69,536,932 fungible shares, i.e., taking into account that full value awards such as restricted stock units deplete the 2013 Plan share reserve at a rate of 2.15 Shares for every Share subject to the full value award) over a one-year period, or approximately 3.3% of our Common Stock outstanding as of March 31, 2023. We also anticipate Share forfeitures and cancellations of approximately 3,617,682 Shares (or 6,136,558 fungible shares) over this period, based on our historic rates.

If our expectation for forfeitures is accurate, our net grants (grants less forfeitures and cancellations) over the next one-year period would be approximately 28,833,423 Shares (or 63,400,374 fungible shares), or approximately 2.9% of our Common Stock outstanding as of March 31, 2023.

As described above, the 2013 Plan had 74,874,930 Shares available for grant as of March 31, 2023. Our 2014 Plan allows us to grant awards to new employees as a material inducement to their joining the Company, such as in acquisitions, and The MetaMind, Inc. 2014 Stock Incentive Plan (the “MetaMind Plan”), which was assumed by us in 2016 in connection with our acquisition of MetaMind, allows us to grant awards to employees and consultants of MetaMind as of immediately prior to the acquisition date and employees and consultants of Salesforce hired on or following the acquisition date. We believe additional Shares should be reserved for issuance under our 2013 Plan to meet our estimated near-term equity compensation needs.

We operate in a highly competitive industry and geography for employee talent and do not expect required rates of compensation to decline. One alternative to using equity awards would be to significantly increase cash compensation. We do not believe this would be practical or advisable. We believe that a combination of equity and cash compensation is better for attracting, retaining and motivating employees, particularly in light of the highly innovative and competitive industry in which we operate. Any significant increase in cash compensation in lieu of equity awards would reduce the cash otherwise available for operations and investment in our business. Furthermore, we do not believe a more cash-oriented program would have the same long-term retention value or serve to align employees’ interests to those of our stockholders as effectively as a program that includes equity.

We Manage Our Equity Incentive Program Thoughtfully

We manage our long-term stockholder dilution by limiting the number of equity awards granted annually and limiting what we grant to what we believe is an appropriate amount of equity necessary to attract, reward and retain employees. Our three-year average burn rate, which we define as the number of Shares subject to equity awards granted in a fiscal year divided by the weighted average Shares outstanding for that fiscal year, was 2.3% for fiscal years 2021 through 2023 (see chart on page 91 for detailed calculations of our three-year burn rates). We are also mindful of the ratio of our stock-based compensation expense to our revenues over time.

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PROPOSAL 2 — APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE EQUITY INCENTIVE PLAN TO INCREASE PLAN SHARES RESERVED FOR ISSUANCE (CONTINUED)

Equity Awards Outstanding

As of March 31, 2023, equity awards outstanding under Salesforce equity plans were approximately: 20,451,931 stock options, no unvested restricted shares, 21,278,751 restricted stock units and 1,102,028 unearned performance-based restricted stock units (at target). An additional 1,150,068 stock options, 1,290,328 restricted stock units and 70,957 unvested restricted shares were outstanding under equity awards that had been assumed in connection with mergers and other corporate transactions as of March 31, 2023.

As of March 31, 2023, we had 980,857,858 Shares outstanding. Accordingly, our approximately 45,344,063 outstanding awards (not including awards under our employee stock purchase plan) plus 75,741,119 Shares available for future grant under our equity plans (not including awards under our employee stock purchase plan) as of March 31, 2023 represented approximately 12.3% of our Common Stock outstanding (commonly referred to as the “overhang”). As of March 31, 2023, the average weighted per share exercise price of all outstanding stock options (whether granted under Salesforce-originated equity plans or assumed in connection with corporate transactions) was $186.48 and the weighted average remaining contractual term was 4.4 years. The closing price of our Common Stock on the New York Stock Exchange was $197.08 per share on April 17, 2023.

As discussed in our “Compensation Discussion and Analysis” above under “—Equity Award Grant Practices,” the majority of our equity awards are granted on an annual basis, typically in March. However, for fiscal 2024, due to the time required to plan, analyze and implement the redesign of our new fiscal 2024 PRSU program (as described in the “Compensation Discussion and Analysis” above), we granted nearly all of our annual equity awards on April 8, 2023, instead of in March 2023. As a result, the March 31, 2023 data above regarding the 75,741,119 Shares available for future grant under our equity plans does not reflect a reduction of approximately 12,892,604 Shares (or 30,389,405 fungible shares) due to awards granted on April 8, 2023.

The 2013 Plan Incorporates Good Compensation and Governance Practices

•	Administration. The 2013 Plan is administered by the Compensation Committee of the Board, which is comprised entirely of independent non-employee directors.

•

Broad-based eligibility.    As of March 31, 2023, approximately 89% of all outstanding equity awards, on a share basis, were held by employees who are not Named Executive Officers or directors. In fiscal 2023, approximately 95% of all equity awards, on a share basis, were granted to employees who are not Named Executive Officers or directors.

•

Minimum vesting for equity awards.    The 2013 Plan provides that awards may not become exercisable, vest or settle prior to the one-year anniversary of the date of grant, except in the case of a participant’s death, disability or in the event of a transaction (as described in the 2013 Plan). The foregoing is subject to a 5% exception, as discussed in further detail below.

•

Stockholder approval is required for additional Shares.    The 2013 Plan does not contain an annual “evergreen” provision but instead reserves a fixed maximum number of Shares for issuance. Stockholder approval is required to increase that number.

•

Explicit prohibition on repricing without stockholder approval.    The 2013 Plan prohibits the repricing, cash-out or other exchange of underwater stock options and stock appreciation rights without prior stockholder approval.

•

No discounted stock options or stock appreciation rights.    The 2013 Plan requires that stock options and stock appreciation rights issued under it must have an exercise price equal to at least the fair market value of our Common Stock on the date the award is granted, except in certain situations in which we are assuming or replacing options granted by another company that we are acquiring.

•

No dividends or dividend equivalents on unvested restricted stock or restricted stock units.    The 2013 Plan provides that dividends or other distributions credited or payable in connection with restricted stock or restricted stock units are subject to the same restrictions as the underlying award and will not be paid until the underlying award vests.

•

Share-counting provisions.    In general, when awards granted under the 2013 Plan expire or are cancelled without having been fully exercised, or are settled in cash, the Shares reserved for those awards are returned to the share reserve and become available for future awards. However, if Shares are tendered to us or withheld by us to pay a stock option’s or stock appreciation right’s exercise price or satisfy such award’s tax withholding obligations, those Shares do not become available for future awards. Also, if a stock appreciation right is exercised, we subtract from the 2013 Plan share reserve the full number of Shares subject to the portion of the stock appreciation right actually exercised, regardless of how many Shares actually were used to settle the stock appreciation right.

•

Full-value awards count more heavily in reducing the 2013 Plan share reserve.    The 2013 Plan uses a “fungible share” concept, under which options and stock appreciation rights reduce the share reserve on a one-for-one basis, but full-value awards, such as restricted shares and restricted stock units, reduce the reserve on a 2.15-for-one basis.

•

Limited transferability.    In general, awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, unless otherwise approved by the Board or a committee of the Board administering the 2013 Plan.

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PROPOSAL 2 — APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE EQUITY INCENTIVE PLAN TO INCREASE PLAN SHARES RESERVED FOR ISSUANCE (CONTINUED)

•	Annual limits on non-employee director awards. The 2013 Plan limits the number of Shares that may be granted under non-employee director awards each fiscal year.

•	No tax gross-ups. The 2013 Plan does not provide for any tax gross-ups.

Summary of the 2013 Plan

The following is a summary of the operation and principal features of the 2013 Plan. The summary is qualified in its entirety by the 2013 Plan as set forth in Appendix A.

Purpose

The purposes of the 2013 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide incentives to individuals who perform services to the Company and to promote the success of the Company’s business. These incentives are provided through the granting of stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance bonus awards, performance shares and performance units.

Authorized Shares

At the 2013 Annual Meeting, our stockholders approved reserving a total of 48 million Shares, plus any Shares reserved but not issued, and not subject to outstanding awards, under the Prior Plans as of the date stockholders initially approved the 2013 Plan, on a one-for-one basis, but limited to a maximum of 23.8 million Shares; and any Shares subject to equity awards outstanding under the Prior Plans as of the date of initial stockholder approval of the 2013 Plan that thereafter expire, are forfeited, repurchased, cancelled or otherwise terminate (or otherwise would have, but for termination of the applicable Prior Plan, again become available for use under such Prior Plan), in this case with Shares underlying stock options and stock appreciation rights that so become available being credited to the 2013 Plan share reserve on a one-for-one basis, and Shares subject to other types of equity awards (i.e., full value awards), being credited to the 2013 Plan share reserve on a 2.15-for-one basis; provided, however, that no more than 54,332,000 Shares may be added to the 2013 Plan pursuant to this provision.

At the 2015 Annual Meeting, our stockholders approved reserving an additional 37 million Shares.

At the 2017 Annual Meeting, our stockholders approved reserving an additional 37 million Shares.

At the 2018 Annual Meeting, our stockholders approved reserving an additional 40 million Shares.

At the 2019 Annual Meeting, our stockholders approved reserving an additional 35.5 million Shares.

At the 2020 Annual Meeting, our stockholders approved reserving an additional 31.5 million Shares.

At the 2021 Annual Meeting, our stockholders approved reserving an additional 10 million Shares.

At the 2022 Annual Meeting, our stockholders approved reserving an additional 43.7 million Shares.

Our stockholders are now being asked to approve an additional 10 million Shares to become available for issuance under the 2013 Plan. As of March 31, 2023, we had approximately 74,874,930 Shares available for issuance under the 2013 Plan.

Share Reserve Reduction and Share Recycling

Any Shares subject to options or stock appreciation rights are counted against the 2013 Plan share reserve as one Share for every one Share subject to the award. Any Shares subject to awards granted under the 2013 Plan other than options or stock appreciation rights (i.e., full value awards, including restricted stock, restricted stock units, performance units and performance shares) are counted against the 2013 Plan share reserve as 2.15 Shares for every one Share subject thereto.

If any award granted under the 2013 Plan expires or becomes unexercisable without having been exercised in full, is surrendered or is forfeited to or repurchased by the Company due to failure to vest, the unpurchased or forfeited or repurchased Shares subject to such award become available for future grant or sale under the 2013 Plan. When Shares underlying full value awards are so returned to the 2013 Plan share reserve, 2.15 Shares are returned to the 2013 Plan reserve for each Share underlying such award.

With respect to the exercise of stock appreciation rights, the gross number of Shares covered by the portion of the exercised award, whether or not actually issued pursuant to such exercise, cease to be available under the 2013 Plan. If Shares subject to restricted stock, restricted stock units, performance shares or performance units are repurchased by or forfeited to the Company due to failure to vest, such Shares become available for future grant under the 2013 Plan (and increase the 2013 Plan reserve on the 2.15-for-one basis described above).

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PROPOSAL 2 — APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE EQUITY INCENTIVE PLAN TO INCREASE PLAN SHARES RESERVED FOR ISSUANCE (CONTINUED)

Shares used to pay the purchase price or satisfy tax withholding obligations of awards other than stock options or stock appreciation rights become available for future issuance under the 2013 Plan. However, Shares used to pay the exercise price or purchase price of an option or stock appreciation right or to satisfy tax withholding obligations relating to such awards do not become available for future issuance under the 2013 Plan.

Adjustments to Shares Subject to the 2013 Plan

In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property, but excepting normal cash dividends), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure affecting the Company’s Common Stock, the Administrator (as defined below), in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2013 Plan, will adjust the number and class of Shares that may be delivered under the 2013 Plan, the number, class and price of Shares subject to outstanding awards and the numerical award limitations. Any fractional Shares resulting from the adjustment will be rounded down to the nearest whole number, and in no event may the exercise or purchase price under any award be decreased to an amount less than the par value.

Administration

The 2013 Plan will be administered by the Board or a committee of individuals satisfying applicable laws appointed by the Board (the “Committee”). The Board has appointed its Compensation Committee as the Committee administering the 2013 Plan. Different Committees may administer the 2013 Plan with respect to different groups of service providers. If the Administrator desires to qualify grants to certain officers and key employees of the Company as exempt under Rule 16b-3 of the Exchange Act, the members of the Committee must qualify as “non-employee directors” under such rule. (For purposes of this summary of the 2013 Plan, the term “Administrator” will refer to either the Committee or the Board.) The Administrator may delegate day-to-day administration of the 2013 Plan, and any of the functions assigned to it, to one or more individuals.

Subject to the terms of the 2013 Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive awards, to determine the terms and conditions of awards (including the exercise price, the method of payment for Shares purchased under awards, the method of satisfaction of any tax withholding obligation arising in connection with an award, and the exercise terms for any award), to modify or amend each award subject to the restrictions of the 2013 Plan (including to accelerate vesting or waive forfeiture restrictions subject to any minimum vesting requirements set forth in the 2013 Plan), and to interpret the provisions of the 2013 Plan and outstanding awards. The Administrator may allow a participant to defer the receipt of payment of cash or delivery of Shares that otherwise would be due to such participant, provided that, unless expressly determined by the Administrator, such deferral election must comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance promulgated thereunder (“Section 409A”). The Administrator may make rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the 2013 Plan of any award agreement and may make all other determinations deemed necessary or advisable for administering the 2013 Plan.

Notwithstanding the foregoing, the Administrator cannot institute, without prior stockholder approval, an exchange program whereby the exercise prices of outstanding awards may be reduced, outstanding awards may be surrendered or cancelled in exchange for awards with a higher or lower exercise price, or outstanding awards may be transferred to a third party.

Eligibility

Awards may be granted to employees, directors and consultants of the Company and employees and consultants of any parent, subsidiary, or affiliate of the Company. Performance Bonus Awards also may only be granted to employees of the Company or any parent, subsidiary, or affiliate of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of March 31, 2023, there were approximately 75,875 employees, including five Named Executive Officers, and 13 non-employee directors, each of whom would be eligible to be granted awards under the 2013 Plan. In principle, any consultant to the Company is eligible to participate in the 2013 Plan, subject to certain SEC limitations. However, the Company’s current practice is generally not to grant equity awards to consultants except in certain limited cases. In fiscal 2023, seven consultants received equity awards under the 2013 Plan.

Minimum Vesting

Notwithstanding anything in the 2013 Plan to the contrary, equity-based awards granted under the 2013 Plan may not become exercisable, vest or be settled, in whole or in part, prior to the one-year anniversary of the date of grant, except that the Administrator may provide that awards become exercisable, vest or settle prior to such date in the event of the participant’s death or disability or in the event of a transaction described in the 2013 Plan. Notwithstanding the foregoing, up to 5% of the sum of (a) the number of Shares

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PROPOSAL 2 — APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE EQUITY INCENTIVE PLAN TO INCREASE PLAN SHARES RESERVED FOR ISSUANCE (CONTINUED)

available for future grants on the date the Board approved the amended and restated version of the 2013 Plan (74,874,930 Shares as of March 31, 2023), plus (b) the proposed increase in the number of Shares available for issuance under the 2013 Plan (as described above), may be issued pursuant to awards subject to any, or no, vesting conditions, as the Administrator determines appropriate.

Stock Options

Options granted under the 2013 Plan are evidenced by a written agreement between the Company and the participant specifying the number of Shares subject to the option, the exercise price, the expiration date of the option, any conditions to exercise the options, and the other terms and conditions of the option, consistent with the requirements of the 2013 Plan.

The exercise price per Share of each option may not be less than the fair market value of a Share of the Company’s Common Stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a “Ten Percent Stockholder”) must have an exercise price per share equal to at least 110% of the fair market value of a Share on the date of grant. In addition, stock options may be granted with an exercise price per share of less than the fair market value of a Share of the Company’s Common Stock in certain situations in which we are assuming or replacing options granted by another company that we are acquiring. The aggregate fair market value of the Shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. Generally, the fair market value of the Common Stock is the closing sales price per share on the relevant date as quoted on the NYSE.

The 2013 Plan provides that the Administrator will determine acceptable forms of consideration for exercising an option. An option is deemed exercised when the Company receives the notice of exercise and full payment for the Shares to be exercised, together with applicable tax withholdings.

Options are exercisable at such times or under such conditions as determined by the Administrator and set forth in the award agreement. The maximum term of an option is as specified in the award agreement, provided that options may not have a term of more than seven years, and provided further that an incentive stock option granted to a Ten Percent Stockholder must have a term not exceeding five years.

The Administrator determines and specifies in each written award agreement, and solely in its discretion, the period of post-termination exercise applicable to each option. In the absence of such a determination by the Administrator, the participant generally is able to exercise the option to the extent vested for (i) 90 days following the participant’s termination as a service provider for reasons other than death, disability, or cause and (ii) 12 months following his or her termination due to death or disability. If the exercise of the option is prevented by applicable law within the time periods otherwise applicable, the option generally will remain exercisable for 90 days (or such longer period determined by the Administrator) following the date the participant received notice that the option is exercisable. If a sale within the applicable post-termination exercise period would subject the participant to suit under Section 16(b) of the Exchange Act, the option generally will remain exercisable until the 10th day following the date on which a sale of the Shares by the participant would no longer be subject to suit. Options terminate immediately upon the participant’s termination for cause. In no event can an option be exercised after the expiration of the term of the option.

Restricted Stock Awards

Awards of restricted stock are rights to acquire or purchase Shares, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. Restricted stock awards are evidenced by a written agreement between the Company and the participant specifying the number of Shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the 2013 Plan.

Restricted stock awards are subject to vesting conditions as the Administrator specifies, and the Shares acquired may not be transferred by the participant until the vesting conditions (if any) are satisfied. The Administrator may establish vesting criteria in its discretion, which may be based on continued employment or service, company-wide, departmental, divisional, business unit, or individual goals, applicable federal or state securities laws, or any other basis and which may include the performance goals listed below, and which, depending on the extent to which they are met, will determine the number of shares subject to the restricted stock award to become vested and no longer subject to forfeiture. Unless otherwise provided by the Administrator, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service.

Participants holding restricted stock generally have the right to vote the Shares and to receive any dividends paid, provided that dividends or other distributions credited or payable in connection with shares of restricted stock that are not yet vested will be subject to the same restrictions and risk of forfeiture as the underlying award and will not be paid until the underlying award vests.

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PROPOSAL 2 — APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE EQUITY INCENTIVE PLAN TO INCREASE PLAN SHARES RESERVED FOR ISSUANCE (CONTINUED)

Restricted Stock Units

The Administrator may grant restricted stock units which represent a right to receive Shares at a future date as set forth in the participant’s award agreement. Restricted stock units granted under the 2013 Plan are evidenced by a written agreement between the Company and the participant specifying the number of restricted stock units subject to the award, any vesting conditions, and other terms and conditions of the award, consistent with the requirements of the 2013 Plan.

Restricted stock units vest if the performance goals or other vesting criteria the Administrator may establish are achieved. Earned restricted stock units may be settled, in the sole discretion of the Administrator, in cash, Shares, or a combination of both. The Administrator may establish vesting criteria in its discretion, which may be based on continued employment or service, company-wide, departmental, divisional, business unit, or individual goals, applicable federal or state securities laws, or any other basis and which may include the performance goals listed below, and which, depending on the extent to which they are met, will determine the number of Shares or amount of cash to be paid out to participants.

A participant will forfeit any unearned restricted stock units as of the date or under the conditions set forth in the award agreement.

Participants holding restricted stock units have no voting rights with respect to the Shares represented by the restricted stock units until the date the underlying Shares are issued, consistent with the terms of the 2013 Plan. The Administrator, in its sole discretion, may provide in the participant’s award agreement that the participant shall be entitled to receive dividend equivalents with respect to the payment of cash dividends on Shares having a record date prior to the date on which the restricted stock units are settled or forfeited, consistent with the terms of the 2013 Plan. Settlement of dividend equivalents may be made in cash, Shares, or a combination thereof as determined by the Administrator. Any additional restricted stock units resulting from dividend equivalents will be subject to the same terms and conditions, including vesting conditions, as the restricted stock units to which they relate and shall not be paid or settled prior to the time that the underlying award vests. In the event of a dividend or distribution paid in Shares or any other adjustment made upon a change in the capital structure of the Company, appropriate adjustments will be made to a participant’s restricted stock unit award so that it represents the right to receive upon settlement any new, substituted or additional securities or other property (other than normal cash dividends) to which the participant would be entitled by reason of the Shares issuable upon settlement of the award and any new, substituted, or additional securities or other property will be subject to the same vesting conditions as are applicable to the award.

Stock Appreciation Rights

A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of Company Common Stock between the date of grant of the award and the date of its exercise. Each stock appreciation right granted under the 2013 Plan is to be evidenced by a written agreement between the Company and the participant specifying the exercise price and the other terms and conditions of the award, consistent with the requirements of the 2013 Plan.

The exercise price per share of each stock appreciation right may not be less than the fair market value of a Share on the date of grant, except in certain situations in which we are assuming or replacing stock appreciation rights granted by another company that we are acquiring. Upon exercise of a stock appreciation right, the holder of the award will be entitled to receive an amount determined by multiplying (i) the difference between the fair market value of a Share on the date of exercise over the exercise price by (ii) the number of exercised Shares. The Company may pay the appreciation in cash, in Shares, or in some combination thereof. The term of a stock appreciation right must be no more than seven years from the date of grant. The terms and conditions relating to the period of post-termination exercise with respect to options described above also apply to stock appreciation rights.

Performance Units and Performance Shares

Performance units and performance shares may also be granted under the 2013 Plan. Each award of performance units or performance shares granted under the 2013 Plan is to be evidenced by a written agreement between the Company and the participant specifying any vesting conditions, the number of performance units or performance shares (as applicable), and other terms and conditions of the award, consistent with the requirements of the 2013 Plan. Performance units and performance shares will result in a payment to a participant only if the performance goals or other vesting criteria (if any) the Administrator may establish are achieved or the awards otherwise vest (if applicable). Earned performance units and performance shares will be paid, in the sole discretion of the Administrator, in the form of cash, Shares, or in a combination thereof. The Administrator may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit or individual goals, applicable federal or state securities laws, or any other basis), and which, depending on the extent to which they are met, will determine the number or value of performance units and performance shares to be paid out to participants.

Performance units will have an initial value established by the Administrator on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a Share on the grant date. A participant will forfeit any performance shares or performance units that are unearned or unvested as of the date set forth in the award agreement.

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PROPOSAL 2 — APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE EQUITY INCENTIVE PLAN TO INCREASE PLAN SHARES RESERVED FOR ISSUANCE (CONTINUED)

Participants holding performance units or performance shares have no voting rights with respect to the Shares represented by the performance units or performance shares until the date the underlying Shares are issued, consistent with the terms of the 2013 Plan. No dividend equivalents may be granted with respect to performance units. However, the Administrator, in its sole discretion, may provide in the participant’s performance share award agreement that the participant will be entitled to receive dividend equivalents with respect to the payment of cash dividends on Shares having a record date prior to the date on which the performance shares are settled or forfeited, consistent with the terms of the 2013 Plan. Settlement of dividend equivalents may be made in cash, Shares, or a combination thereof as determined by the Administrator. Any additional performance shares resulting from dividend equivalents will be subject to the same terms and conditions, including vesting conditions, as the performance shares to which they relate and shall not be paid or settled prior to the time that the underlying award vests. In the event of a dividend or distribution paid in Shares or any other adjustment made upon a change in the capital structure of the Company, appropriate adjustments will be made to a participant’s award of performance shares so that it represents the right to receive upon settlement any new, substituted or additional securities or other property (other than normal cash dividends) to which the participant would be entitled by reason of the Shares issuable upon settlement of the award and any new, substituted, or additional securities or other property will be subject to the same vesting conditions as are applicable to the award.

Performance Bonus Awards

Performance bonus awards may also be granted under the 2013 Plan to employees in the form of a cash bonus payable upon the attainment of performance goals or objectives determined by the Administrator. The Administrator has complete discretion to determine the amount of the cash bonus that can be earned under a performance bonus award, provided that no one participant may be granted performance bonus awards under the 2013 Plan that could result in the participant receiving more than $10,000,000 in any one fiscal year of the Company.

Performance Goals

The Administrator (in its discretion) may make performance goals applicable to an award recipient with respect to any award granted in its discretion, including but not limited to one or more of the performance goals listed below. Awards granted under the 2013 Plan and subject to achievement of performance goals may be subject to achievement of one or more of the following measures: revenue, gross margin, operating margin, operating income, operating profit or net operating profit, pre-tax profit, earnings (which may include earnings before interest, taxes and depreciation, earnings before taxes and net earnings), net income, cash flow (including operating cash flow or free cash flow), expenses, the market price of the Company’s Common Stock, earnings per share, return on stockholder equity, return on capital, return on assets or net assets, return on equity, return on investment, economic value added, number of customers, stock price, growth in stockholder value relative to the moving average on the S&P 500 Index or another index, market share, contract awards or backlog, overhead or other expense reduction, credit rating, objective customer indicators, new product invention or innovation, attainment of research and development milestones, or improvement in productivity, as well as any additional measures or metrics deemed appropriate by the Administrator.

The performance goals applicable to awards may differ from participant to participant and from award to award. The Administrator in its discretion determines whether and the extent to which any performance goals are or are not satisfied and to which awards subject to performance goals are earned or settled, including whether any significant elements or items shall be included in or excluded from the calculation of any performance goal with respect to any awards or participants.

Grants to Non-Employee Directors

Our non-employee directors are eligible to receive all awards under the 2013 Plan, except incentive stock options and performance bonus awards, and subject to the limits described below.

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PROPOSAL 2 — APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE EQUITY INCENTIVE PLAN TO INCREASE PLAN SHARES RESERVED FOR ISSUANCE (CONTINUED)

Individual Award Limitations

The 2013 Plan contains annual grant limits. Specifically, subject to the adjustment provisions of the 2013 Plan, the maximum number of Shares or dollars that can be subject to awards granted to any one employee in any fiscal year is:

Award Type	Annual Number of Shares or Dollar Value	Additional Shares or Dollar Value in Connection with New Hire*	Maximum Number of Shares and/or Dollars
Stock Options, Stock Appreciation Rights or Combination Thereof	20,000,000 shares	8,000,000 shares	28,000,000 shares
Restricted Stock, Restricted Stock Units, Performance Shares or Combination Thereof	10,000,000 shares	4,000,000 shares	14,000,000 shares
Performance Units	$15,000,000	$5,000,000	$20,000,000

*	May be granted in the Company’s fiscal year in which the employee’s employment with the Company (or a parent or subsidiary corporation of the Company or an affiliate of the Company) first commences.

In addition, the 2013 Plan limits the granting of cash performance bonus awards, such that no one employee may be granted performance bonus awards that could result in the employee receiving more than $10,000,000 in any one fiscal year of the Company.

If an award is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a merger of the Company with or into another corporation or entity or a change in control of the Company), the cancelled award will be counted against the limitations described above.

The 2013 Plan also provides that no non-employee director may be granted awards that cover more than 60,000 Shares in any one fiscal year of the Company, subject to the adjustment provisions of the 2013 Plan, provided that any awards granted to an individual while he or she was an employee or consultant but not a non-employee director shall not count for purposes of this limitation. This limit was determined after consultation with the Compensation Committee’s independent compensation consultant, Compensia, Inc.

The limit is consistent with the Company’s non-employee director compensation program, described in more detail starting on page 31.

The Administrator will adjust the Share limitations in this section in the event of any adjustment to the Company’s Shares discussed above (under “Adjustments to Shares Subject to the 2013 Plan”).

Transferability of Awards

Awards granted under the 2013 Plan generally are not transferable, and all rights with respect to an award granted to a participant generally will be available during a participant’s lifetime only to the participant (or the participant’s guardian or legal representative).

Dissolution or Liquidation

In the event of the Company’s proposed dissolution or liquidation, the Administrator will notify each participant in writing as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to consummation of such proposed action to the extent the award has not been previously exercised.

Change in Control

The 2013 Plan provides that, in the event of a merger or our “change in control” (as defined in the 2013 Plan), the Administrator will have authority to determine the treatment of outstanding awards, including, without limitation, that awards be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. The Administrator will not be required to treat all outstanding awards similarly.

If the successor corporation does not assume or substitute outstanding awards, the options and stock appreciation rights will become fully vested and exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, unless determined otherwise by the Administrator, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted in the event of a change in control, the Administrator will notify the participant in writing that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

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PROPOSAL 2 — APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE EQUITY INCENTIVE PLAN TO INCREASE PLAN SHARES RESERVED FOR ISSUANCE (CONTINUED)

If the successor corporation assumes or substitutes outstanding awards held by a non-employee director and the non-employee director’s status as a director of the Company or a director of the successor or acquiring company terminates other than upon voluntary resignation by the non-employee director (unless such resignation is at the request of the acquirer), then any options and stock appreciation rights held by the non-employee director will fully vest and become immediately exercisable. In addition, in such circumstances, all restrictions on restricted stock and restricted stock units held by such non-employee director will lapse, and, unless otherwise determined by the Administrator, all performance goals or other vesting requirements will be deemed achieved at 100% and all other terms and conditions met.

Termination or Amendment

The 2013 Plan, as amended and restated and described in this proposal, will automatically terminate on March 10, 2032.

The Administrator may terminate or amend the 2013 Plan at any time; however, no amendment may be made without stockholder approval except as described under “Administration” above on page 83. No termination or amendment may materially impair the rights of any participant unless required by applicable law or mutually agreed between the participant and the Administrator.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the 2013 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which a participant may reside. As a result, tax consequences for any particular participant may vary from this summary based on individual circumstances.

Incentive Stock Options

An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their Shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the Shares. If an optionee satisfies such holding periods upon a sale of the Shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of Shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the Shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the Shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the Shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax, which is paid if such tax exceeds the regular tax for the year.

Special rules may apply with respect to certain subsequent sales of the Shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the Shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options

Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the Shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.

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PROPOSAL 2 — APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE EQUITY INCENTIVE PLAN TO INCREASE PLAN SHARES RESERVED FOR ISSUANCE (CONTINUED)

Stock Appreciation Rights

In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of any Shares received. Any additional gain or loss recognized upon any later disposition of the Shares would be capital gain or loss.

Restricted Stock Awards

A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the Shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the Shares are acquired. Upon the sale of Shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards

There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of Shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the Administrator or a participant. Any additional gain or loss recognized upon any later disposition of any Shares received would be capital gain or loss.

Performance Shares, Performance Units, and Performance Bonus Awards

A participant generally will recognize no income upon the grant of a performance share, a performance unit, or performance bonus award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or nonrestricted Shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any Shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2013 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for the Company

The Company generally will be entitled to a tax deduction in connection with an award under the 2013 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Section 162(m) limits a publicly traded company’s federal income tax deduction for compensation in excess of $1 million paid to certain “covered employees.” Covered employees generally include any executive officer whose compensation was required to be disclosed in the Company’s annual proxy statement.

Therefore, we expect that we will be unable to deduct all compensation in excess of $1 million paid to our covered employees.

The foregoing is only a summary of the effects of the U.S. federal income taxation upon participants and the Company with respect to awards under the 2013 Plan. It does not purport to be complete, and does not discuss the impact of employment or other tax requirements, the tax consequences of a participant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside.

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PROPOSAL 2 — APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE EQUITY INCENTIVE PLAN TO INCREASE PLAN SHARES RESERVED FOR ISSUANCE (CONTINUED)

Number of Awards Granted to Employees, Consultants, and Directors

The number of awards that an employee, director or consultant may receive under the 2013 Plan is in the discretion of the Administrator and therefore cannot be determined in advance.

The following table sets forth, with respect to the individuals and groups named below: the aggregate number of Shares subject to options granted under the 2013 Plan (whether or not outstanding, vested or forfeited, as applicable) as of March 31, 2023, and the aggregate number of Shares subject to awards of restricted stock and restricted stock units (including performance-based restricted stock units, calculated at target performance) granted under the 2013 Plan (whether or not outstanding, vested or forfeited, as applicable) as of March 31, 2023.

Name of Individual or Group	Number of Options Granted (#)	Number of Shares subject to Stock Awards (#)

Marc Benioff Chair of the Board and Chief Executive Officer	5,609,621	657,375

Bret Taylor Former Vice Chair of the Board and Co-Chief Executive Officer	802,854	241,162

Amy Weaver President and Chief Financial Officer	868,419	226,081

Parker Harris Chief Technology Officer and Co-Founder	1,661,353	281,213

Srinivas Tallapragada President and Chief Engineering Officer	1,067,275	285,379

Brian Millham President and Chief Operating Officer	1,660,208	240,066

All current executive officers as a group	11,169,335	1,772,024

All current non-employee directors as a group	—	364,179

Each associate of any such directors or executive officers	—	—

Each other person who received or is to receive five percent of such options, warrants or rights	—	—

All other current employees (including all current officers who are not executive officers) as a group	24,699,253	60,468,312

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PROPOSAL 2 — APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE EQUITY INCENTIVE PLAN TO INCREASE PLAN SHARES RESERVED FOR ISSUANCE (CONTINUED)

Registration with the SEC

Subject to stockholder approval of this proposal, the Company intends to file with the SEC a registration statement on Form S-8 covering the new shares reserved for issuance under the 2013 Plan in June 2023.

Detailed Three-Year Average Burn Rate Calculation

	FY21	FY22	FY23	Average
Options granted under all plans(1)	7,041,908	7,023,120	7,695,801
Restricted stock units and awards granted under all plans(1)	11,469,596	12,308,788	18,034,605
Performance-based restricted stock units granted under all plans(2)	574,352	442,063	536,599

Total granted	19,085,856	19,733,971	26,267,005
Performance-based restricted stock units earned and vested under all plans(2)	7,732	441,074	58,204
Weighted Average # of Common Shares Outstanding	908,049,547	955,093,126	992,224,938
Burn Rate	2.1%	2.1%	2.6%	2.3%
(1)	This table does not include appreciation and full value awards assumed in acquisitions.
(2)

The performance-based restricted stock units noted in the table were granted in the year indicated but such performance stock units vest, if at all, following a three-year performance period from the date of grant.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast.

The Board of Directors Recommends a Vote FOR the Proposal to Amend and Restate the 2013 Equity Incentive Plan to

Increase the Number of Plan Shares Reserved for Issuance.

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PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024. The Board recommends that stockholders vote for ratification of such appointment. Stockholder ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by law or our Bylaws. However, we are seeking stockholder ratification as a matter of good corporate practice. In the event of a negative vote on such ratification, the Board will reconsider its selection. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

We expect representatives of Ernst & Young LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Please see “Review of Independent Auditor” on page 77 for information regarding the factors considered by the Audit Committee in determining to reengage Ernst & Young LLP.

Engagement Letter and Fee Disclosure

In connection with the audit of the fiscal 2023 financial statements, our Audit Committee entered into an engagement agreement with Ernst & Young LLP that sets forth the terms of Ernst & Young’s audit engagement.

The following table sets forth the aggregate audit fees billed and expected to be billed by Ernst & Young for the indicated fiscal year and the fees billed by Ernst & Young for all other services rendered during the indicated fiscal year.

	Fiscal 2023	Fiscal 2022

Audit Fees, plus consultations(1)	$21,143,000	$19,804,000

Audit-Related Fees(2)	$6,376,000	$5,344,000

Tax Fees(3)	$5,010,000	$5,143,000

All Other Fees	—	—

Total	$32,529,000	$30,291,000

(1)

Audit Fees consist of fees incurred for professional services rendered for the integrated audit of our annual consolidated financial statements, review of the quarterly consolidated financial statements and foreign statutory audits and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. Audit fees also include accounting consultations and research related to the integrated audit.

(2)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These include fees for the audit of an employee benefit (401(k)) plan, service organization control examinations, fees for due diligence related to acquisitions as well as a review of select sustainability metrics.

(3)	Tax Fees consist of fees billed for tax compliance, consultation and planning services.

Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Ernst & Young LLP to the Company must be pre-approved by the Audit Committee. The Audit Committee uses the following procedures in pre-approving all audit and non-audit services provided by Ernst & Young LLP. The Audit Committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) expected to be provided by Ernst & Young LLP during the year. Quarterly, the Audit Committee is presented with an update of any new audit and non-audit services to be provided by Ernst & Young LLP. The Audit Committee reviews the update and approves the services outlined therein if such services are acceptable to the Audit Committee. To ensure prompt handling of unexpected matters, the Audit Committee delegates to the chair of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees. However, approval of such additional or amended services is not permitted if it would affect Ernst & Young LLP’s independence under applicable SEC rules. The chair of the Audit Committee reports any such action taken to the Audit Committee at the next Audit Committee meeting.

All Ernst & Young LLP services and fees reported under “Engagement Letter and Fee Disclosure” were approved according to the procedures described above.

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PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR (CONTINUED)

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast on this proposal.

The Board of Directors Recommends a Vote FOR Ratification of the Appointment of Ernst & Young LLP as

Our Independent Registered Public Accounting Firm.

2023 Proxy Statement	93

PROPOSAL 4 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL 4 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are asking our stockholders to cast an advisory vote to approve the compensation of the Named Executive Officers during fiscal 2023 as disclosed in this Proxy Statement in accordance with the requirements of Section 14A of the Exchange Act. This Proposal gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain the Named Executive Officers, who are critical to our success, and to align their interests with the long-term interests of our stockholders. Under this program, the Named Executive Officers are rewarded for the achievement of both corporate and individual performance goals, which are intended to result in increased stockholder value. Please read the “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure that follow for additional details about our executive compensation program, including information about the fiscal 2023 compensation of the Named Executive Officers.

Advisory Vote and Board of Directors’ Recommendation

We request stockholder approval of the fiscal 2023 compensation of the Named Executive Officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and the narrative disclosure that accompany the compensation tables in this Proxy Statement). This vote is not intended to address any specific element of compensation, but rather the overall compensation of the Named Executive Officers and the compensation philosophy, policies and practices described in this Proxy Statement.

Accordingly, we ask that you vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Salesforce, Inc. approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders of the Company, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table for Fiscal 2023 and the other compensation tables and narrative disclosure within such Proxy Statement.”

Approval of this proposal requires the affirmative vote of a majority of the votes cast on this proposal.

As an advisory vote, the outcome of the vote on this Proposal is not binding. However, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of this vote when making future executive compensation decisions.

Under our current policy of providing for annual votes, we expect that our next advisory vote to approve named executive officer compensation will occur at our 2024 Annual Meeting.

The Board of Directors Recommends a Vote FOR Approving on an Advisory Basis

the Compensation of the Named Executive Officers.

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PROPOSAL 5 — ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

PROPOSAL 5 — ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY

VOTES TO APPROVE EXECUTIVE

COMPENSATION

We are asking our stockholders to cast an advisory vote, in accordance with the requirements of Section 14A of the Exchange Act, on the frequency of holding future advisory votes to approve executive compensation. Stockholders may specify whether they prefer such votes to occur every one year, every two years or every three years, or they may abstain from voting.

Advisory Vote and Board of Directors’ Recommendation

The Board believes that advisory votes to approve executive compensation should be conducted every year, which is the frequency that received the highest support from stockholders the last time we held this vote in 2017, so that our stockholders may provide us with their direct input on our compensation philosophy, policies and practices, as disclosed in our proxy statement each year. The Board’s determination was based upon the premise that Named Executive Officer compensation is evaluated, adjusted and approved on an annual basis by the Compensation Committee and that the measures that are used in determining performance-based cash incentive award achievements are annual measures.

Stockholders are not voting to approve the Board’s recommendation. Instead, in response to the resolution set forth below, you may indicate your preferred frequency for holding future advisory votes to approve our executive compensation by voting one year, two years, or three years, or you may abstain from voting:

“RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast will be determined to be the preferred frequency of the stockholders with which Salesforce, Inc. is to hold future votes to approve, on an advisory basis, the compensation of its Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules.”

As an advisory vote, the outcome of the vote on this Proposal is not binding. The Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote to approve executive compensation more or less frequently than the option preferred by our stockholders. However, our Compensation Committee, which administers our executive compensation program, values the opinions expressed by our stockholders and will consider the alternative that receives the highest number of votes, even if that alternative does not receive a majority vote. Our next advisory vote on the frequency of holding future advisory votes on executive compensation will occur at our 2029 Annual Meeting.

The Board of Directors Recommends Holding Future Advisory Votes on the Compensation of

the Named Executive Officers Every “One Year.”

2023 Proxy Statement	95

PROPOSAL 6 — STOCKHOLDER PROPOSAL REGARDING AN INDEPENDENT CHAIR OF THE BOARD

PROPOSAL 6 — STOCKHOLDER PROPOSAL REGARDING AN INDEPENDENT CHAIR OF THE

BOARD

The Company has been advised that the National Legal and Policy Center, 2217 Matthews Township Parkway, Suite D-229, Matthews, North Carolina 28105, beneficial owner of more than $2,000 worth of the Company’s common stock, intends to submit the proposal set forth below at the Annual Meeting:

RESOLVED: Shareholders request the Board of Directors adopt as policy, and amend the governing documents as necessary, to require hereafter that that two separate people hold the office of the Chairman and the office of the CEO as follows:

Selection of the Chairman of the Board: The Board requires the separation of the offices of the Chairman of the Board and the Chief Executive Officer.

Whenever possible, the Chairman of the Board shall be an Independent Director.

The Board may select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board seeks an Independent Chairman of the Board.

The Chairman shall not be a former CEO of the company.

Selection of the Chairman of the Board shall be consistent with applicable law and existing contracts.

Supporting Statement by Stockholder Proponent

The co-Chief Executive Officer of Salesforce.com, Inc., is also Board Chairman. We believe these roles – each with separate, different responsibilities that are critical to the health of a successful corporation – are greatly diminished when held by a singular company official, thus weakening its governance structure.

Expert perspectives substantiate our position:

•

According to the Council of Institutional Investors ( https://bit.ly/3pKrtJK ), “A CEO who also serves as chair can exert excessive influence on the board and its agenda, weakening the board’s oversight of management. Separating the chair and CEO positions reduces this conflict, and an independent chair provides the clearest separation of power between the CEO and the rest of the board.”

•

A 2014 report from Deloitte ( https://bit.ly/3vQGqel ) concluded, “The chairman should lead the board and there should be a clear division of responsibilities between the chairman and the chief executive officer (CEO).”

•

A pair of business law professors wrote for Harvard Business Review ( https://bit.ly/3xvclOA ) in March 2020 that “letting the CEO chair the board can compromise board discussion quality, weakening the corporation’s risk management ability … Splitting the CEO and board chair jobs between two people can help strengthen the quality of questions the corporation asks itself. When those questions remain weak, the organization is less likely to develop strategies that mitigate risk.”

•

Proxy adviser Glass Lewis advised ( https://bit.ly/3xwuJwa ) in 2021, “the presence of an independent chair fosters the creation of a thoughtful and dynamic board not dominated by the views of senior management. Further, we believe that the separation of these two key roles eliminates the conflict of interest that inevitably occurs when a CEO is responsible for self-oversight.”

The Company’s Statement of Opposition

The Board of Directors recommends a vote AGAINST Proposal 6:

The Board believes it is important to have the flexibility to determine the most appropriate leadership structure to support the Company and its operations in light of the circumstances and Board composition at any particular time. Eliminating this flexibility in favor of the rigid and prescriptive approach set forth in this proposal is not in the best interests of our Company or our stockholders.

•

Our Board believes that its current board leadership structure benefits our stockholders: it promotes a clear strategic vision and provides important leadership drawing on years of experience and in-depth knowledge of our business and industry, while maintaining effective independent oversight through our corporate governance practices, which include an active and empowered Lead Independent Director, and fully engaged independent members and chairs of the Audit and Finance, Compensation, and Nominating and Corporate Governance committees.

96	2023 Proxy Statement

PROPOSAL 6 — STOCKHOLDER PROPOSAL REGARDING AN INDEPENDENT CHAIR OF THE BOARD (CONTINUED)

•

Our Board has taken significant steps over the past year to enhance our independent oversight practices, including expanding the Lead Independent Director role, effecting a Lead Independent Director transition, and making several Committee structure and membership changes.

•

This stockholder proposal is out of line with industry and market practice and unduly restricts the Board’s ability to determine the appropriate leadership structure for the Board, including by expressly prohibiting the Board from selecting a former CEO to serve as Chair of the Board.

•	We engaged with the proponent of this proposal to discuss the proposal and our perspectives on this topic.

Our Board has acted in the best interests of our stockholders and the Company to identify the right leadership structure. The Board is committed to having a sound corporate governance structure that facilitates strong independent leadership and effective and informed decision-making. The Board regularly reviews its leadership structure to confirm that it best serves the evolving needs of the Board and the Company at any given time, including consideration of the business environment and the Company’s strategy, investor views, academic perspectives and market practice. The Board believes that having one individual serve as both Chair of the Board and Chief Executive Officer, paired with a strong Lead Independent Director, fully independent members and chairs of the Audit and Finance, Compensation, and Nominating and Corporate Governance committees, is the best structure to drive long-term stockholder value at this time.

Our Board has no fixed rule on whether the offices of Chair and CEO are vested in the same person or two different people, and believes that it should make that judgment based on circumstances and experience. Our Board currently believes that the most effective leadership structure is for Mr. Benioff to serve as both Chair and CEO. Specifically, having Mr. Benioff serve in this dual role as our Chair and CEO confers distinct advantages such as:

•

having a Chair who can draw on detailed institutional knowledge of the Company and industry experience from serving as co-founder and CEO, which enables him to provide the Board with focused leadership, particularly in discussions about the Company’s strategy, business plans and related risks;

•	helping to ensure that the Company presents its message and strategy to stockholders, employees, customers and other stakeholders through one unified voice; and

•	enabling efficient and effective decision-making and focused accountability.

Given the strong mission, vision and leadership that has produced our history of sustained, strong business, operational and financial performance through past business cycles, the Board believes that our stockholders continue to be best served during the current challenging business environment by this leadership structure. At the same time, our Lead Independent Director and other independent directors, who make up a substantial majority of the Board, have the skills, commitment and authority to provide independent oversight consistent with their fiduciary duties.

To further strengthen the Board’s independent oversight of management and the Company, the independent directors on the Board recently appointed a new Lead Independent Director and expanded the scope of authority and responsibilities for the role. In September 2022, the independent directors elected Robin Washington, a seasoned former officer and director of large public technology and other companies, to serve as our Lead Independent Director. Based on stockholder feedback following last year’s annual meeting and evolving best practices, the Board also updated our Corporate Governance Guidelines at that time to expressly state specific, expanded authorities of the Lead Independent Director. These expanded authorities and duties support engaged and robust oversight of management and strategy, and include:

•	Presiding at meetings of the Board where the Chair is not present, including executive sessions.

•	Reviewing and approving, or providing input and consultation on, materials sent to the Board in connection with its regular or special meetings or other decision-making or deliberations.

•

Reviewing and approving, or providing input and consultation on, the agenda and schedule for Board meetings to provide for appropriate coverage of relevant topics throughout the year and as needed to address emerging developments, and to allow sufficient time for discussion of agenda items.

•	Serving as a liaison between the Chair and the independent directors, and as a liaison among committee chairs.

•	Being available for consultation meetings and communication with major stockholders as necessary.

•	Overseeing the Board evaluation process.

•	Meeting and coordinating with other directors, as appropriate, and other constituencies.

•	Advising on the formation of any new standing or ad hoc committees of the Board.

•	As determined, calling executive sessions of the independent directors.

2023 Proxy Statement	97

PROPOSAL 6 — STOCKHOLDER PROPOSAL REGARDING AN INDEPENDENT CHAIR OF THE BOARD (CONTINUED)

Further, since assuming the role of Lead Independent Director, Ms. Washington has upheld the Board’s long-standing commitment to active and engaged oversight. Among other activities, she has communicated frequently and directly with each of the non-management directors, guided an expanded Board review and evaluation with support from an outside advisor, spent significant time in meetings with the CEO and at the Company’s executive offices, and met in person or by conference call with many of our key stockholders.

In the context of our demonstrated commitment to independent oversight and our current governance practices, our Board believes that the proposal’s limiting and prescriptive approach is not necessary to ensure effective oversight and accountability. In recent years, the Board has adopted numerous governance practices and taken significant steps to respond to stockholder feedback, which collectively demonstrate our commitment to active and independent oversight of both management and the Company’s strategy. These enhancements and practices, which we strongly believe advance the creation of stockholder value over the long term, include:

Driving Board effectiveness

•	Lead Independent Director responsibilities expanded to ensure the perspectives of our majority independent directors are thoroughly represented.

•	Predominantly independent Board (77% of our nominees qualify as independent).

•	Independent chairs and membership of the Audit and Finance, Compensation, and Nominating and Corporate Governance committees.

•	Regular executive sessions of the non-management directors.

•	Rigorous director selection and evaluation process.

•	Board diversity and ongoing Board refreshment; five outside directors appointed in the past eighteen months.

•	Robust framework for risk oversight by the full Board and its committees.

•	Frequent Board and committee meetings and regular, informal director engagement with Company management.

Promoting director accountability

•	Annual election of all directors by majority vote (no classified board).

•	Proxy access right on market terms: holders of at least 3% of shares outstanding for three years; up to 20% of the Board.

•	No supermajority voting provisions in our governing documents.

•	Right of stockholders holding 15% voting power to call special meetings.

•	No multi-class common stock (each share has one vote).

Aligning directors’ and management’s interests with stockholders

•	Robust stock ownership policy for directors and executive officers.

•	Limits on outside directorships.

•	Annual stockholder advisory votes on executive compensation.

Stockholder engagement

•

Regularly provide stockholders with opportunities to deliver direct feedback through annual meetings and extensive year-round stockholder engagement, including over 60% of shares outstanding and 90% of our top 20 stockholders since the 2022 Annual Meeting of Stockholders.

•	Active involvement by our Lead Independent Director and other independent directors in stockholder engagement.

•	Offer to meet with each stockholder proposal proponent ahead of annual meeting to discuss the proposals and our perspectives on these topics.

Conclusion. The Board carefully and regularly evaluates its leadership structure to determine the structure that will best serve the interests of Salesforce and its stockholders at any given time. The Board believes that the independence of the Board and its committees and committee chairs, the Board’s current corporate governance practices and oversight protections, and the significant and meaningful role of our Lead Independent Director in leading our Board complement our combined Chair and CEO role to enable effective Board oversight, while allowing both the Board and management to benefit from Mr. Benioff’s in-depth knowledge of the risks and opportunities faced by our Company. Our leadership structure has served stockholders well for many years and the Board believes that it continues to be the optimal structure for Salesforce at this time. The proposal’s rigid approach to board leadership is neither necessary nor in the best interests of our stockholders.

98	2023 Proxy Statement

PROPOSAL 6 — STOCKHOLDER PROPOSAL REGARDING AN INDEPENDENT CHAIR OF THE BOARD (CONTINUED)

For the foregoing reasons, the Board recommends that you vote AGAINST Proposal 6.

Vote Required and Board of Directors’ Recommendation

For the foregoing reasons, the Board believes that this proposal is not in the best interests of the Company or our stockholders and recommends that you vote AGAINST Proposal 6.

Approval of this proposal requires the affirmative vote of a majority of the votes cast.

The Board of Directors Recommends a Vote AGAINST Proposal 6.

2023 Proxy Statement	99

PROPOSAL 7 — STOCKHOLDER PROPOSAL REGARDING A POLICY TO FORBID ALL COMPANY DIRECTORS FROM SITTING ON ANY OTHER BOARDS

PROPOSAL 7 — STOCKHOLDER PROPOSAL REGARDING A POLICY TO FORBID ALL

COMPANY DIRECTORS FROM SITTING ON ANY

OTHER BOARDS

The Company has been advised that the National Center for Public Policy Research, 2005 Massachusetts Avenue Northwest, Washington, D.C. 20036, beneficial owner of more than $2,000 worth of the Company’s common stock, intends to submit the proposal set forth below at the Annual Meeting:

RESOLVED: Shareholders of Salesforce Inc. (the “Company”) request the Board of Directors to adopt a policy, and amend the bylaws as necessary, forbidding Company directors from simultaneously sitting on the boards of directors of other companies.

This policy would be phased in for the next election of directors in 2024. All Company directors who are currently directors at other companies would have to resign from those positions in order to meet the requirements for being nominated to the Board.

Supporting Statement by Stockholder Proponent

Almost every Salesforce director currently sits on the boards of other companies and organizations:

•

Chair and Co-CEO Marc Benioff is also on the boards of the World Economic Forum and the University of Southern California, and is a member of the Council on Foreign Relations and the Business Roundtable

•	Director Robin Washington is also a director at Alphabet, Honeywell and Vertiv Holdings

•	Director Maynard Webb is also a director at Visa

•	Director Susan Wojcicki is also the CEO of YouTube

•	Director Laura Alber is also a director at and the CEO of Willams-Sonoma, and is on the board of the University of Pennsylvania

•	Director John Roos is also a director at Rakuten

•	Director Alan Hassenfeld is also the Chairman Emeritus of Hasbro

•	Director Oscar Munoz is also a director at CBRE Group, Univision and Archer Aviation

•	Director Sanford Robinson is also a director at Cassava Sciences

•	Director Craig Conway is also a director at Nutanix Inc.

And it’s not just the Board – the majority of Salesforce executives also currently sit on the boards of other companies and organizations. For example, CFO Amy Weaver is also a director at McDonalds and Habitat for Humanity, CIO & EVP Juan Perez is also a director at Hershey, and EVP & CIO Suzanne DiBianca serves on multiple councils for the United Nations and the World Economic Forum.

Salesforce isn’t alone in this regard – nearly all large corporations are guilty of contributing to the corporate incest problem that’s plaguing the management of American business.

While this corporate practice may seem innocently cooperative to some, it creates a situation in which board members across corporations and non-profits are interchangeable and thus have more allegiance to each other than they do to the companies they are supposed to serve. In other words, the sharing and swapping of board members between corporations has given rise to an elitist managerial class that has sway over most large companies at the same time.

We believe that the role of directors is to provide oversight of management independent of the interests of other companies and organizations. There is a potential conflict of interest for directors to oversee management of more than one business or organization at the same time.

Currently, Salesforce is a contributor to this problem. By adopting this proposal, the Company can become a leader amongst other large corporations in prioritizing the interests of shareholders over the interests of the managerial class.

100	2023 Proxy Statement

PROPOSAL 7 — STOCKHOLDER PROPOSAL REGARDING A POLICY TO FORBID ALL COMPANY DIRECTORS FROM SITTING ON ANY OTHER BOARDS (CONTINUED)

The Company’s Statement of Opposition

The Board recommends a vote AGAINST Proposal 7:

The Board believes that the policy requested by this proposal is unduly restrictive and would not be in the best interest of our stockholders.

•	The Board and its Nominating and Corporate Governance Committee have a robust director selection and evaluation process that is consistent with market best-practices.

•

The Company’s Corporate Governance Guidelines contain numerous standards addressing directors’ outside activities that reinforce and support the Board’s commitment to maintaining active and engaged directors who are able to and do commit the time and attention necessary to appropriately and independently oversee the Company’s operations and management.

•	The requested policy would hinder the Company’s ability to attract and retain high quality director candidates, without any discernible benefit to our stockholders.

•	We met with the proponent of this proposal to discuss the proposal and our perspectives on this topic.

Salesforce maintains a robust director selection and evaluation process. We work to align our governance practices and principles to the Corporate Governance Principles for U.S. Listed Companies published by the Investor Stewardship Group (“ISG”), a collective of some of the largest U.S.-based institutional investors and global asset managers. In particular, we believe that our governance policies and practices are consistent with the ISG principles, including Principle 5, which states that boards should adopt structures and practices that enhance their effectiveness. In support of this commitment, the Nominating and Corporate Governance Committee is responsible for reviewing the skills and characteristics of directors and director candidates in the context of the overall composition of the Board and the existing and future needs of the Board and the Company.

The Nominating and Corporate Governance Committee regularly assesses the appropriate size, composition and needs of the Board and its respective committees and the qualifications of candidates in light of these needs. This assessment includes consideration of the background, skills, business experience and expected contributions to the Board that each director can provide. While not a requirement for board service, one of the qualifications we look for in director candidates is experience as a director of another public company, as we believe that it provides valuable perspective that can enhance the dynamics and operations of the Board. At the same time, as part of the annual evaluation process, the Nominating and Corporate Governance Committee also assesses whether each director candidate has sufficient time available to devote to the performance all of his or her Board and Committee responsibilities and, as explained in further detail below, maintains policies that support our commitment to maintaining a diverse and engaged Board with the appropriate skills and commitment to appropriately oversee and guide the Company and management.

Salesforce’s Corporate Governance Guidelines include appropriate standards that reinforce and support the Board’s commitment to maintaining active and engaged directors. The Nominating and Corporate Governance Committee carefully reviews director time commitments and applies the policies set forth in Salesforce’s Corporate Governance Guidelines. As set forth in our Corporate Governance Guidelines, directors must be willing to devote sufficient time to carry out their duties and responsibilities effectively, and each director is expected to ensure that other commitments do not conflict with or materially interfere with his or her service as a director. Board members are expected to prepare for and participate in all Board and applicable committee meetings and, on average, our directors attended over 99% of meetings in fiscal 2023. In addition, directors are subject to limitations on outside activities. Specifically, no director may serve on more than five outside boards for either public or private companies, unless a waiver is granted by the Nominating and Corporate Governance Committee. Each director also is required to provide an advance irrevocable resignation from the Board, which the Board may accept if a director experiences a significant change in their circumstances, including a change of their principal occupation, business occupation or job responsibilities. Currently, none of our directors serve on more than four public company Boards or are considered “overboarded” under most standards applied by our large stockholders or by the major proxy advisory firms.

The proposed policy deviates from market norms and would put Salesforce at a significant disadvantage in recruiting and retaining qualified director candidates. On average, independent directors on S&P 500 boards have 2.1 public corporate board affiliations, and approximately 65% of independent directors on S&P 500 boards serve on more than one public company board.1 As a result, we believe that enacting the requested policy would make recruiting highly qualified director candidates extremely challenging and would put Salesforce at a significant disadvantage relative to peers and other large, global corporations in the context of ongoing Board refreshment because it would significantly limit the pool of experienced director candidates available to recruit.

2023 Proxy Statement	101

[1]	2022 Spencer Stuart Board Index available at
https://www.spencerstuart.com/-/media/2022/october/ssbi2022/2022_us_spencerstuart_board_index_final.pdf.

PROPOSAL 7 — STOCKHOLDER PROPOSAL REGARDING A POLICY TO FORBID ALL COMPANY DIRECTORS FROM SITTING ON ANY OTHER BOARDS (CONTINUED)

Further, the proposal requests that this policy be phased in for the next election of directors in 2024, and it would require that all current directors resign from their other directorships by that deadline. This expectation is not reasonable or feasible, and would be highly disruptive to both the overall function and succession planning processes for both Salesforce’s Board and for the outside boards on which our directors serve.

Salesforce sought to engage with the proponent of this proposal to express these concerns and the negative implications the requested policy would have on the Board, the Company, and its stockholders. While the Company respects the proponent’s views and right to express them, unfortunately the Company was not able to convince the proponent to voluntarily withdraw this proposal.

Conclusion. The Board believes that this proposal is not in the best interests of Salesforce and its stockholders. In light of the policies and practices that the Board has in place to help ensure that directors devote sufficient time to carry out their duties and responsibilities effectively, the policy requested by the proposal is unnecessary and would be harmful to the Company’s director recruiting, retention, and succession planning efforts if implemented.

For the foregoing reasons, the Board recommends that you vote AGAINST Proposal 7.

Vote Required and Board of Directors’ Recommendation

For the foregoing reasons, the Board believes that this proposal is not in the best interests of the Company or our stockholders and recommends that you vote AGAINST Proposal 7.

Approval of this proposal requires the affirmative vote of a majority of the votes cast.

The Board of Directors Recommends a Vote AGAINST Proposal 7.

102	2023 Proxy Statement

PROCEDURAL MATTERS

PROCEDURAL MATTERS

General

The Board is soliciting your vote with this Proxy Statement and proxy card for the Annual Meeting, to be held on Thursday, June 8, 2023 at 11:00 a.m. Pacific Time and for any adjournment or postponement of the Annual Meeting. The Annual Meeting will be a virtual meeting held exclusively via live audio webcast at www.virtualshareholdermeeting.com/CRM2023. Our Annual Report for fiscal 2023, including our financial statements for fiscal 2023, is also enclosed or available online at the same website as this Proxy Statement. These proxy materials are first being made available to stockholders on April 27, 2023.

Stockholders Entitled to Vote; Record Date

As of the close of business on April 14, 2023, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 979,023,216 outstanding shares of common stock of the Company, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder as of the record date. All valid proxies received before the Annual Meeting will be voted according to the instructions thereon.

Stockholders of record may vote in advance of the Annual Meeting:

•	over the Internet at www.proxyvote.com;

•	by telephone at 1-800-690-6903 (if you requested copies of the proxy materials to be mailed or emailed to you); or

•

by mail (if you requested printed copies of the proxy materials to be mailed to you) by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-prepaid envelope.

Stockholders of record may also vote during the virtual Annual Meeting by logging into the meeting website and following the instructions provided on the website. Stockholders who hold shares in street name should refer to the voting instructions from their brokerage firm, bank, trust or other organization provided with these proxy materials.

Quorum; Abstentions; Broker Non-Votes

The Company’s Bylaws provide that the holders of a majority of the issued and outstanding shares of the capital stock of the Company entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum for the transaction of business. Shares that are authorized to be voted on or to abstain on any matter presented at the Annual Meeting, or that are held by stockholders who are present at the Annual Meeting, are counted as present and entitled to vote and are therefore included for purposes of determining whether a quorum is present at the Annual Meeting.

If you hold your Salesforce common stock through a broker, the broker may be prevented from voting, or may otherwise choose not to vote, shares held in your brokerage account if you have not given the broker voting instructions with respect to your shares (resulting in what is referred to as a “broker non-vote”). Thus, it is important that you vote your shares to ensure that they are represented on all matters presented at the Annual Meeting.

For each of the proposals, the applicable voting standard, Board recommendation, and treatment of abstentions and broker non-votes, if any, are as follows:

Voting Item	Board Recommendation	Voting Standard	Treatment of Abstentions	Treatment of Broker Non-Votes, If Any
1. Election of Directors	For	Majority of votes cast	No effect	No effect
2. Amendment to 2013 Equity Incentive Plan	For	Majority of votes cast	No effect	No effect
3. Ratification of Appointment of Ernst & Young LLP	For	Majority of votes cast	No effect	No effect
4. Advisory Vote to Approve Named Executive Officer Compensation	For	Majority of votes cast	No effect	No effect
5. Advisory Vote on the Frequency of Holding Future Advisory Votes to approve Executive Compensation	One Year	Majority of votes cast	No effect	No effect
6-7. Stockholder Proposals, If Properly Presented at the Meeting	Against	Majority of votes cast	No effect	No effect

2023 Proxy Statement	103

PROCEDURAL MATTERS (CONTINUED)

Voting; Revocability of Proxies

Voting of proxies; Discretionary voting.    Stockholders may vote over the Internet, by telephone, by mail, or online when attending the virtual meeting, as described in “About the Annual Meeting” on page 1. All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. The telephone and Internet voting procedures are designed to authenticate the stockholder’s identity, to allow stockholders to vote their shares and to confirm that their voting instructions have been properly recorded. If you vote by telephone or over the Internet, you do not need to complete and mail your proxy card. If you do not provide specific voting instructions on a properly executed proxy card or when voting over the phone or Internet, your shares will be voted as recommended by the Board.

We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment.

Effect of not casting your vote.    If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the voting for each of the proposals as your bank or broker may not have discretion or may otherwise choose not to vote any uninstructed shares.

If you are a stockholder of record, it is also critical that you cast your vote. If you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Revocability of proxy.    You may revoke or change your proxy by:

•	entering a new vote by telephone or over the Internet;

•

filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares; or

•	attending and voting online at the virtual Annual Meeting (although attendance at the virtual Annual Meeting will not in and of itself revoke a proxy).

Any written notice of revocation or subsequent proxy card must be received by the Secretary of the Company prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be sent to the Company’s principal executive offices at Salesforce, Inc., 415 Mission Street, 3rd Floor, San Francisco, California 94105, Attention: Corporate Secretary.

If a broker, bank or other nominee holds your shares, you must contact them in order to find out how to revoke or change your vote.

Expenses of Solicitation

The Company will bear the entire cost of solicitation. In addition, the Company may arrange with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their reasonable out-of-pocket expenses. The Company may use the services of the Company’s directors, officers, employees and others to solicit proxies, personally or by telephone, without additional compensation. The Company has retained D.F. King & Co., Inc., a proxy solicitation firm, for assistance in connection with the Annual Meeting at a cost of approximately $75,000, plus reasonable out-of-pocket expenses.

Procedure for Introducing Business or Director Nominations at Our 2024 Annual Meeting of Stockholders

Stockholder proposals and director nominees to be presented at the meeting.    Stockholders of record may introduce business or nominate directors for election at an annual meeting of stockholders, provided that the stockholder satisfies the advance notice requirements set forth in the Company’s Bylaws (which includes the timing and information required under Rule 14a-19 of the Exchange Act). Among other things, the advance notice provisions require stockholders to give timely notice of business they propose to introduce and of any director nomination they propose to make in proper written form to the Secretary of the Company at Salesforce, Inc., 415 Mission Street, 3rd Floor, San Francisco, California 94105, Attention: Corporate Secretary.

To be timely for our 2024 Annual Meeting of Stockholders, such notice must be received no earlier than February 12, 2024 and no later than the close of business (6:00 p.m. PT) on March 13, 2024. However, if the date of the 2024 Annual Meeting of Stockholders is advanced by more than 30 days prior to, or delayed by more than 60 days after, the one-year anniversary of the date of the 2023 Annual Meeting, then notice must be received no earlier than the close of business on the 120th day prior to the 2024 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made. If a stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any business presented by a stockholder at our 2024 Annual Meeting.

104	2023 Proxy Statement

PROCEDURAL MATTERS (CONTINUED)

Director nominees to be included in the proxy statement (proxy access).    In addition, our Bylaws contain “proxy access” provisions that permit a stockholder or group of stockholders to include director candidates that they intend to nominate in our annual meeting proxy statement and on our proxy card, provided that the stockholder ownership, notice and other requirements set forth in our Bylaws are satisfied. To be timely for our 2024 Annual Meeting of Stockholders, the required notice under the proxy access provisions of our Bylaws must be received by the Corporate Secretary at the address set forth above not earlier than November 29, 2023 and not later than the close of business (6:00 p.m. PT) on December 29, 2023. However, if the date of the 2024 Annual Meeting of Stockholders is advanced by more than 30 days prior to, or delayed by more than 60 days after, the one-year anniversary of the date of the 2023 Annual Meeting, then notice under the proxy access provisions must be received no earlier than the close of business on the 120th day prior to the 2024 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made.

Stockholder proposals to be included in the proxy statement (Rule 14a-8 proposals).    Any stockholder proposal submitted for inclusion in the Company’s proxy statement for the 2024 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act should be addressed to the Secretary of the Company at the address set forth above and must be received at our principal executive offices not later than the close of business (6:00 p.m. PT) on December 29, 2023. In the event the date of the annual meeting is moved by more than 30 days from the one-year anniversary of the date of the 2023 Annual Meeting, then notice must be received within a reasonable time before the Company begins to make its proxy materials available. Upon such an occurrence, the Company will publicly announce the deadline for submitting a proposal by means of disclosure in a press release or in a document filed with the SEC.

The requirements for providing advance notice of business or nominations as summarized above are qualified in their entirety by our Bylaws, Rule 14a-19 (as applicable) and, in the case of stockholder proposals submitted for inclusion in our proxy statement, Rule 14a-8, which we recommend that you read in order to comply with the applicable requirements. Failure to timely deliver the requisite notice or satisfy the requirements in our Bylaws, Rule 14a-19 or Rule 14a-8, as applicable, may result in a proposal or nomination not being presented at our annual meeting of stockholders. You may contact the Company’s Secretary at our principal executive offices for a copy of our current Bylaws, including the relevant provisions regarding the requirements for making stockholder proposals and nominating director candidates, or you may refer to the copy of our Bylaws most recently filed with the SEC and available at www.sec.gov.

Delivery of Proxy Materials

To receive current and future proxy materials in either paper or electronic form, please contact Investor Relations at (415) 536-6250 or investor@salesforce.com. In addition, we will provide, free of charge, a copy of our fiscal 2023 Annual Report on Form 10-K upon the written request of any stockholder to Investor Relations at the address set forth below.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders, unless the Company has received contrary instructions from one or more of the stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single set of materials per household, even if more than one stockholder resides in that household. If your proxy statement is being householded and you would like to receive separate copies, or if you are receiving multiple copies and would like to receive a single copy, please contact Investor Relations at (415) 536-6250 or investor@salesforce.com, or write to Salesforce, Inc., 415 Mission Street, 3rd Floor, San Francisco, California 94105, Attention: Investor Relations.

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TRANSACTION OF OTHER BUSINESS

TRANSACTION OF OTHER BUSINESS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

On behalf of the Board of Directors,

Sarah Dods

Secretary

April 27, 2023

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APPENDIX A

SALESFORCE, INC.

AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN

1.          PURPOSES OF THE PLAN. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Bonus Awards, Performance Units and Performance Shares.

2.          DEFINITIONS. As used herein, the following definitions will apply:

(a)        “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b)        “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

(c)        “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d)      “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Bonus Awards, Performance Units or Performance Shares.

(e)        “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f)        “Award Transfer Program” means any program instituted by the Administrator that would permit Participants the opportunity to transfer for value any outstanding Awards to a financial institution or other person or entity approved by the Administrator. A transfer for “value” shall not be deemed to occur under this Plan where an Award is transferred by a Participant for bona fide estate planning purposes to a trust or other testamentary vehicle approved by the Administrator.

(g)        “Board” means the Board of Directors of the Company.

(h)      “Cause” means, unless otherwise defined by the Participant’s Award Agreement or contract of employment or service, any of the following: (i) the Participant’s theft, dishonesty, or falsification of any Participating Company documents or records; (ii) the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information; (iii) any action by the Participant which has a detrimental effect on a Participating Company’s reputation or business; (iv) the Participant’s failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach by the Participant of any employment or service agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (vi) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Participant’s ability to perform his or her duties with a Participating Company.

(i)        “Change in Control” means the occurrence of any of the following events:

(i)        A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this clause (i), (1) the acquisition of beneficial ownership of additional stock by any one Person who is considered to beneficially own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; and (2) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company, such event shall not be considered a Change in Control under this clause (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities;

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(ii)        A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)        A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(j)        “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(k)     “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(l)        “Common Stock” means the common stock of the Company.

(m)      “Company” means Salesforce, Inc., a Delaware corporation, or any successor thereto.

(n)      “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary or other Affiliate to render services to such entity.

(o)       “Director” means a member of the Board.

(p)      “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(q)       “Dividend Equivalent” means a credit, made at the discretion of the Administrator or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

(r)        “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary or other Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company or an Affiliate. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

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(s)        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t)         “Exchange Program” means a program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to participate in an Award Transfer Program, and/or (iii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(u)        “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)        If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the mean of the closing bid and asked prices for the Common Stock, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in the Wall Street Journal or such other source as the Administrator deems reliable. If the relevant date does not fall on a day on which the Common Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Common Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Administrator, in its discretion;

(ii)        If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in the Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)        In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(v)         “Fiscal Year” means the fiscal year of the Company.

(w)        “Fiscal Quarter” means a fiscal quarter within a Fiscal Year of the Company.

(x)         “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(y)         “Inside Director” means a Director who is an Employee.

(z)        “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(aa)      “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(bb)      “Option” means a stock option granted pursuant to the Plan.

(cc)      “Outside Director” means a Director who is not an Employee.

(dd)      “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ee)      “Participant” means the holder of an outstanding Award.

(ff)        “Participating Company” means the Company or any Affiliate.

(gg)      “Performance Bonus Award” means a cash award set forth in Section 12.

(hh)      “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures:

(i)	revenue;

(ii)	gross margin;

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(iii)	operating margin;

(iv)	operating income;

(v)	operating profit or net operating profit;

(vi)	pre-tax profit;

(vii)	earnings (which may include earnings before interest, taxes and depreciation, earnings before taxes and net earnings);

(viii)	net income;

(ix)	cash flow (including operating cash flow or free cash flow);

(x)	expenses;

(xi)	the market price of the Common Stock;

(xii)	earnings per share;

(xiii)	return on stockholder equity;

(xiv)	return on capital;

(xv)	return on assets or net assets;

(xvi)	return on equity;

(xvii)	return on investment;

(xviii)	economic value added;

(xix)	number of customers;

(xx)	stock price;

(xxi)	growth in stockholder value relative to the moving average on the S&P 500 Index or another index;

(xxii)	market share;

(xxiii)	contract awards or backlog;

(xxiv)	overhead or other expense reduction;

(xxv)	credit rating;

(xxvi)	objective customer indicators;

(xxvii)	new product invention or innovation;

(xxviii)	attainment of research and development milestones;

(xxix)	improvements in productivity; and

(xxx)	any other measure or metric the Administrator deems appropriate.

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The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (iii) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (iv) on a per-share or per-capita basis, (v) against the performance of the Company as a whole or a segment of the Company (including, but not limited to, any combination of the Company and any subsidiary, division, joint venture, Affiliate and/or other segment) and/or (vi) on a pre-tax or after-tax basis. The Administrator shall determine whether any significant element(s) or item(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers and acquisitions). As determined in the discretion of the Administrator, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles (“GAAP”), or on a basis other than GAAP, including as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.

(ii)    “Performance Period” means the time period determined by the Administrator in its sole discretion during which the performance objectives must be met.

(jj)      “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 11.

(kk)    “Performance Unit” means an Award denominated in cash which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 11.

(ll)       “Plan” means this Amended and Restated 2013 Equity Incentive Plan.

(mm)  “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(nn)   “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(oo)    “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(pp)    “Section 16(b)” means Section 16(b) of the Exchange Act.

(qq)   “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

(rr)      “Securities Act” means the Securities Act of 1933, as amended.

(ss)    “Service Provider” means an Employee, Director or Consultant. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be a Service Provider and the effective date of such individual’s status as, or cessation of status as, a Service Provider. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

(tt)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(uu)    “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 10 is designated as a Stock Appreciation Right.

(vv)	“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(ww)   “Tax Obligations” means tax and social insurance liability obligations and requirements in connection with the Awards, including, without limitation, (a) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or the employing Affiliate, (b) the Participant’s and, to the extent required by the Company (or Affiliate), the Company’s (or Affiliate’s) fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of an Award or sale of Shares, and (c) any other Company (or Affiliate) taxes the responsibility for which the Participant has, or has agreed to bear, with respect to such Award (or exercise thereof or issuance of Shares thereunder).

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3.          STOCK SUBJECT TO THE PLAN.

(a)        Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 292,700,000 plus (i) any Shares that, as of the date stockholders initially approve the Plan, have been reserved but not issued pursuant to any awards granted under the 2004 Equity Incentive Plan (the “2004 Plan”) and/or the 2004 Outside Directors Stock Plan (the “Director Plan” and, together with the 2004 Plan, the “Prior Plans” and each, a “Prior Plan”) and are not subject to any awards granted thereunder, with the Shares subject to the awards referenced in this clause (i) credited to the aggregate number of Shares that may be awarded under the Plan as one (1) Share for every one (1) Share subject thereto, and (ii) any Shares subject to stock options or other awards granted under the Prior Plans that, after the date stockholders initially approve the Plan, expire or otherwise terminate without having been vested or exercised in full, Shares issued pursuant to awards granted under the Prior Plans that, after the date stockholders initially approve the Plan, are forfeited to or repurchased by the Company due to failure to vest, and Shares subject to awards granted under a Prior Plan that, after the date stockholders initially approve the Plan, would have, but for the termination of the applicable Prior Plan, again become available for future use under the terms of such Prior Plan (as applicable), with the Shares subject to those of the awards referenced in this clause (ii) that are stock options and/or stock appreciation rights credited to the aggregate number of Shares that may be awarded under the Plan as one (1) Share for every one (1) Share subject thereto, and the Shares subject to those of the awards referenced in this clause (ii) that are awards other than stock options or stock appreciation rights credited to the aggregate number of Shares that may be awarded under the Plan as two and fifteen- one hundredths (2.15) Shares for every one (1) Share subject thereto. Notwithstanding the foregoing, the maximum number of Shares to be added to the Plan pursuant to clause (i) of the prior sentence shall be equal to 23,800,000 Shares and the maximum number of Shares to be added to the Plan pursuant to clause (ii) of the prior sentence shall be equal to 54,332,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. Any Shares subject to Awards of Options or Stock Appreciation Rights shall be counted against the numerical limits of this Section 3 as one (1) Share for every one (1) Share subject thereto. Any Shares subject to Awards granted under the Plan other than Options or Stock Appreciation Rights shall be counted against the numerical limits of this Section 3 as two and fifteen-one hundredths (2.15) Shares for every one (1) Share subject thereto and shall be counted as two and fifteen-one hundredths (2.15) Shares for every one (1) Share returned to or deemed not issued from the Plan pursuant to this Section 3. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b)        Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised, whether or not actually issued pursuant to such exercise will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company due to failure to vest, such Shares will become available for future grant under the Plan. Notwithstanding the foregoing, Shares used to pay the exercise price or purchase of an Award other than an Option or SAR or to satisfy the tax withholding obligations related to an Award other than an Option or SAR will become available for future grant and/or sale under the Plan; Shares used to pay the exercise price or purchase of an Option or SAR or to satisfy the tax withholding obligations related to an Option or SAR will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, whether pursuant to a Performance Bonus Award or other Award, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding anything in the Plan or any Award Agreement to the contrary, Shares actually issued pursuant to Awards transferred under any Award Transfer Program will not be again available for grant under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 3(b).

(c)        Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.          ADMINISTRATION OF THE PLAN.

(a)        Procedure.

(i)        Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)        Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

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(iii)        Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws. The Administrator may, in its discretion and to the extent permitted by Applicable Laws, delegate to a Committee, including but not limited to, comprised of one or more Officers, the authority to grant one or more Awards, without further approval of the Administrator, on such terms and conditions as the Administrator, in its discretion, deems appropriate. To the extent of any delegation by the Administrator, references to the Administrator in the Plan and any Award Agreement shall be deemed also to include reference to the applicable delegate(s).

(iv)        Delegation of Authority for Day-to-Day Administration; Authority of Officers. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

(b)        Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)        to determine the Fair Market Value;

(ii)        to select the Service Providers to whom Awards may be granted hereunder;

(iii)        to determine the number of Shares to be covered by each Award granted hereunder;

(iv)        to approve forms of Award Agreements for use under the Plan;

(v)        to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the method of payment for Shares purchased under any Award, the method for satisfaction of any tax withholding obligation arising in connection with an Award, the time or times when Awards may be exercised (which may be based on performance criteria), subject to any minimum vesting requirements set forth in the Plan, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)        to determine the terms and conditions of any Exchange Program and/or Award Transfer Program and with the consent of the Company’s stockholders, to institute an Exchange Program and/or Award Transfer Program (provided that the Administrator may not institute an Exchange Program and/or Award Transfer Program without first receiving the consent of the Company’s stockholders);

(vii)        to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii)      to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws and/or for qualifying for favorable tax treatment under applicable foreign laws;

(ix)      to modify or amend each Award (subject to Section 21 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 7(b) of the Plan regarding Incentive Stock Options);

(x)         to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 17 of the Plan;

(xi)        to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator pursuant to such procedures as the Administrator may determine;

(xii)        to allow a Participant, in compliance with all Applicable Laws including, but not limited to, Section 409A, to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;

(xiii)        to determine whether Awards will be settled in Shares, cash or in any combination thereof;

(xiv)       to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

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(xv)        to require that the Participant’s rights, payments and benefits with respect to an Award (including amounts received upon the settlement or exercise of an Award) shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award, as may be specified in an Award Agreement at the time of the Award, or later if (A) Applicable Laws require the Company to adopt a policy requiring such reduction, cancellation, forfeiture or recoupment, or (B) pursuant to an amendment of an outstanding Award; and

(xvi)        to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award deemed necessary or advisable for administering the Plan.

(c)        Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and shall be given the maximum deference permitted by law.

5.       ELIGIBILITY. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Performance Bonus Awards may be granted only to Employees. Incentive Stock Options may be granted only to Employees of the Company or Parent or Subsidiary of the Company.

6.          LIMITATIONS.

(a)        Incentive Stock Options. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. If the Code is amended to provide for a different limitation from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. Further, if for any reason an Option (or portion thereof) designated as an Incentive Stock Option shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonstatutory Stock Option granted under the Plan. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b)        Employee Award Limitations. The following limitations shall apply to Awards under the Plan: subject to adjustment as provided in Section 15, during any Fiscal Year, no Employee will be granted:

(i)        Options and/or SARs covering more than a total of 20,000,000 Shares; provided, however, that in connection with his or her initial employment, an Employee may be granted Options and/or SARs covering up to a total of 8,000,000 additional Shares in the Fiscal Year in which his or her service as an Employee first commences;

(ii)        Restricted Stock and/or Restricted Stock Units and/or Performance Shares covering more than 10,000,000 Shares; provided, however, that in connection with his or her initial employment, an Employee may be granted Restricted Stock, Restricted Stock Units and/or Performance Shares covering up to a total of 4,000,000 additional Shares in the Fiscal Year in which his or her service as an Employee first commences;

(iii)        Performance Units having an initial value greater than $15,000,000; provided, however, that in connection with his or her initial employment, an Employee may be granted additional Performance Units in the Fiscal Year in which his or her service as an Employee first commences having an initial value no greater than $5,000,000; and

(iv)        Performance Bonus Awards that could result in such Employee receiving more than $10,000,000 in any one Fiscal Year.

            If an Award is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 15(c)), the cancelled Award will be counted against the limits set forth in this subsection (b).

(c)        Outside Director Award Limitations. Subject to adjustment as provided in Section 15, no Outside Director may be granted, in any Fiscal Year, Awards covering more than 60,000 Shares. Any Awards granted to an individual while he or she was an Employee, or while he or she was a Consultant but not an Outside Director, shall not count for purposes of this limitation.

(d)        Minimum Vesting. Notwithstanding anything in the Plan to the contrary, equity-based Awards granted under the Plan may not become exercisable, vest or be settled, in whole or in part, prior to the one-year anniversary of the date of grant, except that the Administrator may provide that Awards become exercisable, vest or settle prior to such date in the event of the Participant’s death or Disability or in the event of a transaction described in Section 15(c). Notwithstanding the foregoing, up to 5% of the sum of (a) the number of Shares available for future grants on the date the Board approved this amended and restated version of the Plan, plus (b) the

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increase in the number of Shares available for grant under the Plan (as described in Section 3(a)) approved by the Company’s stockholders at the 2023 annual meeting, may be issued pursuant to Awards subject to any, or no, vesting conditions, as the Administrator determines appropriate.

7.          STOCK OPTIONS.

(a)        Grant of Option. Subject to the terms and conditions of the Plan, Option may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion. Subject to Section 6 and the other terms and conditions of the Plan, the Administrator will have complete discretion to determine the number of Shares granted to any Service Provider. Each Option shall be evidenced by an Award Agreement (which may be in electronic form) that shall specify the exercise price, the expiration date of the Option, the number of Shares covered by the Option, any conditions to exercise the Option, and such other terms and conditions as the Administrator, in its discretion, shall determine.

(b)        Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than seven (7) years from the date of grant hereof. In the case of an Incentive Stock Option, the term will be seven (7) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)        Option Exercise Price and Consideration.

(i)        Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1)        In the case of an Incentive Stock Option

(A)        granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B)        granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2)        In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3)        Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)        Waiting Period and Exercise Dates. Subject to Section 6 and the other terms and conditions of the Plan, at the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)        Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of, without limitation: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a cashless exercise program (whether through a broker, net exercise program or otherwise) implemented by the Company in connection with the Plan; (6) by reduction in the amount of any Company liability to the Participant, (7) by net exercise; (8) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (9) any combination of the foregoing methods of payment.

(d)        Exercise of Option.

(i)        Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

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An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends, Dividend Equivalents or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend, Dividend Equivalent or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)        Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability or as a result of a termination for Cause, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for ninety (90) days following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)        Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)        Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan. The Participant’s status as a Service Provider shall be deemed to have terminated on account of death if the Participant dies within ninety (90) days (or such longer period of time as determined by the Administrator, in its discretion) after the Participant’s termination as a Service Provider.

(v)        Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if the Participant’s status as a Service Provider is terminated for Cause, the Option shall terminate and cease to be exercisable immediately upon such termination as a Service Provider.

(e)        Extension if Exercise Prevented by Law. Notwithstanding the foregoing, other than termination of Service for Cause, if the exercise of an Option within the applicable time periods set forth in Section 7(d) is prevented by the provisions of Section 26 below, the Option shall remain exercisable until ninety (90) days (or such longer period of time as determined by the Administrator, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement.

(f)        Extension if Participant Subject to Section 16(b). Notwithstanding the foregoing, other than termination of Service for Cause, if a sale within the applicable time periods set forth in Section 7(d) of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, and (ii) the expiration of the term of such Option as set forth in the Award Agreement.

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8.          RESTRICTED STOCK.

(a)        Grant of Restricted Stock. Subject to Section 6 and the other terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)        Restricted Stock Agreement. Subject to Section 6 and the other terms and conditions of the Plan, each Award of Restricted Stock will be evidenced by an Award Agreement (which may be in electronic form) that will specify any vesting conditions, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares, if any, have lapsed.

(c)        Transferability. Except as provided in this Section 8, Section 14 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable vesting period (if any).

(d)        Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(i)        General Restrictions. Subject to Section 6 and the other terms and conditions of the Plan, the Administrator may set restrictions based upon continued employment or service, the achievement of Performance Goals or other specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(e)        Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the vesting period or at such other time as the Administrator may determine. The Administrator, in its discretion, may establish procedures regarding the release of Shares from escrow and/or removal of legends, as necessary or appropriate to minimize administrative burdens on the Company.

(f)        Legend on Certificates. The Administrator, in its discretion, may require that one or more legends be placed on the certificates representing Restricted Stock to give appropriate notice of the applicable restrictions.

(g)        Voting Rights. During the vesting period, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(h)        Dividends and Other Distributions. During the vesting period, Participants holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. Notwithstanding anything herein to the contrary, dividends or other distributions credited/payable in connection with Shares of Restricted Stock that are not yet vested will be subject to the same restrictions and risk of forfeiture as the underlying Award and will not be paid until the underlying Award vests.

(i)        Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and, subject to Section 3, again will become available for grant under the Plan.

9.          RESTRICTED STOCK UNITS.

(a)        Grant. Subject to Section 6 and the other terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Stock Units to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)        Award Agreement. Subject to Section 6 and the other terms and conditions of the Plan, each Award of Restricted Stock Units will be evidenced by an Award Agreement (which may be in electronic form) that will specify any vesting conditions, the number of Restricted Stock Units granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c)        Vesting Criteria and Other Terms. Subject to Section 6 and the other terms and conditions of the Plan, the Administrator will set vesting criteria (if any) in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant.

(i)        General Restrictions. Subject to Section 6 and the other terms and conditions of the Plan, the Administrator may set vesting criteria based upon continued employment or service, the achievement of Performance Goals or other specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

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(d)        Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator.

(e)        Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement; provided, however, that the timing of payment shall in all cases comply with Section 409A to the extent applicable to the Award. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(f)        Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company and, subject to Section 3, again will become available for grant under the Plan.

(g)        Voting Rights, Dividend Equivalents and Distributions. Participants shall have no voting rights with respect to Shares represented by Restricted Stock Units until the date of the issuance of such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Administrator, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Shares having a record date prior to the date on which the Restricted Stock Units held by such Participant are settled or forfeited. Such Dividend Equivalents, if any, shall be accrued by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Shares. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of Shares represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per Share on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions, including but not limited to vesting conditions, and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. For the avoidance of doubt, such additional Restricted Stock Units will not be paid prior to the time that the original Award vests. Settlement of Dividend Equivalents may be made in cash, Shares, or a combination thereof as determined by the Administrator. In the event of a dividend or distribution paid in Shares or any other adjustment made upon a change in the capital structure of the Company as described in Section 15 appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the Shares issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same vesting conditions as are applicable to the Award.

10.          STOCK APPRECIATION RIGHTS.

(a)        Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)        Number of Shares. Subject to Section 6 and the other terms and conditions of the Plan, the Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c)        Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing, Stock Appreciation Rights may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan. Until Shares are issued in respect of a Stock Appreciation Right (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends, Dividend Equivalents or any other rights as a stockholder will exist with respect to the Shares subject to a Stock Appreciation Right.

(d)        Stock Appreciation Right Agreement. Subject to Section 6 and the other terms and conditions of the Plan, each Stock Appreciation Right grant will be evidenced by an Award Agreement (which may be in electronic form) that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)        Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 7(b) relating to the maximum term and Sections 7(d), 7(e) and 7(f) relating to exercise also will apply to Stock Appreciation Rights.

(f)        Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)        The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

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(ii)        The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

11.        PERFORMANCE UNITS AND PERFORMANCE SHARES.

(a)        Grant of Performance Units/Shares. Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. Subject to Section 6 and the other terms and conditions of the Plan, the Administrator will have complete discretion in determining the number of Performance Units and/or Performance Shares granted to each Participant.

(b)        Award Agreement. Subject to Section 6 and the other terms and conditions of the Plan, each Award of Performance Shares and Performance Units will be evidenced by an Award Agreement (which may be in electronic form) that will specify any vesting conditions, the number of Performance Shares or Performance Units, as applicable, granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c)        Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(d)        Performance Objectives and Other Terms. Subject to Section 6 and the other terms and conditions of the Plan, the Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) (if any) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares, as applicable, that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units and Performance Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(i)        General Restrictions. Subject to Section 6 and the other terms and conditions of the Plan, the Administrator may set vesting criteria based upon continued employment or service, the achievement of specific Performance Goals or other performance objectives (Company-wide, departmental, divisional, business unit, or individual goals), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

(e)        Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units or Performance Shares, as applicable, will be entitled to receive a payout of the number of Performance Units or Performance Shares, as applicable, earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved.

(f)        Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units and Performance Shares will be made as soon as practicable after the expiration of the applicable Performance Period or as otherwise determined by the Administrator; provided, however, that the timing of payment shall in all cases comply with Section 409A to the extent applicable to the Award. The Administrator, in its sole discretion, may pay earned Performance Units and Performance Shares in the form of cash, in Shares or in a combination thereof.

(g)        Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units or Performance Shares, as applicable, will be forfeited to the Company, and, subject to Section 3, again will be available for grant under the Plan.

(h)        Voting Rights, Dividend Equivalents and Distributions. Participants shall have no voting rights with respect to Shares represented by Performance Units and/or Performance Shares until the date of the issuance of such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Administrator, in its discretion, may provide in the Award Agreement evidencing any Award of Performance Shares that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Shares having a record date prior to the date on which the Performance Shares are settled or forfeited. Such Dividend Equivalents, if any, shall be accrued by crediting the Participant with additional whole Performance Shares as of the date of payment of such cash dividends on Shares. The number of additional Performance Shares (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of Shares represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per Share on such date. Such additional Performance Shares shall be subject to the same terms and conditions, including but not limited to vesting conditions, and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Performance Shares originally subject to the Award of Performance Shares. For the avoidance of doubt,

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such additional Performance Shares will not be paid prior to the time that the original Award vests. Settlement of Dividend Equivalents may be made in cash, Shares, or a combination thereof as determined by the Administrator, and may be paid on the same basis as settlement of the related Performance Share. Dividend Equivalents shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in Shares or any other adjustment made upon a change in the capital structure of the Company as described in Section 15 appropriate adjustments shall be made in the Participant’s Award of Performance Shares so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the Shares issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same vesting conditions as are applicable to the Award.

12.        PERFORMANCE BONUS AWARDS.

(a)        Grant of Performance Bonus Awards. Subject to the terms and conditions of the Plan, Performance Bonus Awards may be granted to Employees at any time and from time to time, as will be determined by the Administrator, in its sole discretion, in the form of a cash bonus payable upon the attainment of Performance Goals and/or other performance objectives that are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.

(b)        Subject to Section 6 and the other terms and conditions of the Plan, the Administrator will have complete discretion to determine the amount of the cash bonus that could be earned under a Performance Bonus Award.

13.        LEAVES OF ABSENCE/TRANSFER BETWEEN LOCATIONS. Unless the Administrator provides otherwise or as otherwise required by Applicable Law, vesting of Awards granted hereunder will be suspended during any unpaid personal leave of absence other than a Company-approved sabbatical, such that vesting shall cease on the first day of any such unpaid personal leave of absence and shall only recommence upon return to active service. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary or Affiliate. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14.        TRANSFERABILITY OF AWARDS.

(a)        Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant (or the Participant’s guardian or legal representative). If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate. Notwithstanding anything to the contrary in the Plan, in no event will the Administrator have the right to determine and implement the terms and conditions of any Award Transfer Program without stockholder approval.

15.        ADJUSTMENTS; DISSOLUTION OR LIQUIDATION; MERGER OR CHANGE IN CONTROL.

(a)        Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property, but excepting normal cash dividends), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, the numerical Share limits in Section 3 of the Plan and the per person numerical Share limits in Section 6. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number. Any fractional share resulting from an adjustment pursuant to this Section 15(a) shall be rounded down to the nearest whole number, and in no event may the exercise or purchase price under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award.

(b)        Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised (with respect to an Option or SAR) or vested (with respect to an Award other than an Option or SAR), an Award will terminate immediately prior to the consummation of such proposed action.

(c)        Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph), including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.

A-14	2023 Proxy Statement

In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, unless determined otherwise by the Administrator, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d)        Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor or acquiring corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, unless determined otherwise by the Administrator, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

16.        DEFERRALS. The Administrator, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Administrator in its sole discretion and, unless otherwise expressly determined by the Administrator, shall comply with the requirements of Section 409A.

17.        TAX.

(a)        Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any Tax Obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all Tax Obligations.

(b)        Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may designate the method or methods by which a Participant may satisfy such Tax Obligations. As determined by the Administrator in its discretion from time to time, these methods may include one or more of the following (a) paying cash, (b) having the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld or remitted, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld or remitted, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the Tax Obligations required to be withheld or remitted, (e) retaining from salary or other amounts payable to the Participant cash having a sufficient value to satisfy the Tax Obligations, or (f) any other means which the Administrator, in its sole discretion, determines to both comply with Applicable Laws, and to be consistent with the purposes of the Plan. The amount of Tax Obligations will be deemed to include any amount that the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant or the Company, as applicable, with respect to the Award on the date that the amount of tax or social insurance liability to be withheld or remitted is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the Tax Obligations are required to be withheld.

(c)        Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be

2023 Proxy Statement	A-15

subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. Each payment or benefit under this Plan and under each Award Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Plan, each Award and each Award Agreement under the Plan is intended to be exempt from or otherwise meet the requirements of Section 409A and will be construed and interpreted, including but not limited with respect to ambiguities and/or ambiguous terms, in accordance with such intent, except as otherwise specifically determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A.

18.        NO EFFECT ON EMPLOYMENT OR SERVICE. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

19.        DATE OF GRANT. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

20.        TERM OF PLAN. Subject to Section 29 of the Plan, the Plan will become effective upon its approval by the Company’s stockholders. It will continue in effect for a term of ten (10) years from March 10, 2022 unless terminated earlier under Section 21 of the Plan. For the avoidance of doubt, neither the amendment and restatement of the Plan in 2018, nor any subsequent amendment and/or restatement is intended to, and shall not be interpreted to, modify any Awards granted prior to approval of the amendment and restatement of this Plan by the Company’s stockholders at its 2018 annual meeting to the extent such modification would result in a loss of deductibility under Code Section 162(m).

21.        AMENDMENT AND TERMINATION OF THE PLAN.

(a)        Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b)        Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)        Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless required by Applicable Law or mutually agreed between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

22.        CONSTRUCTION. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

23.        SEVERABILITY. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

24.            FRACTIONAL SHARES. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

25.        UNFUNDED OBLIGATION. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Administrator or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

A-16	2023 Proxy Statement

26.        CONDITIONS UPON ISSUANCE OF SHARES.

(a)        Legal Compliance. The granting of Awards and the issuance and delivery of Shares under the Plan shall be subject to all Applicable Laws, rule and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Shares will not be issued pursuant to the exercise or vesting of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws, rules and regulations and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)        Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

27.        INABILITY TO OBTAIN AUTHORITY. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

28.        FORFEITURE EVENTS. To the extent applicable, Awards shall be subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, termination of employment for cause, violation of material Company and/or Subsidiary policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries. The Administrator may also require the application of this Section with respect to any Award previously granted to a Participant even without any specified terms being included in any applicable Award Agreement to the extent required under Applicable Laws.

29.        STOCKHOLDER APPROVAL. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

2023 Proxy Statement	A-17

www.salesforce.com @salesforce

© 2023 Salesforce, Inc. All rights reserved. Salesforce and salesforce.com are registered trademarks of Salesforce, Inc.
Salesforce, Inc. owns other registered and unregistered trademarks. Other names used herein may be trademarks of their respective owners.

SALESFORCE, INC. 415 MISSION STREET 3RD FLOOR SAN FRANCISCO, CA 94105 ATTN: INVESTOR RELATIONS

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 7, 2023 (the day before the meeting date). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CRM2023

You may attend the Annual Meeting of Stockholders via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 7, 2023 (the day before the meeting date). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V10194-P92326 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SALESFORCE, INC.
The Board of Directors recommends you vote FOR each of the following nominees:
1.	Election of Directors	For	Against	Abstain

	1a. Marc Benioff	☐	☐	☐

	1b. Laura Alber	☐	☐	☐

	1c. Craig Conway	☐	☐	☐

	1d. Arnold Donald	☐	☐	☐

	1e. Parker Harris	☐	☐	☐

	1f. Neelie Kroes	☐	☐	☐

	1g. Sachin Mehra	☐	☐	☐

	1h. Mason Morfit	☐	☐	☐

	1i. Oscar Munoz	☐	☐	☐

	1j. John V. Roos	☐	☐	☐

	1k. Robin Washington	☐	☐	☐

	1l. Maynard Webb	☐	☐	☐

	1m. Susan Wojcicki	☐	☐	☐

The Board of Directors recommends you vote FOR management proposals 2 through 4, and 1 YEAR on proposal 5.		For	Against	Abstain

2.	Amendment and restatement of our 2013 Equity Incentive Plan to increase the number of shares reserved for issuance.	☐	☐	☐

3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024.	☐	☐	☐

4.	An advisory vote to approve the fiscal 2023 compensation of our named executive officers.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain

5.	An advisory vote on the frequency of holding future advisory votes to approve executive compensation. ☐	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposals 6 and 7.		For	Against	Abstain

6.	A stockholder proposal requesting a policy to require the Chair of the Board be an independent member of the Board and not a former CEO of the Company, if properly presented at the meeting.	☐	☐	☐

7.	A stockholder proposal requesting a policy to forbid all Company directors from sitting on any other boards, if properly presented at the meeting.	☐	☐	☐

Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on

June 8, 2023:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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V10195-P92326

SALESFORCE, INC.

2023 Annual Meeting of Stockholders

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Marc Benioff, Amy Weaver, Todd Machtmes and Sarah Dods, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this form, all of the shares of common stock of SALESFORCE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, June 8, 2023 at 11:00 a.m. Pacific Time virtually via a live webcast at www.virtualshareholdermeeting.com/CRM2023 or any adjournment or postponement thereof, and in their discretion on any other matters that may properly be presented at the meeting or any adjournment or postponement thereof. In the event that any of the nominees named on the reverse side of this form are unavailable for election or unable to serve, the shares represented by this proxy may be voted for a substitute nominee selected by the Board of Directors.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side